Exhibit 99.3

UnitedHealth Group

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

www.unitedhealthgroup.com

Investor Conference

December 2006

Optimizing health at every stage

Welcome to the UnitedHealth Group 2006 Investor Conference — the 15th session we have held. Since we started these meetings, our organization has grown dramatically, in both reach and capabilities. And we have helped millions of people with their health needs, which is the soul of our enterprise.

Today, customer demands are changing, and our markets are evolving with them:

•	Consumers are engaging in the management of their own health care in new and different ways, and are beginning to melt traditional market and segment boundaries;

•	Health care and financial services are converging;

•	Institutions are demanding product and technology solutions that integrate toward the consumer to an unprecedented extent;

•	Transparency in quality, efficiency and the application of evidence-based medicine is inevitable — it is only a matter of pace; and,

•	Social and political forces continue to play a significant role in driving solutions for fairness in health care access.

We thrive in and, in fact, help drive changing environments like this. Today we are well-equipped to anticipate and serve growing consumer needs. Technology enhancements, business process improvements and diversification into growing market segments have yielded an expanding array of health services, as well as operational advances.

For much of this year, stock option matters have understandably dominated the conversation about our company. We were embarrassed by and apologize for the failures in our stock option program and related areas, and have implemented a series of substantive initiatives to address them. We will be unrelenting in our efforts to achieve and maintain the highest standards for transparency, governance and conduct.

Given our prominence in the vital health care sector, we recognize that we have social responsibilities that exceed those of other commercial enterprises. Our leadership team and I take this responsibility personally, whether in our governance, in ensuring we have ethical behavior and business practices or, more broadly, in the way in which we think about the people we serve. We are committed to advancing a culture that embraces both high performance and high integrity.

Through the diversification of our businesses and expansion of our capabilities, UnitedHealth Group is well positioned to meet the evolving needs of the marketplace. We are moving forward with urgency and passion to develop and deliver innovative solutions that will expand access, promote quality, simplify service and make health care more affordable. We remain steadfast in our belief that basic health care services can and must be available to all Americans.

We look forward to a productive and thought-provoking discussion with you, and we thank you for your continued interest in our company.

Sincerely,

/s/ Stephen J. Hemsley
Stephen J. Hemsley
Chief Executive Officer

DATA ELEMENTS — 2007 OUTLOOK

(In millions, except Enrollment)
BUSINESS	REVENUE RANGE			OPERATING INCOME RANGE			MARGIN RANGE
UnitedHealthcare	$36,400	–	$36,800
AmeriChoice	4,350	–	4,450
Ovations	29,800	–	30,200

Health Care Services	$70,550	–	$71,450	$5,850	–	$5,950	8.2%	–	8.4%
Uniprise	5,975	–	6,025	990	–	1,010	16.5%	–	17%
Specialized Care Services	4,550	–	4,650	850	–	870	18%	–	19%
Ingenix	1,200	–	1,250	240	–	250	19%	–	21%
Corporate and Eliminations	(3,250)	–	(3,350)	—			—

	$79,500			$8,000			10.1%

CONSOLIDATED UNITEDHEALTH GROUP	2007 TARGETS

UnitedHealth Group Medical Care Ratio	81.5% ± 50 bps
Operating Cost Ratio — including PBM cost of goods sold	14.5% ± 30 bps
Service-based Revenues	$6,000 - $6,200
Depreciation/Amortization	$ 750 - $ 775
Investment and Other Income	$1,025 – $1,050
Interest Expense	$ 520 - $ 540
Tax Rate	36.5%
Net Earnings	$4,700 - $4,750
Diluted Weighted-Average Common Shares Outstanding	1,385 - 1,400
First Quarter Net Earnings	$ 980 - $1,000
First Quarter Diluted Weighted-Average Common Shares Outstanding	1,395 - 1,400
Days Medical Costs Claims Payable	51-53 days
Cash Flows from Operations	$6,000 - $6,200
Share Repurchase	$4,000 - $4,500
Capital Expenditures	$ 750 - $ 800
Return on Equity	22%
AmeriChoice Growth	225,000 - 275,000 individuals
Ovations Growth (Active Medicare Supplement, Medicare Advantage, Evercare)	250,000 - 300,000 individuals
Ovations Part D Growth (including MAPD)	500,000 - 750,000 individuals
Specialized Care Services Growth	2 million - 3 million individuals
Uniprise and UnitedHealthcare Growth	700,000 - 800,000 individuals

The 2006 and 2007 outlook presented above and elsewhere in these materials, including estimates of net earnings and other financial information, reflect management’s current estimated range of the additional non-cash charges for stock-based compensation expense for the applicable period arising from the review of the Company’s stock option programs conducted by an Independent Committee of the Board of Directors. These estimates are not yet final and are subject to change based upon the finalization of the Company’s restatement of its historical financial statements. In addition, this outlook excludes any adjustment for any non-operating cash charges that may be required in connection with the resolution of stock-option-related tax matters, litigation and regulatory matters, the amount and timing of which are uncertain but which are likely to be material. The estimates and outlook are also subject to the other risks and uncertainties described in “Forward-Looking Statements” included on the inside back cover of these materials.

UNITEDHEALTH GROUP

BUSINESS OVERVIEW

•	UnitedHealth Group is a business enterprise focused on improving the health care system and how it works for multiple, distinct constituencies.

•	Through its family of businesses, UnitedHealth Group provides a highly diversified and comprehensive array of health and well-being products and services. The company currently serves more than 70 million individuals nationwide.

•	The company has developed its business around investment in and application of three core competencies: health resource organization, technology for use in administrative support and related services, and the use of data and information to improve health care performance.

•	The use of the company’s competencies is currently directed through six principal businesses that address distinctive end markets. Each of these operating companies focuses on the key goals in health and well-being: access, affordability, quality and simplicity.

•	UnitedHealth Group has achieved marketplace leadership through a sustained focus on advancing health and well-being; operational excellence; product and service innovation; advancement of practical technology applications to simplify and enable the health care experience; the analytic use of information to enhance service, quality and patient safety; support of science as the cornerstone of optimum health care delivery; diversification of businesses and product offerings; and, most importantly, the provision of value to its customers.

CAPABILITIES

•	UnitedHealth Group is a leader in promoting evidence-based medicine as the standard of excellence in health care delivery.

•	The company’s well-defined operating model is tightly aligned to business management systems and designed to efficiently deploy capital to drive change and extract performance.

•	More than two dozen discrete business units serve distinct segments of the broad health and well-being marketplace.

•	The ability to leverage assets and resources rapidly across businesses enables the company to meet changing customer needs and respond effectively to market opportunities domestically and, increasingly, on an international basis.

•	Common operating systems and service platforms enable seamless integration of services and streamline benefits administration.

•	UnitedHealth Group continually encourages fresh perspectives by a series of management initiatives that include recruiting accomplished business leaders with varying backgrounds, skills and experiences from many industries and businesses and applying their expertise to health care issues, and the rotation of management through different business segments and operating roles.

•	UnitedHealth Group has an established performance-based culture that invests in change and promotes innovation.

•	A strong capital structure and asset base enable extensive research and development activities that stimulate business innovation and opportunity.

•	Investments in technology and change initiatives have exceeded $3 billion over the past five years.

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UNITEDHEALTH GROUP LEADERSHIP

CORPORATE AND BUSINESS LEADERS

Stephen J. Hemsley	William A. Munsell	Anthony Welters	Lois E. Quam
Chief Executive Officer and	Executive Vice President	Executive Vice President	Executive Vice President,
President			UnitedHealth Group and
	Jeannine M. Rivet	John S. Penshorn	President, Public and
G. Mike Mikan	Executive Vice President	Senior Vice President	Senior Markets Group
Executive Vice President and
Chief Financial Officer	Reed V. Tuckson, M.D.	Richard H. Anderson	David S. Wichmann
	Executive Vice President and	Executive Vice President,	Executive Vice President,
Forrest G. Burke	Chief of Medical Affairs	UnitedHealth Group and	UnitedHealth Group and
Acting General Counsel		President, Commercial	President, Individual and
		Services Group	Employer Markets Group

BOARD OF DIRECTORS
William C. Ballard, Jr.	James A.Johnson	Mary O’Neil Mundinger, DrPH	Gail R.Wilensky, PhD
Of Counsel	Vice Chairman	Dean and Centennial Professor	Senior Fellow
Greenebaum Doll & McDonald	Perseus, LLC	in Health Policy, Columbia	Project HOPE
PLLC		University School of Nursing and
	Thomas H. Kean	Vice President of Columbia
Richard T. Burke	Former President of	University Medical Center
Chairman, UnitedHealth Group	Drew University
and Director of Meritage Homes	and Former Governor of	Robert L. Ryan
Corporation and First Cash	New Jersey	Former Senior Vice President
Financial Services, Inc.		and Chief Financial Officer
	Douglas W. Leatherdale	Medtronic, Inc.
Stephen J. Hemsley	Former Chairman and
Chief Executive Officer	Chief Executive Officer	Donna E.Shalala, PhD
and President	The St. Paul Companies, Inc.	President
UnitedHealth Group		University of Miami

UNITEDHEALTH GROUP

QUESTIONS AND ANSWERS FROM UNITEDHEALTH GROUP

Q:	Please comment on recent management changes and their anticipated impact on the business.

Effective December 1, 2006, the board of directors unanimously appointed Stephen Hemsley, who had been a senior executive with the company for nearly 10 years, most recently as president and chief operating officer, to the chief executive officer position. Mr. Hemsley is using this transition as an opportunity to rescale the management team, whose alignment and responsibilities had remained virtually unchanged since 1998, when UnitedHealth Group had only $17 billion in revenue.

The company has created new positions, such as that of president for each of the three major market groupings, and committed to add capabilities in new areas such as a chief administrative officer, chief legal officer, chief ethics officer and full-time secretary to the board. The new team will function in an open and collaborative fashion, expanding cross-segment and cross-enterprise capacity and tightening synchronization across businesses for the benefit of customers. We believe these changes will increase the resources we bring to bear and are necessary to appropriately staff the company for its next generation of growth.

These changes align with our historic beliefs about management. To achieve our goals, we must have strong executives who have proven skill and effectiveness, and who bring diverse capabilities, experience and knowledge to bear on the challenges and opportunities at hand.

We recruit to that profile, internally and externally. For some time, we have been moving executives into different leadership roles across our business segments. These actions have been conscious and strategic, methodical and low profile. Our objectives are to cross-breed and cultivate our leadership, and in so doing, build knowledge, insight, cooperation and depth. Over time, this will make UnitedHealth Group distinctive in the caliber and breadth of its leadership.

Q:	The board of directors has taken several steps to improve governance at UnitedHealth Group. Would you review some of the key actions?

The board took several significant actions in the past year. Some of the most important actions include:

Corporate Governance

•	Separating the roles of chairman of the board and chief executive officer;

•	Establishing a position of secretary to the board of directors;

•	Recommending that shareholders vote at the 2007 annual meeting to amend the company’s articles of incorporation to declassify its board of directors and remove supermajority approval requirements;

•	Implementing a director resignation policy if any director is not elected by a majority vote;

•	Implementing share ownership guidelines for officers and directors;

•	Implementing a requirement that all members of the Audit Committee be financial experts;

•	Limiting the number of boards of directors on which its directors may serve;

•	Requiring all directors to attend director’s education sessions;

UNITEDHEALTH GROUP

•	Establishing a Public Responsibility Committee of the board. The Committee will focus on all dimensions of UnitedHealth Group’s corporate social responsibility; and,

•	Strengthening director independence requirements to exceed the standards of the SEC and the New York Stock Exchange, including:

•	Forming a Nominating Advisory Committee to provide the board with input into its search for five new directors over the next three years. The Committee is composed of representatives from the shareholder and medical communities; and

•	Retaining the firm of Spencer Stuart to assist its search for new directors and retained the firm Russell Reynolds Associates to assist its search for executives for several new positions. Additional firms may be engaged as the company proceeds to strengthen its administrative capabilities.

Compensation

•	Establishing the Annual Shareholder Meeting as the grant date for stock options for existing employees (Option grants for new hires and promotion grants will coincide with regularly scheduled Compensation Committee meetings);

•	Setting guidelines to further moderate the overall level of equity-based compensation. For those who continue to receive equity grants, the Compensation Committee of the board will be mindful of the potential dollar value of such grants, including discontinuing further equity-based awards for a small number of the Company’s most senior and longest-tenured executives for whom equity positions are well established from prior years of service;

•	Reducing board equity compensation by 40 percent in 2006, following an earlier reduction of 20 percent in 2005;

•	Eliminating enhanced monetary severance compensation in connection with change-in-control transactions for the most senior executives; and,

•	Capping Supplemental Retirement Plan benefits for Mr. Hemsley.

Q:	What are the largest issues/risks for UnitedHealth Group?

UnitedHealth Group has tremendous business opportunities across the broad range of business segments, markets and demographic groups that compose the vast health and well-being marketplace (which represents $2 trillion in annual expenditures in the United States alone). Our major challenges are internal and relate specifically to optimum execution, rather than anything stemming from external market dynamics. We must remain focused on the needs of our customers and continue to improve on what we do for them. And we must relentlessly challenge approaches and attitudes so that gains are made relative to future needs and resource availability, rather than the environment and culture of the past. We will only reach our full potential if we act on these things.

Our vision around this is straightforward — we believe our company can make a significant contribution to modernizing health systems in the United States, as well as internationally. We envision a system driven by evidence-based care and transparent information — a system where patients can easily learn who to see and where to go for high-quality, cost-effective care. We also see an infrastructure that supports this system in a seamless, efficient manner, where databases and portals, and connectivity and financing mechanisms all serve to create a simple, helpful experience for customers and care providers. Such characteristics will ensure a health system that offers quality, affordable and rational health care for every person. In achieving that, we will have responded to one of the most important issues for all those we serve.

We have invested significant time and money in building toward this vision, including hiring strong executives with very diverse backgrounds, building the technology substructure upon which it will ride, and incorporating efforts around scientific evidence and health quality directly into our businesses and products. Because others have also attempted to address some of these issues, our markets have always been competitive and no doubt will continue to be so. Accordingly, our biggest issue remains following through and continuing to act on our initiatives and agenda.

UNITEDHEALTH GROUP

Q:	Health care appears to be getting too expensive for almost everyone. What can be done to hold down costs?

This is a major issue and challenge for our society. Controlling health care costs requires a comprehensive and integrated approach to organizing and advancing the full range of interrelationships with patients/consumers, health professionals, hospitals, pharmaceutical/technology manufacturers, and other key stakeholders. We consider the commitment to evidence-based and expert physician-guided clinical care criteria to be the foundation for all of our cost control activities.

The data is clear that physicians and hospitals are differentiated in the quality of their care and that this differentiation is correlated with the cost effectiveness of their care. Building upon this platform we support care professionals with tools such as best scientific guidance; data registries; performance feedback; and supplemental care coordination, wellness promotion, illness prevention and disease management services. As such, we have continuously advanced our ability, in productive collaboration with physicians, to reliably evaluate clinical quality, appropriateness and cost effectiveness of care delivery.

Using a tailored approach in our interactions with physicians, based upon demonstrated levels of quality and efficiency in performance, we have advanced a variety of tools that facilitate enhanced appropriateness in the use of emergency room care, in-patient hospitalization and advanced imaging services, among others. We are committed to innovation in identifying and organizing networks of “best performers” across a wide range of clinical disciplines, matched with innovation in the development and deployment of effective consumer decision-support tools such as Internet portals, trained “decision-support coaches” and new health benefit designs to facilitate consumer access to the right care to meet their individual needs. All of these unite to provide the patient high-quality, evidence-based care in a setting appropriate to their need.

Given that the costs of new pharmaceutical and technological products and services are critical drivers of cost inflation, we maximize the advantages of our purchasing leverage on behalf of our customers. Our tiered formulary benefit approaches have continued to provide opportunities to realize advantageous price negotiations, resulting in industry-leading pharmaceutical trends. We use similar approaches to provide more affordable access to medical equipment and durable goods. Finally, attentiveness to fair and responsible hospital and physician contracting continues to improve our ability to offer consumers access to an ever-expanding and more cost-effective network.

We are also focused across the enterprise on our responsibility — and our opportunities — to drive down the administrative costs associated with clinical care delivery. At the point of care, eligibility is now established via one of our nearly 20 million electronic “swipe cards” thus reducing processing time and inconvenience for patients and physicians. The increasing adoption of a robust physician Internet portal and other forms of electronic connectivity means that claims are now usually submitted to us online, processed automatically, and are increasingly paid by deposits directly into the physician’s bank account. Our more than $3 billion investment in electronic and data infrastructures and business process change over the past five years is resulting in a significant decrease in health care administrative costs.

We will continue to advance this integrated approach to cost control that successfully emphasizes enhanced quality of care that is delivered efficiently to meet the individual needs of our customers.

Q:	How do you think about innovation in your business?

The challenge in innovation is more one of idea implementation, rather than idea generation.

The difficulty associated with implementing innovations comes in driving scalability — using technology to implement change in a way that addresses all circumstances and connects with all existing systems — and in driving adoption, which essentially means applying the change management process across and within entities over which we have no actual control.

Our consistently strong level of technology investment — another estimated $300 million in technology and business process change expenses in 2007 and $500+ million in technology capital expenditures — helps us in implementing innovation. For example, our health-care-related banking efforts benefit from our ability to link this infrastructure to one claim processing system, one database of medical information, one standardized connectivity solution, etc.

When we launch an innovation, we typically apply it across all products, all geographies and all customers. We endeavor to turn technology strategy into a competitive advantage by using it to accelerate the cycle time for innovation implementation.

UNITEDHEALTH GROUP

Q:	How do you view your future financial outlook from a metrics perspective?

We expect to sustain our strong performance:

•	We believe UnitedHealth Group will sustain a roughly 10 percent organic revenue growth rate, supplemented by occasional acquisitions that meet our long-standing strategic, tactical and financial requirements. We expect strong growth across all of our individual businesses as we bring services to millions of additional consumers each year. For example, we should sustain growth in excess of 2 million new individual consumers annually in our Specialized Care Services group of businesses. And our commercial benefits businesses, Uniprise and UnitedHealthcare, should average in the area of 1 million new members annually, without acquisitions, with the balance between the businesses and between fee- and risk-based products ebbing and flowing depending on regional economic and competitive market conditions. This growth would represent a significant acceleration as compared to the organic growth rate over the past half-decade of more than 600,000 people per year. Similarly, Ovations, AmeriChoice and Ingenix should sustain or even accelerate their recent growth rates as they focus even more on their submarkets and apply their solutions to a continuously expanding group of customers.

•	We expect to achieve a double-digit percentage operating margin, which also will ebb and flow over time, dependent on business mix. We see long-term upside to our approximately 10 percent operating margin of 2006. Our Six Sigma- based quality initiatives will also be a source of improved customer service as well as operational cost savings.

•	Capital will be deployed and leverage maintained, consistent with recent performance, with significant investments in technology, targeted M&A activity and continued aggressive share repurchase. Our share count will continue to shrink over time, even after consideration of M&A and option activity. The balance created by nonregulated business mix, overall margins, stock issuance and share repurchase should yield a sustainable return on equity in the upper

20 percent range.

•	We believe this model will result in sustained earnings performance that ranks among the best of leading U.S. business enterprises. We foresee earnings per share growth of 15 percent or more per annum over the next five years.

Q:	Why does UnitedHealth Group sustain higher comparative margins than other companies in the field?

UnitedHealth Group is involved in a number of distinct and meaningful businesses with different operating and earnings characteristics. Our margins should not be benchmarked solely to the managed care or health insurance group, as our business mix is strikingly different. Segments such as Specialized Care Services and Uniprise produce margins in the area of 15 percent to 20 percent on large revenue bases; there is significant fee-based revenue with higher gross margins in UnitedHealthcare; and, there are high-margin technology offerings in Ingenix.

Secondly, UnitedHealth Group has made more than $3 billion in investments in technology and change initiatives in just the past five years. Through these efforts, we have improved productivity by applying technology to automate and streamline processes to achieve the lowest cost for delivering services, thus creating differential margin advantages and results in our businesses.

Q:	How important is enrollment growth to the business? How do you value growth versus return on invested capital?

Growth is an important indicator of the vitality of any business and the markets it serves. Every business — regardless of industry — has to grow to prosper. Our growth comes as a product of the overall market expansion in health care and the increased market share we gain by meeting the needs of clients in ways superior to other alternatives. This can be seen in each of our businesses and, of course, includes enrollment as an indicator of market share success for businesses such as UnitedHealthcare, AmeriChoice and Uniprise. It is the overall growth and diversity of our enterprise, not the ups and downs of any single business, that define our success and enable us to perform to our ongoing double-digit percentage, top-line organic revenue growth objective.

Participating in high-growth markets — in this case, ones that expand $100 billion per year — creates natural growth opportunities superior to those within a mature, slow-growing marketplace. This situation makes unit growth less of a concern to us than capital returns. Growth without an appropriate, risk-adjusted return on capital is not growth we desire, and is tantamount to selling a product below its full cost.

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If the value proposition of one of our products does not allow it to be positioned at a price point that produces a fair and adequate return, we must upgrade the value proposition, reduce the cost structure, or not participate in that submarket. We occasionally see competitors in our various market segments price their own products at levels we cannot understand. This phenomenon is of course not limited to the health care services industry and has been widely observed in businesses such as telecommunications, technology and consumer products. In our experience, this behavior tends to be short-lived as the capital markets and/or other financial constraints push for rationality. When we see situations with low returns relative to the related cost of capital and opportunity cost, we invest in other parts of our growth enterprise and wait for the dynamics to correct themselves. The result is that we are able to provide more predictable value to customers and more consistent returns to shareholders.

Q:	How do you measure your cost of capital?

We use cost of capital disciplines to derive internal hurdle rates that we use to measure the effective deployment of capital resources. Our baseline cost of capital has been derived from the forward options markets using an options pricing model. We employ different hurdle rates for our consolidated organization (UnitedHealth Group) and for each of our business segments, based on consideration of their respective individual risk profiles. The UnitedHealth Group hurdle rate is in the low double digits, while the individual segment rates move up from the UnitedHealth Group level.

We use these hurdle rates to evaluate internal capital projects and acquisition opportunities. We also measure and monitor quarterly the shareholder value we create. This is measured by the excess of our operating earnings over the pre-tax weighted-average cost of capital charge (pre-tax weighted-average cost of capital multiplied by the net assets of the business segments). It is measured at both the consolidated and individual business segment levels.

Q:	How do you think about cash flow growth and your cash conversion cycle?

We regard cash flow as a critical indicator of the health of any underlying business. We run our businesses to produce cash, and we also value companies relative to M&A activities based on their own cash flow performance. Looking forward, we continue to expect strong cash flows, both in absolute dollars as well as on a relative basis, that exceed our net income plus depreciation and amortization. Cash flow should generally grow with earnings, although it is affected in any given year by changes in business mix.

Our cash conversion cycle is excellent. With about five days of sales in accounts receivable and 53 days in medical costs payable, excluding balances related to AARP, our cash conversion cycle will likely weaken a bit in the future. It is difficult to reduce receivables from this level. Advances in technology and business processes already are driving claims submissions from physicians and hospitals that are closer to the date on which care was actually rendered and payments to care providers that are made directly from us via electronic funds transfer, rather than the paper checks typically used today. These changes will further improve the quality and timeliness of our information flow, improve our business-to-business relationships with the delivery side of health care, and reduce the number of days medical costs payable on the balance sheet. All of this will mitigate our cash flow modestly. As always, we will continue to carry strong and appropriate medical reserves.

Q:	Have you changed your approach to M&A?

No. Mergers and acquisitions continue to be a component of supporting superior performance but are not essential to achieve that goal. Similarly, size unto itself is never our goal, so acquisition-driven growth is not a primary agenda.

We continue to value companies using a discounted cash flow model with returns measured over a five-year minimum. Acquisitions must: a) strengthen an existing business or platform; and/or, b) provide a new platform for future growth; and/or, c) bring tools, technologies or skills that cannot be otherwise obtained or developed more cheaply or efficiently. Finally, the acquisition must accrue value to the continuing and future shareholders. This essentially means that synergies belong to UnitedHealth Group, not the seller, and accretion should be realized in the very near term, if not immediately.

UNITEDHEALTH GROUP

Q:	How do your alliances with not-for-profit health plans, such as Medica Health Plans and Harvard Pilgrim Health Care, relate to your business goals?

These alliances are unique in health service delivery today, as they bring together the assets and resources of for-profit and not-for-profit health benefits organizations with the singular objective of making a better health system. The alliances offer the customers of each organization improved care access and services, and also leverage investments and economies of scale among the participants. They are true business alliances, integrating product offerings, processing technology and connectivity, and they stand in contrast with the recently popular network leasing arrangements that other have adopted lately. The end results have been strengthened provider network access and greater affordability with less capital deployment for both parties in each alliance.

Q:	Describe your pharmacy benefit management programs.

We project we will process prescriptions with a value (after discounts) of $25 billion in 2007.

We employ a professional team of 125 people in UnitedHealth Pharmaceutical Solutions, the pharmaceutical management area of our UnitedHealthcare business. They manage about $10 billion of drug spending in benefit plans for commercial employers across all sizes and markets. This group controls the important elements of drug programs, including benefit design and prescription drug list management. Our long-standing external partner — Medco Health Solutions — handles fulfillment and other logistics on our behalf and has done an excellent job to date.

The recent acquisition of PacifiCare included their PBM, Prescription Solutions. Our initial assessment of its capabilities has been very positive, and we are aggressively expanding this business in the senior market segment. We project it will manage $15 billion in prescription value in 2007, primarily in the senior market, including processing significant mail volumes through its Carlsbad, Calif. facility, as well as a brand new state-of-the-art facility in Overland Park, Kan. This would represent growth of approximately 250 percent over estimated 2006 results.

Our drug trends have been among the lowest in the industry every year. For example, our pharmaceutical trend for the commercial business is projected in the 6.5 percent range, marking the fourth consecutive year with a trend below 7 percent. The acquisition of Prescription Solutions improves our resources and capabilities and increases our flexibility as future opportunities arise.

Q:	Will acquisitions dilute your return on equity?

Acquisitions typically lower our ROE for a short period of time. Our acquisitions of Oxford Health Plans and MAMSI temporarily lowered our return on equity, which nonetheless significantly exceeded our weighted-average cost of capital. We expect a comparative cycle of first-year modest dilution to around 22 percent following our December 2005 merger with PacifiCare, with a subsequent recovery into the upper 20 percent range over time.

While considering return on equity, it is worth pointing out that we use hurdle rates derived from segment-specific weighted-average cost of capital (WACC) disciplines rather than return on equity in our internal assessment of capital deployment. Potential acquisitions are required to generate returns that exceed their segment-specific WACC hurdle rate. As a result, some reduction to the ROE on a book-value basis — particularly at recent levels — is acceptable and presents the right decision for a project or acquisition that improves overall shareholder value.

Q:	What is the optimal capital structure for your company?

Currently, we are well capitalized with a balance of just under 30 percent debt to total debt plus shareholders’ equity. Given our continuing growth in earnings and operating cash flows, we could see moving up our leverage modestly into the 30 percent to 35 percent range. Our current “A” credit rating from the major rating agencies is important to us and, we believe, to our customers, so we would need to work with the rating agencies to ensure retention of our “A” rating if we were to modestly increase our leverage over time.

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Q:	What is the balance between future dividend policy and share repurchase policy?

We regularly consider the issues of dividends, share repurchases and other uses of our cash flow. To date, the board of directors has concluded that share repurchase provides a superior return to our shareholders while maintaining greater financial flexibility when compared to an increased dividend. In May 2006, the board renewed our Stock Repurchase Program under which up to 140 million shares of the company’s common stock may be repurchased. Due to the stock options matter, the board of directors has temporarily suspended the Company’s Stock Repurchase Plan, pending becoming current in filing its reports with the SEC.

Since 1997, UnitedHealth Group has bought $16 billion of stock representing 883 million shares, or 58 percent of the shares outstanding at year-end 1997, at a weighted-average cost of $18 per share. The absolute share count has decreased by 12 percent over this time frame, even after consideration of shares issued for M&A, including MAMSI, Oxford and PacifiCare, as well as from stock option exercise.

The board of directors will continue to evaluate this issue. Because of 1) the benefits of financial flexibility for activities such as acquisitions, 2) the earnings accretion of share repurchase, 3) the comparatively modest value of our stock relative to our future business prospects, and 4) the superior historical returns that have been derived from share repurchase versus a higher dividend, it is likely that the board will continue to support share repurchase as a superior use of excess capital generated by the businesses. In connection with our stock split in May 2005, we announced that we would sustain our 3 cent per share annual dividend, effectively doubling the dividend payout in 2006 from its previous level. There may come a time when our cash flow will grow to the point that it makes sense to begin blending a higher dividend payout ratio with continued repurchase, and the board would not hesitate to take that step if appropriate.

Q:	Does UnitedHealth Group have policies regarding insider stock sales?

We have an Insider Trading Policy that all employees and directors must follow. Our policy prohibits individuals and their affiliates from trading in company securities if they are aware of any material nonpublic information. In addition, our senior officers and directors must obtain from the company’s general counsel the specific authorization to trade, regardless of when the trade occurs. These individuals are not permitted to trade during specified blackout periods (around the time of earnings releases or other potentially material events).

Individuals, particularly senior managers and executives, are strongly encouraged to hold UnitedHealth Group stock. Any employee may exercise stock options or sell owned shares at their discretion as long as the stated rules are followed. We expect employees, officers and directors will periodically sell shares as part of their personal financial planning programs. These individuals contribute to the success of the company, and we believe that as shareholders they should realize some of the gains attendant to that success.

Q:	What is the value proposition in technology?

We realize a number of benefits from our technology investments. They can be assessed on several levels.

First, our primary long-term motivation is to deliver better products and services to the marketplace. Improved technology helps us perform at higher quality levels with greater consistency, which translates into better value for all the constituents we serve. In this pursuit, we must continually improve performance across a spectrum of basic areas such as paying claims, controlling the cost of care, better coordination of care delivery, improved resolution of questions, and so on. These types of advancements will keep our businesses vibrant and make them extremely competitive.

Second, we are far more productive as we move repetitive activities to technology solutions and displace labor into other areas. This can be seen in the changes to our revenue per capita since 1998. We have systematically improved productivity from $590,000 per employee to a projected $1,050,000 per employee at year-end 2006 — a 78 percent advance.

All of this goes hand in hand with sustained overall margin improvement during that time frame. Further gains should continue as technology is further deployed into our business activities.

UNITEDHEALTH GROUP

Q:	It appears that your international opportunity is quietly increasing in the background. What is your outlook for business opportunities outside of the United States?

We believe several international markets could be meaningful from a health care perspective. What is not clear is whether these markets can be approached successfully from a commercial perspective, or what the optimum timing will be to pursue those opportunities.

Our approach to international expansion should be viewed broadly. In essence, we have been assessing the international markets for nearly 10 years. Our efforts have been intentionally cautious and methodical, carefully building partnerships and staying close to what we know. We have tended to focus on services and stay away from risk-based products, and we have made small acquisitions, notably in the contract pharmaceutical research market.

Our recent successes in the United Kingdom from introducing the Evercare model to the National Health Service (NHS) have increased our visibility. We have recently added significant executive talent to better pursue and manage opportunities in Europe, as well as possible activities in Asia and Latin America. We see these opportunities developing slowly but substantially across several of our business segments. As we evaluate opportunities, we will use our capital judiciously and require solid performance in return. There are no significant assumptions with respect to international expansion or contribution in our 2007 financial outlook.

Q:	With regard to UnitedHealth Group and UnitedHealthcare, is the insurance industry cyclical?

The underlying U.S. health care market is distinct in that it expands with tremendous consistency at around $100 billion per year. All businesses in all industries have elements of pricing cycles. We have observed such behavior on a regional basis throughout the past 20 years as local competitors — often not-for-profits — released excess profits through pricing for market share. Over the years, we have not regarded this behavior as cyclical, as it seems to be present at all times somewhere in the country, including last year, this year and likely next year. We have become accustomed to this pricing activity and have no expectation that it will change in the foreseeable future.

Q:	Why participate in government programs such as Medicare and Medicaid?

Our business is built around making the health care system work better through the optimal organization and use of resources, the application of technology, and the application of information. These capabilities can be applied — and indeed are essential — to government-funded programs, just as they are applied to meet the needs of commercial employers, physicians and health care service providers, and individual consumers.

Federal, state and local governments currently spend approximately $1 trillion per year on health care — about 47 percent of all U.S. health care spending and 8 percent of the gross domestic product. Although concerns around funding pressures and volatility with government sources are real, they do not preclude our involvement. We remain cautious and discriminating to ensure that we are not squandering limited resources without reasonable returns for our other stakeholders, but we believe we can help this group of clients and, in turn, be rewarded.

While budget and other issues are certainly challenging for states today, the need for services is increasing and sustained. States are turning to private health plans to help meet the needs of approximately 50 million people eligible for Medicaid and other related state health programs. There are limited options for the states, and we believe effective services from high-quality enterprises will be at a premium. Growth and acceptable financial results can result for good operators who provide hands-on, focused management and have the ability to work with government sponsors and related parties.

The outlook for the senior health market is similar, although larger in scale. The U.S. Congress has authorized expanded benefits for Medicare-eligible seniors while outsourcing the delivery of these benefits to the private sector. While there will undoubtedly be changes in specific regulations governing these programs in the future, we think it is highly unlikely that the government will ever withdraw these enhanced benefits from the electorate.

UNITEDHEALTH GROUP

Q:	What is your position on the uninsured? What about basic benefits?

We have publicly stated for years that essential health care services should be available for all people. The uninsured as a group represent many categories, but, as documented by the prestigious Institute of Medicine, the current prevalence of uninsured persons results in significant health and social consequences for all of us — whether we are purchasers, care providers, community residents or uninsured individuals.

An essential first step in addressing the increasing number of uninsured people is to control the escalation in health care costs. As we describe elsewhere in this document, we are focused across the enterprise on the comprehensive and integrated strategies appropriate to this problem. It is equally important to urgently address the so-called “safety net” of community clinic and other providers of care for currently uninsured and underinsured persons. As a result, we have partnered with the National Association of Community Health Centers, and other advocates for these vital organizations, to create a network of community-based clinic “Centers of Excellence” in some of the most socio-economically challenged communities in the nation. Millions of dollars in funding have resulted in expanded access to care centers that have become clinics of choice, and not just last resort. The lessons learned from the documented excellence in quality of care provided by these clinics are being shared with others throughout the country.

Looking forward, we continue our efforts to support coordinated activity by key organizations whose influence is critical to passage of legislation that expands access to essential health care for all. We have devoted considerable funding and leadership to engage a diverse coalition of employer, hospital, physician, employee, medical industry, public health, elected official, policy and other organizations that are scheduled to deliver their consensus recommendation to Congress on January 18, 2007. This activity is consistent with our historical call for the definition and implementation of a package of “essential health benefits” that can be delivered to all via a combination of public and private sector solutions. As such, we have also consistently urged the various agencies of the U.S. Department of Health and Human Services to inform the national discourse with the relevant research on what might constitute those preventive and clinical interventions that could be considered “essential” and that have scientific evidence of their effectiveness.

Q:	Are you concerned about new entrants, given the seemingly low barriers to entry in health insurance and benefits administration?

While new entrant participation in these health care areas is certainly possible, the barriers to entry to being a meaningful participant in markets we currently serve are both formidable and challenging, and are strikingly more so than just a few years ago. Three issues are particularly relevant:

•	The complexity and scale of the transactional technology required to serve the markets is significant. The system environments are large and costly, and require challenging flexibility. They have been evolving over time to serve as the central operating engines they represent today. It is an understatement to say that these would be difficult and expensive to replicate.

•	The enormous database and information streams that run through our many businesses are unique to our enterprise. The applications and intellectual assets needed to translate that data into actionable processes that touch everything from product development to clinical interventions to underwriting to administrative and financial areas would take years to replicate, and carry an inestimable cost.

•	Finally, the clinical care management environment — which draws upon both the technology and information assets and adds to them the vast national networks that encompass general to specialized medical services, pharmaceuticals, medical devices, diagnostic services, etc., and uses extensive professional resources and processes that intervene to optimize care — would also be challenging to replicate on a practical basis.

The entry of new participants, or even partnerships among different entities such as health benefits companies and financial services institutions, certainly can occur and might be relevant. In our estimation, however, such events would not dramatically change the competitive landscape or alter the basic performance of UnitedHealth Group.

UNITEDHEALTH GROUP

Q:	How do you view the overall environment in Washington, D.C., with regard to health care issues?

Health care is the most urgent and complex challenge facing this country. Health costs are having a debilitating impact on American industrial competitiveness. Tens of millions of baby boomers are entering into their retirement years. The number of uninsured people is 47 million and growing. And both working and middle-class people feel the sharp pain of rising health care expenses.

These problems can be solved by government and companies working together with focus and urgency, openness to fresh ideas and pragmatic approaches based on the will to succeed. We are always ready to work with government leaders, as we did in addressing start-up issues in the implementation of Part D earlier this year. We have relevant experience and expertise based on creating innovative programs that have helped millions of people acquire access to high-quality, cost-effective care. We want to use these assets, working with others who have important experience and knowledge, to help shape and implement the solutions that this country so badly needs.

Q:	What is least understood by Wall Street about your business?

As many investors appreciate, our core business is facilitating and advancing health and well-being — making the health system work better on behalf of a myriad of constituents and participants. We do not have non-core business, and we are not simply a health insurance company. Our primary businesses continue to be built around three capabilities: organizing resources, applying practical technology, and gathering and sharing information. We repurpose and repackage these capabilities for every market and customer segment for which we can add value and create an acceptable return for our efforts. To the extent that a customer requires a financing mechanism to access these capabilities, we will sell them insurance as well.

UNITEDHEALTH GROUP

BUSINESS OVERVIEW

Specialized Care Services has aligned its businesses into three operating groups:

•	Specialized Health Solutions: Consumer health information services, behavioral health services, substance abuse programs, employee assistance programs, disease management and care facilitation services, chiropractic services, alternative and complementary care, physical therapy services, and critical illness and support networks.

•	Vision and Dental: Vision and dental products and services.

•	Group Insurance Services: Critical illness, short-term disability and life insurance products, and a variety of risk and cost management services for health plans and self-insured employers.

CAPABILITIES

•	Three operating groups are composed of eight focused yet coordinated business units with distinct brand and market identities, a unique combination of assets and capabilities, proprietary databases, and experienced management teams with deep domain knowledge.

•	Simple, modular product and service designs can be easily integrated to meet varying health plan, employer and consumer needs at a wide range of price points.

•	The business has recognized leadership in organizing and promoting highly distinguished wellness, disease and care management programs, and care advocacy and triage services.

•	National specialty care networks are offered for a growing range of specialty needs, including:

•	Premier networks of health care centers of excellence created to address complex medical conditions such as organ transplantation, complex cancer care, cardiovascular disease and challenging neonatal problems;

•	Specialty networks with broad access to more than 43,000 chiropractors, physical therapists and complementary care providers;

•	One of the nation’s largest behavioral health and substance abuse networks, with more than 78,000 clinicians and counselors; and

•	Ancillary networks with national access to more than 100,000 dentists and vision specialists.

•	Products and services are packaged for and offered to all customer types, including employers, health plans and insurers, other intermediaries and individual consumers.

•	A Six Sigma quality environment identifies and drives initiatives that yield productivity benefits and further advance service consistency.

SPECIALIZED CARE SERVICES

MARKET CHARACTERISTICS

•	Virtually every person in America uses one or more of the specialty product or service types offered by Specialized Care Services.

•	More than $350 billion in specialty services are consumed annually by Americans.

•	The existing marketplace is dominated by poorly automated and highly fragmented services — most without the national service capability of Specialized Care Services.

•	Health plans, employers and other insurers continue the trend of outsourcing specialty risk areas — such as transplantation, behavioral health and ancillary care services — offered by organizations like Specialized Care Services.

•	As health care costs rise, large employers and independent payers more aggressively seek the means to affect both the quality and affordability of health care by engaging care management services integrated with disease management and triage services.

•	Employers increasingly offer the benefits of voluntary programs — such as life, vision, dental and disability offerings — where they offer access to the benefit, but the employee funds the entire cost.

•	Growth in consumer-driven health plans is resulting in more direct consumer involvement, giving rise to new funding vehicles and discretionary benefit pools.

GROWTH AND PERFORMANCE

•	Revenues increased by approximately 42 percent in 2006 to $4.0 billion, and have grown an average of 27 percent annually over the past eight years.

•	Operating margins approximate 19 percent as gains in productivity and improved operational alignment within and among our operating businesses are offset by business mix shifts toward comparatively higher revenue, lower margin service lines such as life, vision and dental.

•	Approximately 2.4 million discrete new consumers purchased one or more products or services from Specialized Care Services in 2006, bringing the aggregate number of consumers served to more than 56 million people.

•	More than 50 percent of consumers served by the segment receive their major medical health benefit from a source other than a UnitedHealth Group affiliate.

SPECIALIZED CARE SERVICES

QUESTIONS AND ANSWERS FROM SPECIALIZED CARE SERVICES

Q:	How do you align the various businesses in your portfolio?

Specialized Care Services is organized into three major operating groups — Specialized Health Solutions, Vision and Dental, and Group Insurance Services — each aligned to specific markets and their purchasing characteristics.

Specialized Health Solutions is composed of Optum, ACN Group, United Resource Networks and United Behavioral Health, and brings together products and services that typically are fully embedded in a comprehensive health benefit into one seamless experience — ranging from behavioral and substance abuse benefits to physical medicine networks and clinical capabilities, and from complex disease management to consumer health information.

This alignment better enables us to identify, triage and address the full range of consumer health care needs along a continuum of care, guiding consumers to the most appropriate health care interventions.

We align these capabilities to the market through three strategic market segments we serve: the employer segment for both UnitedHealth Group customers and unaffiliated parties; the payer segment for independent health plans, TPAs and reinsurers; and the public sector segment for state Medicaid partnerships with AmeriChoice and other intermediaries. This market focus allows us to package capabilities and tailor our sales strategies to meet the unique needs of these three market segments.

The capabilities alignment within Specialized Health Solutions enhances our ability to offer integrated, bundled products and services while continuing to provide best-in-class, carve-out services based on customer needs. We are also positioned to deliver improved operating efficiencies, particularly in the case of system platform upgrades that can be shared across individual business units within the operating group.

Vision and Dental provides a wide array of product offerings to commercial, public sector and health plan clients. The depth of industry experience from our leaders within the vision and dental business has allowed us to develop products, market our brand, build customer relationships and manage our provider network assets effectively in a dynamic marketplace. Further, our integrated platforms allow us to efficiently deliver exceptional customer services and effectively manage health care costs. Our success both in selling directly and utilizing distribution partners can be seen in our strong growth performance.

Group Insurance Services (GIS) is positioned to take maximum advantage of the distribution opportunities created by working alongside of our sister UnitedHealth Group companies. GIS’s nationwide sales force works in tandem with UnitedHealthcare to distribute life, disability and dental products to existing customers. GIS salespeople also sell the product set on a stand-alone basis, providing an entry point for the potential future sale of other UnitedHealth Group products.

Q:	What market segments does Specialized Care Services pursue in marketing its products?

Specialized Care Services pursues three primary market segments:

•	We directly pursue employer groups, public sector programs, and labor and government employee groups. These markets are penetrated primarily through an internal sales force that sells on a direct basis, as well as through independent consultants and producers.

•	The second market is the large payer space, including nonaffiliated health plans, insurance companies, third-party administrators and other similar institutions that deliver their own branded products to their customers. We deploy a consultative business development team that directly pursues these large wholesaling opportunities.

SPECIALIZED CARE SERVICES

•	The final market is through the businesses of Uniprise, UnitedHealthcare, Ovations and AmeriChoice. Many of our product solutions — such as behavioral health, employee assistance, chiropractic care, nurse triage, care coordination, and disease management — are embedded into their specific medical products. In other instances, we provide separate, stand-alone, segment-specific branded products — such as dental, vision, life, critical illness and disability. In both of these environments, we provide product experts to help the sales executives of each segment as they pursue their customers. Approximately 43 percent of our more than 56 million consumers access us through these internal channels.

Q:	What trends are affecting Specialized Care Services and its key submarkets, such as behavioral health, dental care, care management, etc.?

Affordability for plan sponsors and consumers continues as the predominant market trend in health care overall. However, given the growing emphasis on consumerism as a means of achieving improved costs, programs that focus on purchasing and treatment decisions and the health behaviors of individual consumers are emerging as the critical link to affordability.

Specifically, the marketplace is asking for the means to stimulate more active, informed consumer behavior along the full continuum of health status, combined with truly consumer-friendly tools, information and resources across multiple modalities (e.g., online, phone, worksite communication, mail, etc.) and expert navigation across the health care system. This means integrating services to address current health status needs while anticipating potential future needs — for example, guiding individuals to the most appropriate physician and supporting treatment plan compliance while identifying links among medical, behavioral, work-life or disability needs, or between pharmacy and associated diagnoses — and targeting communication, education and outreach in ways that match individual needs and preferences.

The need for integration is further underscored as many employers increasingly seek a single partner to help them manage the health of their total population. Segregated condition offerings from stand-alone vendors or health plans can create service overlaps or gaps, drive up direct and indirect costs (e.g., management time) and potentially diminish the consumer experience due to the lack of program integration and coordinated information sharing.

As integration-related issues continue to move to the forefront, the breadth of offerings under the single, integrated mantle of Specialized Care Services — Optum (NurseLine, disease management and wellness programs), United Behavioral Health (behavioral and employee assistance programs) and United Resource Networks (complex and highly specialized disease processes and management) — uniquely positions us to meet the increasing demands of the trend while continuing to provide best-in-class, carve-out capabilities based on customer needs.

In addition, as the continued cost emphasis drives employers to seek new ways of offering value to employees, voluntary ancillary benefit offerings, such as life, disability, dental and vision products, are gaining prominence. These voluntary products allow employers to offer employee benefit programs that balance competitive benefit offerings and affordable prices. Frequently, employers offering these products will require employees to pay between 25 percent and 100 percent of the cost through payroll deductions. In other variations, employers will purchase a base benefit and “buy-up” options will be offered to employees at their own expense. Specialized Care Services, through its life, disability, dental and vision companies, is a market leader in voluntary ancillary benefit offerings for small, medium and large companies.

Q:	How do you gauge the growth rate for specialty health services nationally? What is the expected growth rate for Specialized Care Services?

We begin by assessing the current health of the total population, categorizing it along a health status continuum that ranges from well to at-risk to chronically, acutely and catastrophically ill, and then predicting movement among the categories. This is coupled with demographic information (e.g., an aging population) and momentum and trends created or stimulated by product and service innovations in the industry, employer demands and new market needs.

For example, employer emphasis on wellness to both curb costs and sustain employee productivity emerged simultaneously with wellness programs; interest in wellness programs has grown as offerings have become increasingly innovative, sophisticated and effective. Further, as Medicare, Medicaid and public sector employers have actively begun to seek strategies to drive costs down and quality outcomes up, a previously untapped market for most specialty health services is opening. At the same time, as employers seek to more broadly apply the cost management lessons of their health care programs, specialty care programs are also gaining a foothold in workers’ compensation and other occupational health programs.

SPECIALIZED CARE SERVICES

We anticipate the various components that compose Specialized Care Services will see growth in the range of 5 percent to 30 percent for a combined annual growth rate between 15 percent to 20 percent over the next several years. We expect our principal growth to be from organic sources, but we will continue to supplement our offerings through acquisitions, as appropriate, including both properties that strengthen our position in existing markets as well as those that bring us new capabilities.

Q:	How are you responding to competitive challenges in the behavioral health market? Is this still a growth market for you?

The behavioral health market remains very competitive across all of our market segments. However, we believe United Behavioral Health continues to differentiate itself through unique product development, strong clinical integration, and a more complete assessment of the impact that behavioral health programs have across the entire health continuum.

•	We have care management programs targeted at specific health conditions such as obesity, depression, stress and pain management.

•	We analyze pharmacy data to advise customers and network clinicians regarding psychotropic drug use.

•	Recent market momentum has been toward holistic assessment and treatment solutions that integrate medical and behavioral health. We designed our LifeSolutions program to identify, evaluate and treat individuals with behavioral health conditions that often coexist with a multitude of chronic medical conditions.

In addition, we are investing meaningfully in delivery models for our health plan and public sector segments — areas that represent significant growth opportunities for United Behavioral Health. In 2006, we successfully secured the behavioral business of four nonaffiliated health plans — adding more than 1 million members. We were also successful in securing a contract for 2007 with TennCare in collaboration with our sister company, AmeriChoice. By focusing our investments in areas that generate the greatest return for our customers, we will meet emerging market needs and continue to perform well relative to our competitors.

Q:	What is your view of disease management?

In our view, outcome-driven, cost-effective health care requires a holistic approach to care. Traditional condition-specific disease management is giving way to the process of addressing the entire health status continuum — identifying and managing, for example, consumers with early indicators of illness, or proactively managing chronically ill consumers including the co-morbidity of depression — evolving disease management into a critical component of total health and productivity management for individuals and employers.

Specialized Care Services offers an extensive number of specific disease management programs that integrate seamlessly with our wellness programs, health information services, focused case management and guidance to quality network providers’ services, to create solutions for total health management.

Our integrated technology platform and robust clinical data allow us to use multiple methods of identification, including predictive modeling, to ensure individual health status categories are properly stratified and appropriately referred to optimize health outcomes and reduce health care costs. This technology also allows us to extend disease management’s reach and influence beyond consumer behavior change to improved health system effectiveness through data sharing and interactions with treating physicians.

Q:	How was Specialized Care Services affected by the acquisition of PacifiCare?

The acquisition of PacifiCare added significant market presence in the Pacific and Western regions of the country for each of the operating units. In addition, the PacifiCare ancillary product portfolio complements the existing products distributed by Vision and Dental and GIS. The Specialized Health Solutions operating unit was able to adopt several best practices that existed within the PacifiCare disease management and behavioral health suites of products and immediately improve its overall product offering. In addition, Specialized Health Solutions strengthened PacifiCare’s offerings by bringing additional product capabilities to PacifiCare members, such as physical medicine resources, additional disease and care management programs, and United Resource Networks centers of excellence.

SPECIALIZED CARE SERVICES

Q:	How is Specialized Care Services changing? What new growth opportunities are under development, or are you considering?

We continue to look for opportunities to apply our clinical and data-driven approach and operations management to specialized fields that help individuals find and make effective use of health and well-being services. For the past couple of years, we have been working diligently to build out national capabilities for our chiropractic, complementary and alternative care, and dental, life and vision products. Those efforts are largely complete, which has allowed us to turn our focus to enabling a new set of opportunities.

•	In 2005, we broadened our dental franchise in the western United States with the acquisition of Pacific Dental Benefits. Separately, we launched neonatal services and a suite of physical therapy products. In addition, we launched a set of targeted, customer-specific care coordination services to address new market expectations.

•	In 2006, we expanded our health information, health coaching, and online clinical capabilities with the acquisition of HealthAtoZ. We also enhanced our disease management programs for the five “core” medical conditions, which are complemented by the services we provide for 25 additional complex disease states.

•	We built and introduced a number of new integrated services including Treatment Decision Support (helping patients make better decisions about treatment options, physicians and hospitals), coordinated Women’s Health (spanning the continuum of infertility, perinatal and gynecological services), Complex Cancer Management, Healthy Back Management, Weight Management, and LifeSolutions (an integrated medical/behavioral management offering).

•	We successfully integrated PacifiCare Behavioral Health, adding to our clinical capabilities and substantially enlarging our national network.

Our plans for 2007 include a focus on external sales, continued penetration of our products and services within our sister segments, expansion of our new products, and even further integration of systems and services.

Q:	How does the trend toward consumer engagement impact your businesses?

Specialized Care Services is a consumer-focused business. In fact, the growing trend toward consumers being more engaged in their health and well-being was the catalyst for the formation of our business segment in 1998. Our connections to the consumer have grown in many ways including:

•	Advocate services that help consumers navigate the overwhelming amount of health information now available. Much of our communication, for example, is personalized and targeted, helping consumers focus on information relevant to their lifestyles and health care status and better enabling them to make the best possible treatment and purchase decisions. We have recently expanded our capabilities for engaging consumers by acquiring HealthAtoZ. In addition to current capabilities, such as personalized telephonic and mail interaction, HealthAtoZ will provide a portal entry for the delivery of personalized online content, nurse chats, coaching and lifestyle programs, and a robust personal health record.

•	Triage and care services that help consumers navigate the fragmented and uncoordinated health care delivery system in the form of our NurseLine Health Advocates, personal disease management nurses, health coach services, EAP counselors and behavioral health professionals. Through a combination of responses to general consumers and targeted outreach to certain health status groups, we provide one-on-one, professional support. The addition of personal health records helps ensure care delivery recommendations are made from a total or holistic care perspective.

•	Ancillary products and services such as traditional life, vision and dental help employers expand their high-deductible, or consumer-driven, health plan offerings. Consumers are keenly interested in these programs and value access to these benefits. Importantly, with the exception of life and disability, these products qualify for reimbursement under the IRS regulations governing medical spending accounts — including HSAs, HRAs and FSAs.

In addition, through our dental and vision programs we are giving consumers more control of personal health care decisions via tools, information and product options. Our Dental Cost Treatment Calculator, for example, allows members to calculate exact costs and out-of-pocket expenses for dental procedures performed by specific providers in our network. Likewise, our consumer-directed CHOICE voluntary vision product allows individuals to tailor their benefit selections to their individual family needs.

SPECIALIZED CARE SERVICES

Q:	What is the status of your cross-selling initiatives?

UnitedHealth Group companies view our offerings just as an unaffiliated purchaser does — as high-quality, unique, value-added capabilities that effectively address critical health care needs. We continue to be very successful distributing our products, such as vision, dental and life insurance, through UnitedHealthcare and Uniprise, as well as to customers across business units within Specialized Care Services.

As an example, our dental business added some 480,000 additional UnitedHealth Group-affiliated individuals over the 12-month period ended September 30, 2006, which is a 15 percent increase year over year. In addition, our disease management and physical medicine groups partnered with Unimerica to bring to market an integrated disability management program, while a joint effort among AmeriChoice and our care and behavioral health management groups delivered a fully integrated medical and behavioral health management program to the state of Georgia.

We still have significant potential in this distribution approach, since we are only approximately 60 percent penetrated into a roughly $4.5 billion total revenue opportunity for other UnitedHealth Group customers.

Q:	What is your margin outlook over the next several years?

We target an operating margin of 17 percent to 20 percent for the segment as a whole. Each of our businesses is in a different stage of development, and margins can vary significantly based on those stages, as well as during any time period in which we are preparing for or experiencing considerable growth. Our operating margins are currently about 19 percent in the aggregate.

For the past several years, our fastest growing lines have been offerings with comparatively higher revenue and lower percentage margins. We have offset their effect on our operating margin percentage by improving our efficiency and enhancing the underlying cost position of our core infrastructure. We will continue to manage these costs effectively, but we anticipate strong growth in our newer product sets that may moderate our total margin percentage slightly over time.

Q:	Are the Specialized Care Services businesses involved in the Six Sigma initiatives within UnitedHealth Group?

Yes. In fact, Specialized Care Services initiated Six Sigma at UnitedHealth Group.

In 2003, we deployed an initiative called Just Right Service — which includes Six Sigma disciplines — in each of our businesses. The application of Six Sigma reduces defects and variation in our business processes, while the discipline of Just Right Service accelerates the creation of a common culture focused on urgent execution on initiatives that yield demonstrable cost and service benefits for our customers and consumers.

To date, Just Right Service projects have contributed approximately $120 million in benefits — and we are continuing to accelerate our deployment. We will keep driving performance and creating sustainable cost and service advantages into 2007 and beyond.

SPECIALIZED CARE SERVICES

BUSINESS OVERVIEW

•	Ingenix transforms the business of health care and organizations with information and technology that helps clients improve the affordability, quality, usability and accessibility of health care.

•	Ingenix offers databases, analytic software solutions, consulting, and outsourced services to all health care market participants. Ingenix solutions include component software, publications, consulting and actuarial services, business process outsourcing services, clinical research outsourcing, and pharmaceutical data and consulting services.

•	Ingenix products and services are purchased by more than 5,000 hospitals, 250,000 physicians, 1,500 health care payers and other intermediaries, more than 100 Fortune 500 companies, and nearly 150 life sciences companies.

•	Ingenix brings together the largest collection of health care specialized actuaries, consultants, economists, medical practitioners, biostatisticians, engineers and coding specialists.

•	Ingenix is a leader in clinical research, drug safety, epidemiology, pharmacovigilance, health education services and pharmacoeconomics through its i3 business unit.

CAPABILITIES

•	Ingenix offers more than 50 proprietary software applications that manage clinical and administrative transactions across the information environments of payers, providers, employers, property and casualty insurers, and the life science industry.

•	Ingenix subsidiary Reden & Anders is a leading business and actuarial consulting firm that combines deep expertise with a broad set of analytic and data tools to help payers, employers, public sector organizations and providers manage medical trend.

•	Ingenix data warehousing solutions enable the acquisition, transformation and storage of detailed health enterprise data for instant retrieval and decision-support by employers, payers and insurers. The Ingenix Galaxy database is a comprehensive clinical encounter database of unparalleled size and scope that encompasses more than 26 terabytes of data and serves as the backbone for analytical information resources. Ingenix also operates other independent, proprietary clinical databases that include in excess of 20 million additional patient lives for its research and informatics business. Combined, Ingenix deploys longitudinal clinical databases relating to more than 40 million lives.

•	A full array of product offerings helps clients strengthen health care administration and advance health outcomes. This includes: health care utilization reporting and analytics, physician clinical performance benchmarking, clinical data warehousing, analysis and management responses for medical cost trend management, decision-support for evaluation of health benefits and treatment options, and claims management tools to reduce administrative errors and support fraud recovery services.

•	With its unique data resources, coupled with highly trained physicians, epidemiologists, researchers and comprehensive decision technology, Ingenix believes it is able to provide its customers with data on the outcomes safety of newly approved pharmaceutical compounds faster and more efficiently than its competitors.

•	Integrated consumer decision-support tools allow health plan customers to effectively meet the growing consumer demand for information concerning care provider quality measures, access and treatment cost estimation, benefit selection information and evidence-based clinical content. Ingenix powers approximately 50 percent of consumer searches nationally for health care professionals online through more than 400 individual Web portals.

•	Unmatched predictive modeling solutions from Ingenix help clients detect high-risk medical cases, act on repetitive health care patterns across large data sets, and provide the basic insights necessary to drive effective care management.

•	Ingenix has complete Electronic Data Interchange (EDI) services helping health care providers and payers decrease costs of claims transmission, payment and reimbursement through both networked and direct connection services.

INGENIX

•	Ingenix offers complete verification of physician credentials and provider data management services for health plans. It also operates the council on Affordable Quality Healthcare’s Universal Credentialing Datasource, which is used by more than 375,000 health care providers.

•	Physicians and hospitals use Ingenix software, content and consulting services to help code and bill health care claims.

•	Comprehensive data management and biostatistical benchmarking services, linked with analysis services, support pharmaceutical, biotechnology and medical device development.

•	Pharmaceutical clinical research operations in 53 countries focus on broad therapeutic development categories, including oncology, the central nervous system, infectious and pulmonary disease, and endocrinology.

MARKET CHARACTERISTICS

•	Market demand for transparency in quality and effectiveness — using health information, data and analytic decision- making tools — continues to grow within every segment of the health care marketplace, including physicians, hospitals, payers, employers, brokers, consumers, drug and device manufacturers, intermediaries, and state and federal governments in the United States and abroad.

•	Virtually every segment of the health care marketplace is calling for advancements in administrative simplification, clinical information exchange, evidence-based care delivery, and the safety and efficacy of medications and medical care delivery.

GROWTH AND PERFORMANCE

•	Since operating as a segment of UnitedHealth Group, Ingenix has grown to be an industry leader with a comprehensive offering of products and services, gaining significant market share across all component product lines.

•	Over this time period, revenue growth for Ingenix has averaged approximately 20 percent annually. That trend has continued in 2006, with projected revenue growth of approximately 20 percent.

•	Operating margins have risen to more than 20 percent, driven by particularly notable growth in higher margin data and software products and fraud and recovery services, improving margins in its pharmaceutical services businesses, and continued focus on improving cost structure and better overall operating performance.

•	Research and development spending, in excess of $50 million annually, represents approximately 6 percent of annual revenue at Ingenix.

INGENIX

QUESTIONS AND ANSWERS FROM INGENIX

Q:	What is the business outlook for Ingenix?

The outlook for Ingenix — both near term and long term — is excellent, especially given our intense focus on providing solutions that address significant problems in the purchase and delivery of health care services. The customers we serve across all of our markets have an increasing need for innovative ways to use data and information solutions to meet the growing need for affordability and quality in the delivery of health care. Accordingly, we continue to invest, both internally and externally, to align our solution sets with the specific market needs of our customers. These investments will continue to solve problems related to clinical data development and access, predictive modeling and medical trend management, revenue cycle management and administrative claim simplification, clinical quality leadership, and the affordability of health care across the entire spectrum of the health industry. Our innovative solutions — including offerings in clinical research, pharmaceutical safety, pharmaceutical prescription profiling, provider data management, employer and payer analytics and reporting, data warehousing and database management — are driving meaningful revenue and earnings growth.

We believe well-developed databases are essential for developing more efficient and higher quality health care products and services. Importantly, Ingenix has innovative solutions to advance the quality and affordability of health care. The depth and breadth of our assets, as well as our commitment to product innovation, remain unmatched in the industry. Market demand for health data, analytics and technology services continues to grow significantly among physicians, hospitals, employers, consumers, drug and device manufacturers, governments, property and casualty insurers, and commercial payers. Ingenix is well positioned to lead a still immature marketplace in addressing this expanding need.

Q:	How are you helping your customers?

In two principal ways. First, we continue to provide a set of “anchor” technologies that address essential and, literally, pervasive needs. These products are widely adopted, and in some cases are nearly ubiquitous in the markets we serve. They include our Symmetry, GeoAccess, MDR/PHCS, ImpactPro, Parallaxi and PowerTrak products in the employer, health care payer and workers’ compensation payer markets; Claims Manager, Winstrat and coding publications in the provider market; and contract research organization (CRO), outcomes and drug safety products and services in the pharmaceutical market.

Second, we began in 2005 to integrate these anchor technologies with other tools and capabilities to create more high-impact, end-to-end solutions for our customers. For example, we are helping medical practices and facilities to accelerate their revenue cycles, health plans to completely automate their underwriting cycles, and P&C clients to bring managed care techniques and technologies to workers’ compensation claims.

The reception from the market to Ingenix’s highly focused approach to solving real business problems for customers has contributed to the high levels of 2006 growth, and positions Ingenix exceptionally well for 2007.

Q:	What is your competitive position against other health care information technology players?

We believe that Ingenix is unique because of its strong set of anchor technologies, its increasing depth of solutions linked to these anchor technologies, and its breadth across multiple end markets. Niche competitors exist in many Ingenix markets, but no one works across the entire system with a full range of capabilities like Ingenix. Ingenix provides an important set of tools for a large array of different businesses and thus serves as a valuable partner to many health care information technology players, even while it may be a formidable competitor to others. Large clinical, administrative and consumer IT companies, such as IDX Corporation (GE), TriZetto, Amisys Synertech, WebMD and Revolution Health, are among our major customers and partners.

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Q:	Why isn’t Ingenix more active in the government space?

Ingenix launched a formal Public Sector initiative in 2006, taking our leading position in fraud and abuse, data warehousing, predictive modeling and care management into the State and Federal government market. Important new initiatives where we have expertise, such as Medicare Part D and drug safety, also served to drive our successful entrance. In its first year, Ingenix has launched successful initiatives at the Federal level with the Department of Defense and the FDA, as well as with a number of key state Medicaid agencies, where we are working to identify the ways our tools can help address the significant challenges of adequately funding Medicaid budgets while simultaneously improving the quality of care to our nation’s most vulnerable recipients. This is a long-term business focus for us, and we expect the public sector as a whole to become an increasingly important source of business for Ingenix.

Q:	You have recently discussed a “smart connectivity” or “next-generation connectivity” strategy. What are your ideas in this area, and how are you positioned to capitalize on them?

In the near future, real-time data analysis will become part of the core of health care delivery and the operating systems in all health care institutions. We believe the movement of claims, clinical information and money among health care professionals and institutions, health plans and consumers represents an important area of investment for Ingenix. We have made two acquisitions in 2006 — Claredi and ENS, leaders in EDI and the claims clearinghouse businesses — that will position Ingenix to be the leader in this area.

Q:	You also recently announced the co-development of consumer health software with Intuit Corporation. Could you describe your relationship, the product you envision and its target markets and distribution?

Intuit is a leader in developing Web sites and software to help consumers simplify complex and highly manual tasks, such as filing taxes or paying bills. Health care is similarly full of such complex and highly manual tasks, and we are convinced that consumers are looking for tools that will simplify them. Ingenix and Intuit have entered into a multiyear arrangement to study consumers’ behavior in health care and to develop products that consumers, physicians, employers, health plans, banks, and others can use to simplify the health care experience. The first of these products will be released in 2007 and will target consumers who are interested in better managing their health care finances. The initial product will be distributed in cooperation with health plans and employers.

We see more innovative companies that have had successes in other industries moving into health care markets, and part of our strategy at Ingenix is to bring our health care expertise and partner with the best of these companies.

Q:	Why are you in the pharmaceutical services business?

The pharmaceutical and biotechnology industries are critical to the delivery, cost and quality of health care. Ingenix’s involvement in the overall improvement of health care via a host of component elements makes this client segment an important one. No other CRO has the clinical data sets we use to rapidly identify the physicians who are treating patients with specific conditions for a particular drug research project, nor do any offer post-approval data and analytic services to promptly track drug safety. Our capabilities and efforts focus on the entire range of product assessment through commercialization and life-cycle management services — pipeline assessment, market access and product positioning, clinical trials, safety and outcomes research, and medical education. These unparalleled data and analytics assets give Ingenix a unique competitive advantage.

Our focus is to help pharmaceutical and biotechnology customers effectively and efficiently get drugs to market and improve health outcomes through integrated information, analysis and technology. We are in a fairly unique position of being able to bring vast data and deep analytic tools to help speed clinical trials by identifying the pharmaceutical outcomes. This plays well to our long-standing competencies in data aggregation, data research and analysis, and efforts to expand access to proven health care interventions. The use of unique capabilities to perform this task — large longitudinal databases to assist in trial design, access to a unique, credentialed network of physician investigators, and perspectives on clinical endpoint and outcomes objectives — makes Ingenix’s position an important one.

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Q:	How do you sell your products?

Our primary means for sales distribution is a direct field sales force and an inside sales force of more than 200 professionals and a sales support group of more than 50 individuals. These people are focused on specific customers and market segments within our model across the pharmaceutical, employer, government, care provider, property and casualty, and payer market segments. Ingenix products are also supported and distributed through an array of alliance and business partnerships with other value-added resellers and technology vendors, who integrate and embed our products with their applications. Expanding these relationships provides a significant growth opportunity for Ingenix, and further positions our products as important solutions in each of these market segments.

Q:	What are the prospects for growth at Ingenix in 2007?

The outlook for Ingenix in 2007 is very strong. The markets we serve are relatively underdeveloped and have an increasing need for high-quality, consistent information services and analytical applications. Political, economic and consumer-driven pressures will further expand the need for information and technology-based solutions to both reduce health care costs and improve quality outcomes. Ingenix is well positioned to take advantage of these market trends.

Against this backdrop, we see four primary drivers for our growth:

•	Expanding investment in providing value delivery and end-to-end solutions for all of the markets we serve;

•	Leveraging Ingenix solutions that provide cost reduction and affordability through improved efficiency, including fraud and waste, EDI, claims editing and coding advances;

•	Growing emphasis on key strategic alliances and business partnerships to extend the distribution of our products and services; and

•	Expanding our existing portfolio of products and services through new solution development and further platform expansions.

Each of these provides significant distribution opportunities for our growing portfolio of products and services and can materially expand our business year over year.

Q:	Where do you ultimately expect to see Ingenix margins?

Operating margins for Ingenix have moved up significantly over the past five years to approximately 20 percent in 2006. We have strong and continuing upside leverage in a diversified business model.

During the past four years, Ingenix has invested significant capital to enhance and expand its technology solutions. As revenues from these investments grow, operating leverage will continue to produce expanding margins. Some of this will be invested back into the business, and we will continue to target margins at or above 20 percent.

Q:	Why is the Ingenix i3 business now producing record results after struggling in the latter part of 2003?

The leadership team at i3 clearly established that business in 2005 as a leader in the CRO business. We have done this using the same basic approach UnitedHealth Group consistently uses to improve business — focus the business on the expanding and demanding needs of our customers; bring in people with energy, passion and talent; bring resources to bear from across the enterprise as necessary; and, apply basic business discipline to improve results. Specifically, we have upgraded and expanded our senior management team; focused the business on areas of specific clinical expertise (oncology, central nervous system, infectious and pulmonary disease) that have significant investment from pharmaceutical companies; developed strong international endocrinology trial capabilities (especially in Eastern Europe); merged educational services together with trial services and regulatory work; and, established a tighter level of integration and accountability with Ingenix, its parent company. We are continuing to invest in technology and global expansion of the business to meet the increasing market demand for global services and information.

Q:	Ingenix has been an acquisitive company. Do you see your pace of acquisitions slowing down in the years to come?

Ingenix’s mission includes developing and acquiring and then integrating the world’s best-in-class health care information technology capabilities. We pursue combinations that make business sense and meet rigorous financial metrics relative to future value. If these criteria can be met, we expect to pursue acquisitions that expand the solution sets we have described above. We certainly believe that there are attractive acquisition candidates that meet our stringent internal return requirements.

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BUSINESS OVERVIEW

•	Ovations is dedicated to serving the growing health needs of individuals over age 50. It is the largest and most recognized business dedicated to aging.

•	Evercare is the national leader in providing health care planning and facilitation for chronically ill and frail individuals. An organically developed business, Evercare will approach $2 billion in annual revenues in 2006.

•	Ovations Insurance Solutions operates the nation’s largest Medicare supplement business and provides a broad range of unique insurance products for AARP members age 50 and older. It currently serves nearly 4 million individuals.

•	Ovations SecureHorizons delivers Medicare-based health benefit products to more than 1.4 million individuals in all 50 states.

•	Ovations Part D is the nation’s largest service provider in delivering the new Medicare prescription drug benefit (Part D) to beneficiaries throughout the United States and its territories, serving 4.5 million individuals.

•	Ovations Prescription Solutions is one of the nation’s largest pharmacy benefit management companies and will serve more than 11 million individuals in 2007, the majority over the age of 50.

CAPABILITIES

•	Ovations is a diversified consumer company with extensive direct-to-consumer sales and marketing experience.

•	Ovations has a unique market position because of its multifaceted and national business scope in Medicare, including experience with the frail elderly, the Medicare supplement business, Medicare health plans, services for individuals with chronic conditions, and prescription drug programs.

•	Evercare delivers a specialized clinical model that optimizes the health of people who have long-term or advanced illnesses, are older or have disabilities, through proven care advances and conservation of health care resources.

•	Evercare integrates federal, state and private funding through a continuum of products from Special Needs Plans and long-term care Medicaid programs to hospice care, and serves people in 35 markets in home, community and nursing home settings.

•	Proprietary clinical encounter software enables the Evercare clinical care teams to capture and track patient data and clinical encounters, creating a comprehensive set of coherent care information that bridges across home, hospital and nursing home care settings for high-risk populations.

•	Ovations has an accomplished team of experts in all aspects of Medicare purchasing, product design, pricing, and governmental and regulatory affairs.

•	The company has extensive professional depth and expertise in disciplined pricing, underwriting and marketing capabilities dedicated to senior and geriatric risk-based health and pharmaceutical products and services.

•	Ovations has emerged as the market-leading participant in the new Medicare Part D drug benefit program, in part because of existing specialized knowledge and resources it brought to this expanding market opportunity. These resources include: Ovations’ relationship with and endorsement from AARP, its leveraging of the Prescription Solutions pharmacy benefit capabilities, and its partnership with states and employers to develop unique Part D solutions for their specific applications.

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MARKET CHARACTERISTICS

•	Older persons represent a vast, growing and relatively underserved market for health and well-being services. Annual Medicare expenditures in 2007 will approach $450 billion, and billions of additional dollars are spent on noncovered benefits.

•	The number of Americans age 50 and older will increase by more than 25 percent during the next decade, with a net increase of 10 million people in just the next 10 years.

•	Health care spending among older Americans is expected to more than double over the next 10 years.

•	Economic forces, as well as the changes in Medicare, are compelling companies to reassess their retiree benefits, resulting in market demand for new approaches on behalf of individuals and employers.

•	Medicare is undergoing the most significant redesign of its offerings since its formation in 1965. The dramatically expanding opportunities resulting from the redesign demonstrate the need for a strong public-private partnership as high-quality companies help the federal government implement new ways to serve beneficiaries.

•	Individuals, their families and government agencies are seeking new ways to enable aging individuals to remain in their own homes and, as a result, provide relief to the demand for nursing homes, assisted living facilities and related government agency expenditures.

•	Early retirement, loss of employment and other factors are creating a growing segment of individuals between the ages of 50 and 64 who lack health care coverage until they are Medicare eligible. Opportunities to fill this coverage “gap” for 6 million Americans are expected to increase significantly in the next decade.

•	In a four-year study of Medicare beneficiaries with chronic illness in the last two years of life, an estimated $40 billion was wasted on poor and inefficient care.

•	An estimated 44 million Americans provide care for an adult loved one with a chronic illness or disability; many of these caregivers are in poor health themselves.

•	States’ Medicaid program spending on long-term care for people who are older or who are disabled is three times the size of all other Medicaid spending, and the growth rate of that spending exceeds the growth rate of states’ general revenues.

GROWTH AND PERFORMANCE

•	Overall segment revenue is projected to advance more than 150 percent in 2006 to more than $25 billion, with significant further growth anticipated in 2007.

•	Ovations stand-alone Part D product, by far the largest and most successful start-up venture in the company’s history, added 4.5 million members, including 2 million dual-eligible or subsidized members, and will total approximately $4.7 billion of revenue in 2006; has five distinct product offerings on the market for 2007; and, is expected to achieve significant further growth in 2007.

•	Ovations continues to expand its core product lines, including services for Medicare beneficiaries; services for chronically ill, frail or terminally ill individuals; pre-Medicare insurance options; health care delivery options in rural areas; and solutions for retirees.

•	Evercare has achieved an annual organic revenue growth rate averaging more than 30 percent over the past six years and is positioned to double in size in the next two- to three-year period. Evercare will operate Special Needs Plans in 38 states as of January 1, 2007, and has expanded its institutional products into two new markets in 2006. Evercare also operates hospice and palliative care programs in 10 markets and will expand these products into at least five new markets in 2007.

•	Interest in Medicare supplement offerings continues, with net growth of 130,000 individual seniors projected for the actively marketed product set in 2006, which increases market share to 26 percent.

•	Medicare Advantage health plan enrollment will increase by more than 20 percent in 2006 to more than 1.4 million people, of whom more than 1.2 million will receive their Part D coverage through SecureHorizons. The SecureHorizons Private Fee-for-Service product will be offered in all 50 states, within more than 1,500 counties, and in 2007, the SecureHorizons HMO products will be offered in 38 new counties nationwide. These products and expansion sites are carefully selected using disciplined, market-by-market underwriting approaches.

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QUESTIONS AND ANSWERS FROM OVATIONS

Q:	What is your overall outlook on the Medicare program in light of the past several years of Medicare program reform?

Ovations remains very optimistic about its opportunities. Over the past several years, the Centers for Medicare & Medicaid Services (CMS) has been administering some of the most significant Medicare changes in its history, having added a prescription drug benefit and increased the diversity of offerings. These changes, as well as the accelerating growth in the senior population, have provided opportunities for well-organized and focused companies to create strong public-private partnerships with federal and state governments to serve older Americans. Ovations brings to the federal government a robust national partner that shares its goals for continuing to modernize Medicare.

We are unique in our participation in the Medicare program on a national basis and across the broad spectrum of Medicare products — offering Medigap products that supplement traditional fee-for-service, health-plan-type programs under Medicare Advantage, prescription drug programs, and special offerings for chronically ill and dual-eligible beneficiaries. We also have proven capabilities in partnering with associations and nonprofit organizations — including AARP — to enhance the accessibility and affordability of insurance products. We offer a holistic, coordinated approach to serving the health care needs of elderly individuals with chronic diseases. Finally, the addition of a pharmacy benefit management (PBM) company, Prescription Solutions, in 2006 has significantly strengthened our ability to manage and direct pharmaceutical care for patients and customer groups.

This nationally based, holistic approach to the Medicare program has placed us in a leadership position. Ovations directly serves 8.8 million individuals with its various insurance products. We are the premier provider of services to the chronically ill through Evercare, the largest provider of Medigap coverage through our work with AARP, the largest provider of Medicare Advantage offerings for employers and individuals, and we serve a market-leading 4.5 million people in our Part D offerings.

We look to further expand each of our key product areas in 2007. Evercare will participate in a range of new options to improve care for Medicare beneficiaries with significant burdens of illness due to chronic disease, and as part of our focus on chronic care, we will continue to expand our hospice and palliative care programs, and will be in 15 markets by the end of 2007. Ovations anticipates expanding its market share in the Medicare Supplement market by adding an additional 150,000 lives. Our base Medicare Advantage offerings now cover more than 1.4 million people in all 50 states, and in 2007, we are expanding to 38 additional metropolitan markets. We will also continue to offer Medicare Advantage via private fee-for-service plans in 1,500 counties across the nation; our Part D program has added two new AARP-branded options; and, in 2007, our Prescription Solutions PBM will serve in excess of 11 million people — the vast majority being individuals 50 and older — and will process more than 300 million adjusted prescription claims. Our overall outlook is very positive.

Q:	Describe Ovations’ business alignment now that PacifiCare has been integrated.

The merger of PacifiCare and Ovations brought together two of the most highly regarded, senior-focused health care organizations in the country. The combination has enabled us to deepen our management team, expand our market and member reach, hone our customer service performance and strengthen our consumer brands and products.

Specifically, we have fully integrated our management, maintaining key talent from both legacy Ovations and PacifiCare management teams. Operating cost savings, systems integrations and vendor leveraging have already generated very significant run-rate synergies. During 2007, we will be working through the final stages of integrating our information systems.

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We also consolidated our Medicare Advantage brands under the “SecureHorizons by UnitedHealthcare” brand for 2007 products, and combined our Part D products for the 2007 selling season — adding the former PacifiCare Enhanced and Saver products to our AARP-branded product portfolio. Clinically, we combined the best practices from the Evercare and PacifiCare to further strengthen our already state-of-the-art clinical model. And perhaps most significantly, the Prescription Solutions PBM has been an integral part of our success in the Part D offering — a success that we will build upon in 2007 as we consolidate and in-source our legacy Ovations PBM services.

Q:	What is your expectation for future revenue growth?

The advent of Part D, the merger with PacifiCare and the continued growth of our core product portfolio combined to increase Ovations revenue from just over $9 billion in 2005 to more than $25 billion in 2006. We expect significant growth again in 2007, with organic revenue growth of 15 percent or more. Further, revenue and margin enhancement opportunities exist through in-sourcing key functions, including PBM services, while also providing cost-effective solutions for our members and partners. Longer term, our unique assets combined with favorable demographics and continuing demand for public/private partnerships position us to sustain revenue growth at a double-digit rate over the coming five-year period.

Q:	How do you view your relationship with AARP? What is the status of your contract with AARP that expires January 1, 2008?

We are honored to be the health and well-being partner for AARP, the nation’s largest consumer organization serving more than 36 million Americans over age 50. We currently serve nearly 6 million AARP members in all 50 states, the District of Columbia and U.S. territories. In 2006, we continue to broaden our offerings in support of AARP. Selected examples include: 1) a new set of comprehensive insurance offerings for 50- to 64-year-old individuals that is now in 21 states with continued expansion planned; 2) enrollment of more than 2.6 million Medicare Supplement members, with an estimated full-year 2006 growth in our standardized Medicare supplement policies of 130,000 members; and, 3) the addition of more than 3.2 million members to our AARP Part D product.

We are proud to be the only Part D sponsor whose plans, including two new plans for 2007, carry the endorsement of AARP. We have also enhanced our marketing efforts to incorporate expanded multicultural initiatives. Equally important, we have achieved membership growth while maintaining extremely high customer satisfaction rates and meeting or exceeding operational and administrative performance standards.

Clearly, we value the confidence AARP has placed in us over the past 10 years. With respect to contract status on the Medicare Supplement program, our company practice is not to comment on pending contract negotiations.

Q:	What potential opportunities might arise from reforms for Medigap and Medicare Advantage (HMO) programs?

Based on historical experience, we expect a sizeable Medicare fee-for-service market, including Medigap coverage, to continue for the foreseeable future. For example, despite the increased focus on Medicare Advantage and Medicare Part D, the first nine months of 2006 yielded our largest Medicare Supplement year-to-date sales ever. The legislation also expanded Medigap offerings to include two new Medicare supplement plans with modernized benefit packages. We have launched these two new offerings in 44 states and three territories.

Medicare Advantage plans continue to offer a broader benefit set to beneficiaries as well as a greater opportunity to tailor these offerings to local needs and preferences. The new range of offerings allows Medicare Advantage to expand geographically, provide rural-specific offerings and target offerings for specific patient populations.

The next five years hold the potential for continued significant growth at Ovations. In addition to these new opportunities, we see meaningful benefits from continued geographic expansions of our existing Medicare Advantage and Evercare product lines in the United States and ability to develop new health solutions for these members, our expanding distribution capabilities, our ability to help employers and their retirees find product solutions, and our proven record of taking programs approved by government and then making them better through the application of clinical, innovation, technology and marketing capabilities.

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Q:	How does Medicare Advantage fit into the overall Ovations strategy?

Medicare Advantage is a key component of Ovations’ diversified portfolio of product offerings for seniors. SecureHorizons offers a suite of Medicare Advantage products including HMO, local and regional PPO, and private fee-for-service plans, while Evercare offers Special Needs Plans and institutional products. These plans offer value, choice and affordability while leveraging UnitedHealth Group’s vast network resources and clinical and service capabilities.

Q:	What is your outlook on Medicare Advantage reimbursement levels?

We focus our attention on lowering the overall cost of health care and offering affordable, competitive and sustainable benefits relative to the established reimbursement rates. Excluding regional PPOs, these reimbursement rates are set on a county-specific basis and are risk adjusted to the acuity level of the membership enrolled. Beginning in 2007, the reimbursement rates become 100 percent risk adjusted, completing the transition from blended demographic and risk-adjusted rates and improving the matching of reimbursement levels with underlying health care costs.

We work with CMS to ensure there is appropriate matching of reimbursement levels to medical cost trends and changes in the health care status of our membership over the short term. We work with both CMS and Congress to ensure adequate and stable funding is available for the Medicare Advantage program over the long term. We continue to demonstrate that the Medicare Advantage program reduces cost-sharing and provides enhanced benefits to those enrolled in our plans.

In 2007, the industry will experience the initial and largest impact of phasing out the budget neutrality adjustment, resulting in minimal year-over-year rate increases. The impact of the phase-out will be lessened in future years. The transition to 100 percent risk-adjusted rates will allow for improvement in matching of revenues and medical expenses. We also expect that physicians and care providers will continue to improve the accuracy of their diagnosis coding and documentation, further improving the matching of individual reimbursement rates with underlying costs. For 2008, we project rate increases in the low- to mid-single-digit range for our SecureHorizons membership. We believe this level of reimbursement will be sufficient to allow us to continue to provide competitive benefits to our members and attain our operating margin targets.

Q:	Please comment on how your Medicare Advantage business is performing, as well as your expectations for growth from the Medicare Advantage program.

We have consolidated all of our Medicare Advantage offerings and are phasing in a new brand in all of our markets — SecureHorizons by UnitedHealthcare.

SecureHorizons by UnitedHealthcare is now the largest program nationally serving more than 1.4 million individuals, and represents 20 years of experience in serving seniors. It offers the largest provider network with more than 500,000 physicians and care professionals and 4,700 hospitals, as well as personalized care management services that focus on providing a quality experience across the health care spectrum, from helping healthy seniors find preventive care to coordinating care for individuals with chronic conditions to offering care and support at the end of life.

We anticipate adding approximately 150,000 Medicare Advantage enrollees in 2007. Most of the growth will occur from January through April. Growth in the latter part of the year will be limited, given the impact of the federally imposed lock-in regulations that generally restrict new enrollments after April 1 to persons just turning 65 years of age and those eligible for participation in Evercare’s special needs programs.

Q:	How do you see the Medicare Private Fee-For- Service (PFFS) product developing, both in 2007 and longer term?

The growth in PFFS plans has been significant, primarily in markets where people have not previously had access to private Medicare plans. PFFS plans provide Medicare Advantage programs to seniors who otherwise would not be able to take advantage of the benefits they offer. These plans also contain fewer restrictions for the enrollee than HMOs or PPOs, and thus are an important component of our diversified product portfolio.

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We believe, however, that this product is not sustainable in certain counties, given current county-specific reimbursement levels. Our long-lasting practice has been to operate products only where we can do so in a sustainable manner. As a result, we reviewed our entire PFFS portfolio following our integration with PacifiCare. We have decided to exit 150 counties for 2007, and we will modify plan designs in many more counties. Approximately 9,100 members will be affected by the county exits. At the same time, we will expand into 74 new counties where we believe we can offer attractive benefits while earning a fair return. In the long run, we will continue to work with CMS and Congress to find ways to evolve the PFFS program to ensure it will be sustainable over the long term.

Q:	MedPAC states that the Medicare Advantage industry is overpaid on a percentage basis per person for Medicare Advantage, when compared to fee-for-service funding. What is your response, and how will this result in a reasonable environment in 2007 and future years?

There are many factors that impact Medicare Advantage capitation rates, including county-specific rates, demographics and the health care status of each member. Meaningful comparisons between Medicare Advantage capitation rates and fee-for-service Medicare expenses therefore become very difficult. In addition, the MedPAC study, and other similar studies, were based on 2006 rates. Given the nominal rate increase in 2007, any perceived differential between fee-for-service and Medicare Advantage would be significantly reduced. The budget-neutrality phase-out scheduled for the next several years will likely further reduce or eliminate any remaining market-specific differential.

Medicare Advantage plans provide significant value to beneficiaries through lower cost sharing and supplemental benefits when compared to traditional Medicare. Recent comments by CMS suggest the average member in a Medicare Advantage program is receiving $82 per month in improved benefits when compared to a traditional fee-for-service system. We continue to focus on lowering the overall cost of providing health care to Medicare beneficiaries and improving the efficiency of our operations. This will enable us to continue to offer competitive benefits and produce appropriate returns as reimbursement levels fluctuate over time.

Q:	Where do you see expanding opportunities to leverage Evercare’s chronic illness capabilities?

Addressing the needs of the ever-growing numbers of people who require chronic care is vital to providing high-quality and affordable health care. Four distinct types of chronic problems (multiple chronic illness, significant functional disability, frailty associated with advanced age, and end-of-life) are present in millions of people in the United States and account for about 68 percent of the medical costs for Medicare and long-term-care Medicaid programs.

Evercare’s unique capability and demonstrated success with in-home assessment and chronic care management, regardless of payer or living setting, results in a diverse and robust product array that is applicable across a vast geography. Evercare will expand its reach and offerings to these four groups of individuals needing chronic care through:

•	Same-market expansions and new market introductions of its Medicare Special Needs Plans and its state-sponsored long-term-care Medicaid programs for community-dwelling elderly and people with disabilities. These programs have demonstrated quality improvement, extraordinary enrollee and provider satisfaction, and conservation of precious medical care resources by dramatically reducing unnecessary hospitalization and nursing home placement. Evercare’s Medicare Special Needs Plans will expand into several new markets and broaden the array of offerings in current markets. In addition, several states are expected to expand or introduce new long-term-care Medicaid programs in the next 12 to 18 months.

•	Participation in Special Needs Plans (SNP) as authorized by the Medicare Modernization Act (MMA). The MMA authorized the formation of three types of Special Needs Plans: 1) to serve the people who are dually eligible for Medicare and Medicaid; 2) to serve people who live in nursing homes or other institutional care settings; or, 3) to serve people who have chronic illnesses. The individuals enrolling in these plans frequently have high chronic care needs and many benefit from Evercare’s high-touch, high-intensity care model. In 2006, Evercare has Special Needs Plans for dually eligible and institutionalized individuals in 35 markets and will introduce the third type of SNP — Chronic Illness Special Needs Plans — in multiple markets in 2007. Overall, Evercare SNP enrollment is about 80,000 people and accounts for about 60 percent of Evercare’s revenue.

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•	Piloting the Evercare model in new settings and populations. CMS has several demonstration projects in progress, including End-Stage Renal Disease and Continuing Care Retirement Community pilots. Other pilots include utilizing the Evercare clinical model for people with significant chronic care needs within the Ovations Medicare Advantage program (SecureHorizons) as well as for similar individuals in selected UnitedHealthcare commercial populations.

•	Expanding end-of-life care programs. We are participating in end-of-life care through hospice and palliative programs in 10 sites, with five more site applications pending. These programs are natural patient care and business progressions from our existing institutional Evercare programs.

Q:	You are nearly complete with the first year of the new Medicare Prescription Drug Program (Part D). Is this program successful?

First, from the federal government’s perspective, the Part D program has been a tremendous success. While initial estimates of program costs were estimated in the $720 billion range over the next decade, competitive market forces have resulted in actual costs being far less — projected to be in the $500 billion range. CMS, for example, has indicated a $13 billion savings to the current 2006 federal budget due in large part to Part D cost savings versus earlier estimates.

At the same time, the Part D Program is providing Medicare beneficiaries with essential prescription drug benefits, significantly influencing the quality of life of millions of Americans. Before Part D, about 16 million Medicare beneficiaries did not have prescription drug coverage, and many had to make tough decisions when it came to prescription drugs. In fact, surveys showed that 37 percent of older Americans without prescription drug coverage said they either did not fill a prescription or skipped doses because they could not afford the cost of the drugs. Now, with the addition of Part D, more than 38 million seniors and people with disabilities have some form of drug coverage.

The Part D program has become particularly popular with seniors. In fact, a recent J.D. Powers survey indicated that of 3,400 beneficiaries surveyed, more than 75 percent of seniors were either “delighted” or “pleased” with their Part D coverage.

From an Ovations perspective, the program has been very successful. Part D is clearly the most successful start-up venture in company history. Investing more than $75 million in 2005, prior to enrolling our first member, was not without risk. Now, with 5.8 million people enrolled in our PDP or MAPD plans, a 2006 revenue stream of $6 billion, an estimated $12 billion in prescription savings for our members, margins in the upper end of their projected 3 percent to 4 percent range, and the sense of accomplishment from helping millions of seniors confront the challenges of understanding this complex new program, the Part D program is a tremendous success for Ovations.

Q:	How did you feel about the results of the bidding process for Medicare Part D and your new Medicare Prescription Drug Program (Part D) product offerings?

The federal government created this new Medicare benefit, and companies such as ours responded with innovative plan designs and price points that help improve the sustainability of the benefit in future years. The 2007 bids reflect our belief that competitive Part D products can continue to be offered on a sustainable and profitable basis.

Not only will our 2007 pricing be very competitive, with a reduction in per member per month yield in the area of 10 percent to 15 percent, our offerings will reflect multiple product designs that will be attractive not only to our existing members but to a broad array of new members and/or individuals switching from competitor plans. Our portfolio of five Part D plans has been diligently designed to address the full spectrum of beneficiaries’ needs — including very low-cost options, a plan that bridges the coverage gap, plans with a comprehensive formulary that includes 100 percent of the drugs covered by the Medicare Part D program, and plans that include a bonus list of commonly used drugs not covered by CMS.

As the largest national provider of Part D plans, we take our responsibility to dually eligible and other low-income beneficiaries very seriously. We are pleased to have the broadest geographic coverage, providing services in all 50 states, the District of Columbia and five U.S. territories. We have plans priced below the benchmark in all 34 regions, and we will retain our 2006 dual-eligible enrollment, as well as receive additional new dually-eligible assigned members in 2007.

In summary, our product offerings place us in an optimum position. Our offerings will deliver affordability and value on a sustainable basis to consumers and the government, while still carrying sufficient pricing to enable a reasonable return to shareholders commensurate with the risks of this program.

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Q:	How do you respond to critics who say that the additional number of Part D plans offered for 2007 will confuse seniors further?

Even though there were many PDP offerings in 2006, the vast majority of beneficiaries selected coverage from just a handful of plans. Our focus is to make this choice easy for consumers by continuing to provide Part D plans that are affordable, simple in design, and offer the high quality they deserve. We will also continue to work to ensure that Medicare beneficiaries understand the Prescription Drug Plan, and can make informed decisions when selecting a Part D plan sponsor. We are particularly focused on reaching individuals with lower incomes through direct mail and community events to let them know about the availability of extra financial help. In addition, we will continue our efforts to make sure caregivers — whether they are a spouse, adult child, family member or another loved one — understand Part D and assist their loved ones in choosing a plan that best meets their needs.

Q:	Please describe your 2007 product offerings for stand-alone Medicare Part D coverage.

We formulated our Part D benefit design and pricing using a methodical underwriting process that involved pharmaceutical, financial, actuarial, clinical and marketing experts. We utilized a robust set of data that included information garnered from our current Medicare Part D and Medicare Advantage Prescription Drug Plan beneficiaries, our retiree membership, and other proprietary sources. Our bids were price-tested in several ways and reflected what we would anticipate to be our very strong assets. In 2006, our process operated as expected, providing a valuable product for consumers offered in a financially sound and sustainable way. We expect 2007 will be no different.

With the success of the AARP product, which garnered approximately 3.2 million members in 2006, we looked to offer stability and resultant minimal changes to the benefits of the existing AARP MedicareRx Plan members, where premiums were kept very similar to 2006. Also, we provided a full range of plan options.

Three plans are offered to our members under the AARP brand name, including the 2006 AARP MedicareRx Plan; a new, low-cost deductible plan called AARP MedicareRx - Saver; and a plan with generic drugs in the donut hole and a bonus drug list, called AARP MedicareRx - Enhanced. Two other plans, UnitedHealth Rx Basic and UnitedHealth Rx Extended, are offered through a variety of distribution channels including brokers and senior-oriented insurance carriers.

Valuable features shared across all 2007 stand-alone Part D plans offered through Ovations include:

•	Formularies that include every brand-name prescription drug, or its generic equivalent, that can be covered by Medicare Part D.

•	Preferred mail-order services through which members are able to receive a 90-day supply of Tier 1 generic drugs and one copayment and $15 dollars off a 90-day supply of Tier 2 and Tier 3 brand-name drugs.

•	Predictable and affordable, flat copayments — as low as $5 dollars.

•	Convenient access to prescription drugs through Ovations’ national network of more than 60,000 retail and independent pharmacies and its mail-order services.

•	The option for members to obtain a 90-day supply at participating retail pharmacies.

•	Services provided through an established and fully dedicated company with the experience and resources necessary to serve older Americans.

Key features of the three AARP MedicareRx Plans are:

AARP MedicareRx Plan

•	Monthly premiums from $24 to $32, depending upon the geographic region in which the individual resides.

•	No deductible. Consumers will have first-dollar coverage on prescription drugs.

•	Formulary that includes 100 percent of the drugs covered by the Medicare Part D program.

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AARP MedicareRx Plan – Enhanced

•	Monthly premiums from $39 to $51, depending upon the geographic region in which the individual resides.

•	Coverage for Tier 1 generic medications through the “coverage gap.”

•	Bonus drug list that includes medications not typically covered by Part D, such as prescription-strength Vitamin B and Alprazolam, Lorazepam and Temazepam, the three most popular Part D-excluded prescriptions by claim volume.

•	No deductible. Consumers will have first-dollar coverage on prescription drugs.

•	Formulary includes 100 percent of the drugs covered by the Medicare Part D program.

AARP MedicareRx Plan – Saver

•	Provides the lowest premium and copayment option for Part D plans offered by Ovations. Premiums from $26 to as low as $10 per month, depending upon the geographic region in which the individual resides.

•	Formulary includes every brand-name prescription drug or its generic version covered by Medicare Part D.

In addition, we are offering two plans for our varying broker, senior-oriented insurance carriers, and other distribution partners, as well as varying plans for employer groups.

•	United HealthRx Basic is moderately priced and offers a formulary that includes every brand-name prescription drug or its generic equivalent covered by Medicare Part D.

•	United HealthRx Extended builds on Basic and offers all drugs approved by CMS for Part D as well as a list of additional drugs not covered by Part D.

Q:	What changes are there in the formulary for 2007, and how will it affect consumers?

Our formulary was designed to provide as much member choice stability from year to year and is streamlined across all of our Part D plans so that regardless of the plan that enrollees choose, they will have access to every brand-name prescription drug or its generic version covered by Medicare Part D.

In particular, the original AARP MedicareRx Plan and new AARP MedicareRx Plan - Enhanced offer a formulary that includes 100 percent of the drugs covered by the Medicare Part D program. Additionally, the AARP MedicareRx Plan - Enhanced gives members coverage through the “coverage gap,” and includes additional drugs not typically covered by Medicare Part D, such as some prescription strength vitamins, Alprazolam, Lorazepam, Temazepam and others. Ovations has also employed a new cost-savings strategy that we think will be tremendously helpful for our members. Members who utilize mail-order services are able to receive a 90-day supply of Tier 1 generic drugs with one copayment and will receive $15 off a 90-day supply of Tier 2 and 3 brand-name drugs.

Q:	Some have suggested that Part D could be a marketing lead, to attract and upsell individuals into higher revenue, higher contribution Medicare Advantage plans. What is your view of this strategy?

We consistently seek to operate a diversified platform of Medicare products with each product being a market leader in its class. Moreover, we respect our customers and the choices they make. We believe that seniors are looking for choice and value, and we are best positioned by offering a complete portfolio of products and services. We continue to offer educational materials and services to inform seniors of all of their options.

Offering Part D as a marketing lead is inconsistent with the design and intent of the Part D program and, in our minds, would not be appropriate. We operate our Part D plan as a distinct enterprise and strive to continue to offer affordable, cost-effective plans to the Medicare eligible population.

At UnitedHealth Group, all of our businesses are expected to stand on their own, covering their costs of capital. Our process also takes into account the fact that future changes in regulatory or marketplace dynamics may shift demand in unanticipated ways. Industry experience indicates that reliance on a cross-switching strategy has typically not resulted in sustainable results.

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Q:	Please comment on observed Part D bidding strategies — high and low — and the implications on your market opportunities.

We are pleased with our pricing and product positioning of our low premium plan, which is one of the five lowest cost plans in 32 regions, as well as of our other plans, which are very competitively priced and designed when compared to our competitors’ plans. The offering of a broad product portfolio — including a low-cost, no-deductible plan; reasonably priced plans with broad formularies and attractive benefits; and a plan providing generic coverage in the donut hole — will significantly enhance our market opportunities.

Q:	How do you think the Part D market will mature in its second year in 2007? Are there a lot of “switchers,” or do you think membership across companies will largely be stable?

2007 will be another year of growth for the Ovations Part D business, the extent of which will depend on several environmental and competitive factors that we continue to analyze. While the marketing period for 2007 started October 1, actual enrollments for most members are only allowed by CMS from November 15 through December 31, for a January 1, 2007 effective date. This shortened window means that we are intensely focused on the areas of member growth noted above. We view the pool of potential growth in three key areas:

•	2.4 million newly 65-year-old individuals or “age-ins” of which, after deducting employer-covered and low-income members, perhaps 30 percent or around 800,000 will be in the market.

•	Plan switchers and those who did not enter the market in 2006. While most members have expressed satisfaction with their existing plans, Ovations expects to pick up its fair share or more of plan switchers and new entrants. We currently anticipate that perhaps 10 percent to 15 percent of 2006 enrollees, or 1.5 million people, are actively looking to switch plans.

•	Employer groups. As many have noted, the employer market appears to be moving slower than many originally forecasted. That said, we would anticipate that the available market for employer groups would approach 1 million members.

Of course, offsetting this, we would anticipate that through death and attrition, we will lose approximately 450,000 members a year. Combining these factors, many of which are still very fluid, we would anticipate that we may add another half-million members (net) in 2007.

Q:	How will auto-assignments of Part D-eligible members work in 2007 with the Part D business? Are you expecting additional allocations of dual-eligible members January 1, 2007?

We expect to receive a proportionate share of members who were auto-assigned in 2006 to companies in regions that are no longer under the benchmark, as well as of any new members who qualify for dual-eligible or low-income subsidy (LIS) status. We would expect that the favorable trend of dual-eligible and LIS membership gravitating to an AARP-branded plan will continue in 2007. In 2006, more than 600,000 dual-eligible or LIS members beyond our initial auto-assignments switched from a competitor plan to an Ovations plan.

Q:	How do you see this program developing in coming years?

The initial launch in 2006 and 2007 has been focused on individual seniors, with strong government assistance in automatically enrolling and assigning lower income seniors to Part D plans. This includes approximately 6 million lower income beneficiaries, the more than 5 million people already in a Medicare Advantage plan, and the 17 million people not in those categories who do not receive employer-subsidized retiree health benefits today. In 2008 and beyond, we expect strong focus on the last large segment of those eligible for the drug benefit, the 7 million employer group lives, as employers seriously consider modifying their current coverage for pharmaceutical benefits and take advantage of tax incentives in the Part D benefit designed to assist employers in covering drug benefits for their retirees.

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Q:	How will you account for the drug costs experienced by Part D members during the course of the year? How will this “seasonality impact” change effective January 1, 2008?

Part D provides members with insurance coverage on the first $2,250 ($2,400 in 2007) of their annual prescription drug costs. Premiums are received ratably on a monthly basis over the one-year benefit contract period. After the $2,250 initial benefit limit is reached, members are required to cover 100 percent of their annual prescription drug costs up to $5,100 ($5,450 in 2007). As a result of this benefit design, Part D insurers will realize disproportionately higher claims during the first half of the benefit contract year. As the accounting rules do not accommodate interim period deferral of medical costs, we have been required to report uneven medical cost patterns in our quarterly financial results for Part D.

Specifically, in 2007, we anticipate a similar seasonal pattern to 2006, with recognized losses in the first and second quarters which then progressively reverse in the second half of the year. For 2008, however, the seasonal pattern will become more acute — with significantly higher losses in Q1 and significantly higher profits at the end of the year. This is due to the widening of the CMS risk corridor bands in 2008, which are utilized under the current accounting rules to mitigate the impact of the seasonality issue. Of note, this matter is a timing issue and in no way impacts our full-year program profitability.

Q:	What percentages of people are likely to enter or exceed the so-called donut hole ($2,250 to $5,100 in expense) in a given year?

For 2006, we estimate that just less than 28 percent of our members will reach the donut hole, of which 50 percent are dual-eligible and low-income subsidy members (who because of the subsidy do not feel any impact from the donut hole). We proactively work with individuals who hit the donut hole to educate them about generic or preferred brand-name alternatives and advise them on potential poly-pharmacy opportunities, whereby they and their physicians can consolidate or eliminate certain prescriptions.

Q:	In your experience, how do seniors approach utilizing their drug benefits?

Seniors are very rational users of prescription medicines. Overall, we have achieved a 58 percent generic utilization rate in our stand-alone Part D plans. For example, when Zocor went generic (as Simvastatin), 80 percent of the brand use in our membership base was converted to generic in the first four weeks. Similarly, 32 percent of our seniors purchase Tier 2 lower cost brands compared to 9 percent who use more expensive Tier 3 brands. Further, 2007 is the first year in which our AARP product offerings will include incentives for mail service. Based on experience with SecureHorizons, we believe that many seniors will take advantage of this opportunity to save money and benefit from the convenience of home delivery. Finally, fewer of our voluntary enrollees hit the coverage gap than originally expected. We suspect this might in part reflect consumer actions to delay or avoid reaching the donut hole.

Q:	A number of people switched plans during the course of 2006. How will their benefits and the related payments to plans be reconciled?

We are working proactively with CMS, other Part D insurers and state governments to reconcile benefit payments during the initial member assignment confusion of dual-eligible members. To date, this reconciliation process is progressing smoothly, and we do not anticipate a significant financial impact to result from this process.

Q:	Describe the plans for the Prescription Solutions PBM within Ovations and the rest of UnitedHealth Group in 2007 and future years?

We are obviously attracted to broaden our capabilities to include a senior-focused full-service PBM:

•	Within Ovations, Prescription Solutions will be providing coverage to all of Ovations’ PDP and MAPD members. Approximately 3.5 million PDP members and 500,000 MAPD members will be transitioning to Prescription Solutions on January 1, 2007.

•	Within the commercial book of UnitedHealthcare, Prescriptions Solutions is currently servicing the legacy PacifiCare accounts and will continue to do so.

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•	Within the external carve-out market, Prescription Solutions has an existing portfolio of external clients it will continue to service. Additionally, given the scale of Prescription Solutions, we expect it will be increasingly competitive in the pharmacy carve-out market in years to come.

Prescription Solutions has two state-of-the-art mail-service facilities in Carlsbad, California, and Overland Park, Kansas, and has more than 15 years of experience in pharmacy benefit management. Our PBM has been a consistent trend setter, with expertise in claims processing, rebate administration and cutting-edge clinical and utilization management capabilities. We are also pleased that the new benefit plans for our PDP and MAPD members will offer copayment incentives to our members for utilizing mail.

Q:	Describe the portfolio of Medicare Supplement products you offer. Will this program gain or decline in coming years?

The various Medicare Supplement products we offer with AARP provide very useful and reliable coverage for many seniors. As such, they should continue to grow. Currently, we project our AARP-branded offerings have and will continue to increase active membership, adding a projected 130,000 and 150,000 individuals in 2006 and 2007, respectively. Our market share of the Medicare Supplement market has risen over the past few years to approximately 26 percent.

We aim to offer seniors a wide range of supplemental products that cover varying coverage and price points. We are the only organization to offer the full range of 10 standardized Medicare Supplement products that CMS has approved (termed A through J) in all 50 states and U.S. territories. These products cover varying levels of the coinsurance and deductible gaps that seniors are exposed to in the base Medicare program. In addition, we have begun to make available the AARP Medicare Supplement products to the employer market. We have also added the two standardized plans that resulted from the December 2003 Medicare reform bill (Plans K and L). These plans offer beneficiaries a lower premium-based entry into Medicare Supplement products than the existing plans. In addition to the various standardized Medicare Supplement offerings, we also market a range of hospital indemnity insurance products to AARP members. These plans generally offer scheduled fixed payments to people (e.g., $100 per day) who are hospitalized to cover their uncovered medical costs and/or ancillary expenses related to their hospital stay.

As government funding levels have increased for the competing Medicare Advantage products, the market focus has shifted somewhat to Medicare Advantage, but we anticipate that a viable market will remain for Medicare Supplement products for the foreseeable future.

Q:	How many of the 500,000 AARP Medicare Supplement prescription drug plan members stayed with the AARP Program?

More than 93 percent of the December 2005 Medicare Supplement prescription drug plan members stayed with the AARP Medicare Supplement program. Further, in 2006 more than 80 percent of the people in this group who opted to choose a Part D plan, chose the AARP-endorsed Part D plan. (In addition, more than 780,000 of the 2 million non-drug-plan Medicare Supplement members enrolled in our Part D plan.)

Q:	What is the longer term outlook for government business? What level of margin should we expect on your Part D and other government products? Does this provide an appropriate return on capital?

The need for an enduring government-private sector partnership will intensify as government programs require the innovation, technology and administrative capabilities that typically arise within the private sector. To justify our participation in such government programs, we have established a minimum hurdle level of a 3 percent to 5 percent operating margin for an established market or program, depending on the program or market. Performance is often better than this established hurdle in certain markets or with certain products. In aggregate, our consolidated level of return adequately compensates us for the risks inherent in these programs and provides an acceptable and reasonable return on capital.

With regard to Part D, our 2006 operating profits are projected to slightly exceed our expectations in the first year of the program. Looking forward, we are comfortable that the Part D program will continue to provide returns that match or exceed our established minimum hurdle rate for government business.

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Q:	What changes should one expect to the Ovations business now that the House and the Senate will be led by the Democratic Party after the election on November 7? What changes should one expect to the Ovations business if the houses of Congress and/or the Administration are led by the Democratic Party after the 2008 election?

We greatly welcome political focus on new approaches to improving the efficiency, sustainability and performance of Medicare because we are convinced that the only way to effectively address these challenges is for companies and government to work together, combining the strengths of each partner in the modernization of Medicare. Our capabilities and our focus put us in what we believe is a unique position to help address the health care challenges in any legislative environment. We are a national diversified company offering the broad spectrum of Medicare products. We have real-world experience that will be valuable to the new Congress and, in 2009, a new administration as they look to resolve those health care issues in the most cost-effective way possible. We take a unique approach to Medicare with our breadth of both traditional and new Medicare programs that serve people with a broad range of economic resources and needs. Medicare Advantage, Part D and our other Medicare programs are dedicated to delivering quality care and saving the government and individuals many millions of dollars. If Congress decides that changes need to be made to the program, we will continue to work with them in the interests of our members and the Medicare program.

Q:	What other types of opportunities could we see emanating from Ovations in the future? What are you doing in the area of services for the Baby Boom generation?

We have made a major commitment to meeting a broader range of consumer needs, defined not only by the traditional Medicare 65+ population, but also by those who are younger with emerging health and lifestyle needs that are largely unmet. The Baby Boom generation has redefined every social institution they have encountered, and they are also redefining health and wellness. UnitedHealth Group businesses already have close to 15 million customers ages 50 and above, and we are actively working to understand what additional new products and services we can offer to the 87 million people over age 50 to help them enhance their health, wealth and security.

We are developing a portfolio of products and services with varying benefit levels and price points that will be attractive to the Baby Boom population. These include everything from supplemental products that help with non-covered medical and ancillary expenses to full comprehensive PPO plans with prescription drug benefits.

We will also continue to look for new and creative ways to deal with health care challenges that have a direct link to our approach to health care. This will potentially include new products as well as new partnerships with employers, union organizations, health care providers and nonprofit associations.

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BUSINESS OVERVIEW

•	AmeriChoice organizes health care benefits, resources and services for beneficiaries of state Medicaid, Children’s Health Insurance and related government-sponsored health care programs.

•	AmeriChoice health plans provide services to more than 1.4 million beneficiaries of Medicaid and other government- sponsored health care programs in 13 states.

•	The company also offers government agencies a broad menu of separate management services — including clinical care consulting and management, pharmacy benefits services, and administrative and technology services — to help them effectively administer their distinct health care delivery systems for this population.

CAPABILITIES

•	AmeriChoice has a demonstrated track record of serving the needs of underserved, economically disadvantaged and vulnerable individuals in multiple and diverse geographic markets.

•	The AmeriChoice approach coordinates resources among family, physicians, other health care providers, and government and community-based agencies and organizations to ensure continuous and effective care.

•	The unique AmeriChoice Personal Care Model establishes an ongoing relationship with individuals who have serious and chronic health conditions to help them maintain the best possible health and functional status.

•	AmeriChoice programs focus on high-prevalence and debilitating illnesses such as hypertension and cardiovascular disease, asthma, sickle cell disease, diabetes, HIV/AIDS and high-risk pregnancies.

•	AmeriChoice utilizes sophisticated telemedicine tools to support care management. This technology enables nurses and physicians to monitor vital signs, check medication use, assess overall patient status and facilitate overall care.

•	Distinctive outreach and education programs developed with the help of leading researchers and clinicians are used to target and intervene in the illnesses most common among individuals served by AmeriChoice, as well as to ensure preventive care for children and adults.

•	The company utilizes advanced and unique pharmacy services — including benefit design, generic drug incentive programs, drug utilization review and preferred drug list development — to help optimize appropriate use of pharmaceuticals and concurrently contain pharmacy expenditures to levels appropriate to the specific clinical situations.

•	Advanced technology applications provide and support efficient, reliable and scalable business processes.

AMERICHOICE

MARKET CHARACTERISTICS

•	State Medicaid programs cover approximately 50 million people, including 25 million children.

•	Additionally, 47 million Americans are currently estimated to be uninsured, including many who live in medically underserved or challenged situations outside of current state Medicaid guidelines.

•	Annual spending on Medicaid and related state health programs exceeds $300 billion.

GROWTH AND PERFORMANCE

•	AmeriChoice expects to increase the number of people it serves in target markets by approximately 170,000 individuals in 2006.

•	The company recently won contract awards that will result in new operations in Tennessee and Washington state in 2007.

•	Excellent HEDIS quality scores demonstrate the quality and effectiveness of the care facilitated by the activities of AmeriChoice.

•	Strong indicators of success in the past year have included the favorable response of state sponsors, enrolled individuals and physicians. The advances reflect positive response to the Personal Care Model for targeted conditions important to individuals and their state program sponsors, as well as gains in dealing with such areas as pharmaceuticals, laboratory and ancillary care services, and hospitals.

•	AmeriChoice continually assesses key characteristics of individual state programs and adjusts its participation according to its view on longer term value delivery. As a result, the company initiates participation in some state programs (e.g., Michigan in 2004, Georgia in 2005, Texas in 2006 and Tennessee in 2007) and elects not to participate or withdraws in other situations (e.g., Illinois in 2005).

AMERICHOICE

QUESTIONS AND ANSWERS FROM AMERICHOICE

Q:	How do you choose in which state programs to participate?

We consider a variety of factors such as the state’s philosophy, approach and related experience, and consistency of support for its Medicaid program in terms of service innovation and funding; the population base in the state; the willingness of the physician/provider community to participate with the AmeriChoice Personal Care Model; and the presence of community-based organizations we can work with to meet the needs of our members. Using these criteria, we entered Michigan several years ago, and last year we competed for and won a contract to operate a health plan in Texas, which became operational in September of 2006. Over the past two years we have also been awarded disease management contracts in Georgia, Florida and Washington. We are currently evaluating other possible opportunities.

Earlier this year, we were selected to participate in the revamped TennCare program beginning in the spring of 2007. Although the TennCare program has had past challenges, we believe that Governor Bredesen and the TennCare staff have formulated a well-conceived and carefully thought-out program, which has won the support of the State Legislature.

Q:	How do you view the larger “state mandate” state bid opportunities that have been recently prevalent?

We are pleased to have won an expanded opportunity with Tennessee, and believe this will be a successful program. However, several other new market bid opportunities have been very price sensitive recently. Our commitment to operating discipline precluded us from submitting proposals where the underlying financial structure is not sustainable.

Q:	A number of states are experiencing budget pressure. How does that affect your business?

Budget pressure can actually serve to increase demand for AmeriChoice’s expertise and services. Health plans and services managed by AmeriChoice can help states improve fiscal control and outlook because our focus on preventive services and care programs helps people manage serious and chronic conditions, thereby enhancing their health status and helping them avoid more serious health complications. Moreover, we assume the administrative burden of operating programs that government agencies lack the staffing and expertise to handle.

We are clearly selective in terms of the states with which we partner, focusing on those that consistently place priority importance on providing health care benefits for their lower income and vulnerable populations. Accordingly, AmeriChoice is appropriately funded for 2006 and 2007 to care for the individuals in the key states it serves.

Q:	Do you expect states to tighten their member eligibility criteria?

Short term, yes. Reductions in both eligibility criteria and benefit designs allow states to cut costs while continuing to support a sustainable financial structure that meet actuarial soundness requirements.

Long term, we think eligibility will broaden as legislators search for effective vehicles to provide basic health care to at least some portion of the more than 45 million Americans who are currently uninsured — over and above the 50 million current participants in Medicaid and other state health programs. These two segments of our population require special resources and services. We are well positioned to participate and serve these needs.

AMERICHOICE

Q:	How diversified is your business?

We operate health plans in 13 states and are not heavily concentrated in any one state or program. We serve anywhere from more than 300,000 people in Arizona to 30,000 people in Nebraska. Our size and mix of business among these states provides a favorable outlook for us in 2006 and 2007. We also have non-risk management service operations in four states, including disease management programs in Georgia and serving as a sub-contractor to another company in Florida. In addition, we recently were awarded a chronic care management contract in Washington, and we are exploring opportunities for expanding these operations to other states and localities.

Q:	Are there market segments within the broad Medicaid structure?

Yes. There are categories of eligibility assigned to individuals who are enrolled in our health plans. The category of eligibility is typically associated with health status and a specific level of reimbursement. For instance, the TANF (Temporary Assistance to Needy Families) population comprises primarily young women and children. For this group, we focus our Personal Care Model activities toward preventive health outreach and access to care programs for members with chronic conditions. Other subpopulations include: SSI (Social Security Insurance), ABD (Aged, Blind and Disabled), DDD (Division for Developmentally Disabled) and GA (General Assistance). Individuals in these categories are typically chronically ill and require multifaceted, highly integrated and complex approaches to care management.

Beyond the administrative nomenclature, we utilize sophisticated tools to stratify people based on their risk profiles. These tools allow the AmeriChoice clinical staff to immediately identify individuals who may need care management services or are in need of social resources. We also work directly with the member’s primary care physician to help determine medical interventions. Another unique tool allows us to examine historical (up to 5 years) prescription medication use upon enrollment of new ABD and DDD members to determine appropriate placement in our care and disease management programs.

We have specialized disease management programs for asthma, diabetes, congestive heart failure, sickle cell disease, chronic obstructive pulmonary disease, pneumonia, special needs, lead poisoning and HIV/AIDS. Separately, our Healthy First Steps program for high-risk obstetrical and maternal management is based on the premise that early identification and assessment of high-risk pregnancies and subsequent care by an obstetrician will help minimize premature deliveries and complications with premature babies.

Q:	What are the price and cost trends in this business?

Our medical cost trends are below those of the UnitedHealthcare commercial lines of business, and our price (revenue) trends generally run parallel to those costs. In general, state Medicaid reimbursement trends tend to be lower than rates paid to physicians/providers participating in commercial programs. The lower medical costs reflect, in part, the effectiveness of our Personal Care Model, which focuses on specific health issues and needs, and our ability to target resources to meet these specific individual needs.

We expect state reimbursement rates to advance modestly around 4 percent to 5 percent on average in 2006 and 2007. We will manage effectively within this level, and we expect to produce an acceptable return on our capital and to generate solid margins in 2006 and 2007.

Q:	How does your clinical management model differ from that of UnitedHealthcare?

All of UnitedHealth Group’s businesses work to facilitate and advance health and well-being, so our fundamental goals and values are the same. AmeriChoice serves a distinct customer segment that tends to have unique needs. The people we serve live in areas that are often medically underserved and where a consistent relationship with the medical community or a care provider is less likely. They also tend to face significant social and economic challenges. Our medical management approach recognizes these factors. In particular, we provide hands-on clinical and social case management for the most prevalent and potentially dangerous conditions — asthma, diabetes, congestive heart failure and high-risk pregnancies — and in each situation help members and their families manage these conditions for optimal outcomes. We also take a very proactive approach toward preventive health services, especially the services and screenings that are so important for children. All of these actions address critical issues for the populations we serve.

AMERICHOICE

Q:	If you were to experience unexpected medical cost issues in your risk business, what would be their basis?

Medical cost issues in the risk business can arise from a variety of sources.

The first stems from the nature of enrollment and disenrollment in our health plans. Almost all of our plans operate in states where members are assigned to us and, at times, are retroactively enrolled; in these situations, we immediately assume an established history of impaired health and substantial costs, although we receive only standard reimbursement levels. This problem is compounded in states that do not require members to remain with their plans for a minimum amount of time, allowing an individual to enroll in a competing plan before we can fully manage their health condition.

Second, the costs related to a few provider systems are based on percent-of-charges, particularly in the outpatient services area, so changes in hospital rates can increase our costs. We are moving away from these agreements and, to the extent they cannot be eliminated, we look to obtain charge master protection. We focus intently on helping individuals to seek care from network providers.

In unusual situations, such as occurred in Arizona in 2006, the state will mandate an increase in provider fee payments retrospectively. This required us to reprocess previously paid claims and increase our payments to those physicians for their services. While the state estimated the effect of the increase and raised our rates accordingly, the actual cost increase has turned out to be much greater than they estimated. We are currently in discussions with our customer regarding potential relief for this price/cost mismatch.

Finally, the Medicaid population tends to have a significant incidence of high-risk pregnancies. These members are more expensive to manage during their pregnancies, have longer lengths of stay prior to and following delivery, and are more likely to have babies needing care in a high-intensity neonatal unit. The need for neonatal ICU services can be substantial within the population we serve. We have a high-quality, unique program to address the problems of high-risk pregnancy.

Q:	What tools do you use to control medical cost? What are your projected 2006 and 2007 cost trends?

Our starting point is facilitating access to quality care resources that align with the unique needs of those we serve. We utilize a wide array of tools to monitor and effectively manage the costs associated with medical care. These tools include internally developed capabilities as well as products acquired from Ingenix, another UnitedHealth Group company, and other outside vendors.

Our focus is on claims analyses, including comparing member treatment against a database of evidence-based medicine and best practice models to identify individuals with chronic and acute conditions (e.g., asthma, diabetes and congestive heart failure), rank them by risk, and identify opportunities for improved care. A variety of analytical software gives us timely access to claims data and medical cost trends and enables us to produce reports that help us to implement strategies with the greatest opportunity for clinical and case management intervention as well as cost reduction. In certain instances, telemedicine is used to increase access to case management for homebound members. Finally, through our centers of excellence provider networks, we continuously identify physicians and hospitals that demonstrate superior outcomes and partner with them under special agreements to provide services to our members.

Our annual cost trends consistently run lower than those of the commercial line of business. While the trends vary across markets and category of service, we have generally seen medical trends in the mid-single-digit range. The areas where cost trends have been the highest include physician and outpatient services. We believe this indicates the positive impact of our disease management programs with increased utilization of primary care physicians and specialists and lower demand for emergency department and inpatient services.

AmeriChoice runs an aggregate medical care ratio in the high 80s, reflecting the diversity of population cohorts that we serve, including people with complex chronic illnesses who are affiliated with specialized state programs. It is our job to address states’ needs wherever practicable, rather than limiting our focus to their younger, healthier population groups (which frequently can show medical care ratios in the low 80 percent range). We believe this approach builds a balanced and sustainable business over time.

AmeriChoice generates strong returns on capital by effectively managing care and cost for our customers in these programs while leveraging UnitedHealth Group’s low-cost operating structure and efficient administrative capabilities.

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Q:	What about growth?

We will experience an increase of approximately 170,000 members in 2006. We recorded substantial organic growth in a number of key markets, including New Jersey, Florida, Wisconsin and Michigan, and we gained approximately 110,000 members from UnitedHealthcare’s acquisition of Physicians Health Plan in Michigan and John Deere Health Care. In 2007, we expect to benefit significantly from our new health plan in Texas, which began operations in September, and in Tennessee, where our new program will become operational in the spring of 2007.

A potential growth area for us is in Special Needs Plans, where our expertise in facilitating and managing care for the chronically ill and individuals with complex conditions and multiple diagnoses gives us a competitive advantage. We already operate such plans in parallel with our regular Medicaid and SCHIP operations in New York, New Jersey and Arizona, and will become operational in January 2007 with an SNP in Eastern Tennessee, where the John Deere health plan we assumed management of has 16,000 of an estimated 70,000 eligible individuals already enrolled.

Q:	How do you view the ongoing consolidation in your business sector?

We are very cautious, as we have seen situations where buyers seem to use a much lower cost of capital than we would apply at AmeriChoice. Over the past number of years, AmeriChoice has participated in this consolidation, albeit in a relatively modest way, in New York, New Jersey, Pennsylvania and Michigan, as well as via UnitedHealthcare’s acquisition of John Deere Health Care. Like all UnitedHealth Group businesses, we remain open to acquisition opportunities that meet our strategic and financial return criteria, but do not view them as the principal approach to sustain growth or earnings. Today we are particularly attentive to internal growth opportunities and the expansion of our non-risk disease management programs.

Q:	What efforts do you have in the areas of Fraud and Abuse? Do these drive significant cost savings?

AmeriChoice has an active and, we believe, effective anti-fraud and abuse program focused on prevention, detection and recovery of fraudulent or abusive claims and activities by our health care providers or members. The program consists of both prospective (prepayment) and retrospective (post-payment) review of claims, using sophisticated fraud and abuse detection software, as well as our own Special Investigations Unit, Ingenix Fraud Detection Services and outside vendors for special anti-fraud projects. We also have a toll-free Anti-Fraud Hotline that is publicized and available to employees, providers and members to report abusive or fraudulent activities.

Q:	Do you manage pharmaceutical benefits for the states under your programs? How should one think about the interaction of pharmaceutical and medical trends in the Medicaid markets?

In most of the states where we have health plans, pharmaceuticals are part of the benefit package we are responsible for providing (although in some states certain medications, usually anti-virals and those for the control of behavioral health conditions, are provided by the state). Our focus is on the development of cost-effective Prescription Drug Lists, a vigorous program of encouraging the prescribing of generics wherever appropriate and programs designed to ensure proper adherence to prescribed therapies and regimens by members, particularly those with chronic conditions that require maintenance medications.

To the extent we are successful in identifying members who can benefit from drug therapy, the increased medication costs for those members are, over time, offset by lower costs for emergency room visits and hospitalizations, thereby lowering our overall medical cost trends. Our analytical software, drug utilization review process and close working relationships among our disease and case managers, staff pharmacists and the members themselves, also contribute significantly to our success in this area.

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Q:	In what ways, if any, is your business different from the publicly traded Medicaid MCOs?

The biggest differentiator between AmeriChoice and publicly traded Medicaid MCOs is our ability to leverage the extensive resources and expertise of UnitedHealth Group. We believe our size and association with UnitedHealth Group enables us to realize economies of scale not available to smaller players in this dynamic market, and our geographic scope gives us the benefit of broad risk diversification. Additionally, our clinical care facilitation and management efforts, centered on the Personal Care Model program, are unique and provide distinctive components to our services. Our customer service and claims processing operations use the advanced technology and best practice experience of Uniprise, giving our members and providers access to these same services as UnitedHealth Group’s commercial sector customers.

Similarly, we draw on the expertise of UnitedHealth Networks for our contracting and network servicing functions, giving us the purchasing power of the full UnitedHealth Group customer base.

We also take advantage of UnitedHealth Group’s unparalleled technology, services, programs and investments to complement our own proprietary, Medicaid-specific software applications to track utilization and costs at a very detailed level. These systems allow us to respond quickly to emerging trends with appropriate member outreach and, where appropriate, with modifications to our internal operations including the redeployment of staff.

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BUSINESS OVERVIEW

•	UnitedHealthcare offers a comprehensive array of consumer-oriented health benefit plans and services for public sector, small and mid-sized employers, and individuals nationwide, and currently purchases health care services on behalf of approximately 14.8 million Americans for its business and, in total, organizes purchasing for more than 28 million individuals within UnitedHealth Group businesses.

•	Mid-Sized Employer Group provides health benefits and services to nearly 6.7 million consumers through mid-sized and large employers with 100 to 5,000 employees, as well as larger employers with service needs confined to a single state.

•	Small Business Group provides health benefits and services to nearly 4.4 million people through local businesses employing 2 to 99 individuals.

•	Public Sector provides services to 3.0 million individuals through municipalities, educational institutions and labor unions with more than 1,000 employees.

•	Individual Business Group provides health benefits and related services for more than 700,000 people.

CAPABILITIES

•	UnitedHealthcare offers broad access and meaningful economic discounts for all customers and users of the company’s various services by contracting directly with more than 500,000 physicians and other care providers and 4,700 hospitals.

•	The company has organized alliances with select regional health plans to facilitate greater customer access and affordability.

•	Product offerings align around the broad affordability continuum and emphasize consumer choice and direct access to clinically appropriate care.

•	UnitedHealthcare serves as a significant distribution arm for Specialized Care Services ancillary lines of coverage.

•	Quality, cost-effective local health resources (physicians, hospitals, etc.) in key geographic areas are seamlessly linked to create integrated national networks and services delineated by quality and efficiency of performance in major clinical categories.

•	Innovative clinical outreach programs — built around evidence-based medicine — promote care quality and patient safety and provide incentives for physicians who demonstrate consistency of clinical care against best practice standards.

•	Data-driven networks and clinical management are organized around lines of service such as, cardiac, oncology, neuroscience, orthopedics, spine, women’s health, primary care and transplantation to optimize networks, clinical operations and benefit designs to provide consumers with the necessary resources to make more informed choices around managing their health.

•	Unique disease and longitudinal condition management programs help individuals address significant, complex disease states.

•	Designation programs identify the quality and efficiency of practitioners based on evidence-based treatment standards, clinical guidelines and independent, expert advice. These programs are designed to raise consumer awareness of differences among health care practices that can affect both the quality and cost of the care and help consumers identify doctors and facilities that best meet their needs.

•	UnitedHealth Pharmaceutical Solutions, a comprehensive and integrated pharmaceutical management service that is managed by a dedicated team of 125 professionals, consistently achieves a leading cost profile and trend. The company uses physician and consumer programs that support the appropriate use of drugs based on clinical evidence and benefit designs that encourage consumers to use drugs that offer the best total value.

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•	Internet services dedicated to specific user segments advance consumer, broker, physician and employer knowledge; facilitate decision-making processes; advance transactional efficiency and ease; simplify the experiences; and lead to lower costs and improved results.

•	A single and uniform operating system for all business sites (except very recent acquisitions) facilitates accurate, timely and consumer-oriented health care administrative services.

MARKET CHARACTERISTICS

•	137 million consumers secure individual coverage or are affiliated with small, mid-sized and public sector employers — the markets addressed by UnitedHealthcare.

•	Annual expenditures for medical benefits for the target population total more than $500 billion.

•	A significant uninsured consumer market — particularly part-time workers earning at least twice the federal poverty income level — represents an untapped customer segment in need of effective, valuable and lower priced products.

•	Despite holding leading market positions nationally, regionally and in local urban markets, UnitedHealthcare has significant growth opportunity with less than 11 percent total market share nationally.

GROWTH AND PERFORMANCE

•	Regional and national access to broad, affordable and quality networks of care providers has advanced significantly in the past three years, with significant increases in access to services in California, Connecticut, Delaware, Florida, Central Illinois, Iowa, Maryland, Massachusetts, Nevada, New Hampshire, New Jersey, New York, Oregon, Pennsylvania, Eastern Tennessee, Virginia, Washington, West Virginia, Wisconsin and Washington, D.C. UnitedHealthcare has increased the size of its contracted networks by 25 percent over the past three years.

•	In the industry’s first published study of consumer-driven health plans (CDH), Definity Health measured behaviors of more than 50,000 individuals in CDH and PPO plans over a three-year period. Key findings included:

•	CDH plans have positive impact on employer health costs, while delivering similar or better benefits to consumers

•	Cost trends for CDH plans were favorable compared to that of PPO plans

•	Utilization of acute services was reduced, while preventive services were accessed more frequently

•	The acquisition of PacifiCare further strengthened UnitedHealthcare’s position in approximately 40 states, most notably in Arizona, California, Colorado, Nevada, Oklahoma, Oregon, Texas and Washington.

•	UnitedHealthcare will experience organic growth approaching 200,000 individuals during calendar year 2006. This is in addition to acquired growth of approximately 500,000 individuals during 2006.

•	UnitedHealthcare has helped consumers achieve higher quality clinical outcomes, which in turn has helped to moderate cost trends and improve affordability. This was accomplished through programs aimed at promoting evidence-based clinical practices, helping individuals access and coordinate complex and catastrophic care more effectively, and supporting the appropriate use of prescription drugs.

•	Same-store operating margin has increased due to continued improvements in operating cost disciplines, improvements in underwriting margins of previously acquired companies, gains in operating productivity and efficiencies and more effective procurement programs in areas such as pharmaceuticals, devices and diagnostic testing.

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QUESTIONS AND ANSWERS FROM UNITEDHEALTHCARE

Q:	How are market needs for your products evolving? How will this marketplace look in five years?

Health care and U.S. labor market trends are driving a continued need to develop a broad set of affordable products and models that give members access to products that are portable beyond their employment relationship. In five years, we envision a market that includes a broader spectrum of affordable products that will be tailored to individual consumer demographics and attitudes. We additionally expect to see higher levels of portability between employer group coverage and individual coverage to address the growing need for non-employer-based options. We are actively researching consumer product versus price preferences (across multiple consumer segments) and developing more affordable and portable products for 2007 and beyond.

As the leader in the consumer-driven health (CDH) arena, we are uniquely positioned to offer advanced consumer-driven options that include unique plan design features, market-leading data and decision support to drive more informed member decisions, and clinical management and related outreach programs that generate improved health outcomes and cost. Future UnitedHealthcare products will address affordability with new choice models that provide consumers with strong incentives to comply with evidence-based medicine guidelines and use the most efficient and effective providers by episode of care, and thus generate improved health status. These consumer actions and results (motivated by product design) will be rewarded with short- and long-term financial incentives. As an organization we are focused on developing close consumer relationships through unique products, service models and positive member outcomes.

Q:	What are your future growth expectations?

We anticipate balanced, profitable growth over an extended time frame. Our expectation is for sustained revenue growth in the 8 percent to 12 percent range, with individual year results varying based on market conditions. Annual increases in U.S. health care consumption and medical inflation create a natural lift in the top line, as we participate in a moderately inflationary business in a flat to only slightly inflationary U.S. economy. At the same time, we expect steady increases in market share over time driven by our ability to differentiate our value proposition in each market segment — individual, small business, mid-sized employers and public sector organizations. Currently, we are projecting 2007 organic growth in the range of 400,000 to 500,000 consumers, with the bulk of the gains coming in fee-based arrangements.

Q:	Who do you win business from and why?

There are hundreds of payers, insurers and intermediaries in America — forming a much larger competitive universe than the publicly traded companies alone. We are consistently successful and grow our business by gaining share at the local market level against varying competitors based on the geography in question. Our products effectively build off of being more affordable, more accessible, easier to use and of higher quality.

Generally we have gained against competitors because of our business approach and key capabilities. They include:

•	Intense consumer, employer and broker segmentation, which allows us to understand and then focus on meeting the unique needs of each of these constituents.

•	Unparalleled product range that is responsive to employer and consumer needs for affordable solutions.

•	Differentiated service that builds off of a single national system platform.

•	Effective medical cost performance, with cost trend results consistently better than peers.

•	Single, highly reliable and efficacious networks of facilities, physicians and other health care professionals who provide consistently reliable, high-quality and transparent access to health care.

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Q:	Discuss the competitive market environment for commercial risk products.

The industry is typically characterized by cycles of regional competition rather than an overall linked, synchronized national cycle. Selected geographies and segments have experienced competitive pricing pressure largely from not-for-profit Blues beginning in the second half of 2005 and continuing through 2006. Our pricing position remains disciplined and tied to our projected cost trends, which continue to moderate due to the success of our health care affordability initiatives.

To reduce our exposure to the short-term pricing environment, we have focused on driving a long-term affordability agenda, product innovation and market segmentation. For instance, we have a highly integrated CDH plan offering that provides the customer with substantially lower costs over a longer period of time, as opposed to near-term pricing concessions. In addition, we focus on the value attributed to our extensive wellness programs and our UnitedHealth Premium® designation program that helps consumers navigate the health care system in search of high-quality service at an appropriate price. We have broadened our base of offerings to assess new markets such as student insurance, hospital-employers and private equity, as well as the market for essential benefits, through our Basics product line.

Q:	In 2006 you were short of your target for the commercial risk business. Describe specific sources of business loss.

For commercial risk business, we currently expect to lose about 55,000 members for the full year, which is composed of organic losses of 465,000 offset by 410,000 lives added through acquisition. The organic losses include two Public Sector accounts with high medical care ratios totaling 100,000 lives; funding conversions and attrition of 90,000 lives; and losses of 130,000 people attributable to the repositioning of our PacificLife, PacifiCare individual and small group business, and AMS individual and small group business. The remaining 145,000 in organic fully insured losses are attributed to the broader competitive environment.

On the other hand, we have benefited from outstanding performance in our fee-based business, where we will gain 645,000 members organically for the year. We are exceptionally pleased with this result, as it validates the breadth and depth of our networks, clinical value, management capabilities and exceptional service. These gains include one large public sector account win totaling approximately 300,000 people.

Q:	What is your outlook for operating margin?

We expect stable to perhaps slightly improved margins at UnitedHealthcare, largely driven by our ability to further leverage and improve on operating innovations and focused cost disciplines, rather than any expansion around the medical care ratio. Indeed, our current margin reflects some of this operating leverage, as well as the underlying strong capabilities of our enterprise and its assets.

Our medical care ratio, which is 79 percent to 80 percent on commercial insured business, is within our target range given the current business mix of insured and self-funded products across a base that is increasingly focused to mid-and small-sized employer-customers. It is our belief that future margin expansion for our business will be driven by productivity, operational scalability and, potentially, by business mix, rather than by generating comparatively lower medical care ratios on a same-client, year-over-year basis.

We have seen consistently positive internal metrics reflecting dramatic improvements in the consistency of both local market and national business line performance. Our approaches and consistent management disciplines, embodied in a franchise model, have substantially reduced the level of margin variation by product among our businesses in more than 40 geographic markets.

The operating margin for UnitedHealthcare is not recorded separately, but is embedded in the Health Care Services segment, which includes three businesses of UnitedHealth Group — UnitedHealthcare, Ovations and AmeriChoice. This group of companies has an aggregate margin of approximately 8 percent this year. We see the overall Health Care Services reporting segment sustaining a 7 percent to 10 percent operating margin over time, again dependent on business mix.

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Q:	What is your view on pricing of risk-based products, and how does that relate to your growth and margin expectations?

We will grow our customer base in 2007 and expect stable to improved margins as we continue to make advancements in our technology and affordability initiatives. We anticipate providing services to approximately 400,000 to 500,000 more people by year-end 2007 versus this year, with the bulk of the gains coming in fee-based products.

Our long-standing and disciplined approach to pricing is straightforward — we price to our estimated future costs. For risk-based products that means we are currently pricing our 2007 renewing business at around a 7.5 percent to 8.0 percent increase after taking into account benefit buydowns and changes in customer demographics. This is at our current estimated net cost trend. Our approach provides an allowance for an increase in health system utilization should the anticipated economic expansion materialize, as well as for unexpected utilization or new product issues that would broadly increase health care spending.

We expect a relatively stable medical care ratio in 2007, generally around 79 percent to 80 percent on commercial insured business. We believe that modest overall operating margin expansion is possible as we expand fee-based products and continue to drive administrative service advances and cost decreases in both insured and self-funded products and their related services.

Q:	How has your ability to understand cost trend changed over the past five years?

We believe our ability to understand trend is excellent — and our precision gets better every year. Except for our more recent acquisitions, we have a single reserve system and process that draws on a single provider network and a single clinical data warehouse. That data resource contains demographic data, clinical encounter data, pharmaceutical data and lab services data, all of which is processed more quickly and more electronically each year, improving visibility to claim trends. Furthermore, we are using Six Sigma-like processes to advance continuous improvement on these data inputs.

Our forward trend uses historical information plus a proprietary Ingenix pipeline analysis of the per member per month impact of new drugs, technologies and therapies that will emerge in the next two years, including all increases and decreases in costs for procedures that will be related to the new therapies (such as lab tests, physician visits, hospital stays, etc.). We layer in known or expected changes in hospital, specialist or primary physician rates on a local market basis for the coming 12 to 18 months. We also consider macroeconomic factors and demographic and actuarial nuances. The result is a detailed, data-rich study of medical cost, its components and its drivers, both in the aggregate and at a market level — all updated monthly. We analyze the elements involved in the trend assessment centrally by product and by location, review the trend data monthly, grade our forecasts quarterly, and use a feedback loop process to further tighten the quality of the forecasting models.

This granular, customer- and market-specific view allows us to price based on both known costs and market dynamics. This “bottom-up” pricing model is a highly sophisticated approach for the health insurance industry.

Q:	How should investors evaluate prior period reserve development?

Prior period development is a quantitative measurement of the accuracy of historical estimates of medical costs and the system that produced those estimates. UnitedHealth Group has been approximately 99 percent accurate in its estimate of annual medical costs in each of the past eight years. Although perfect foresight would result in zero development, we have found that we have actually tended to be slightly conservative and thereby overaccrued medical expenses in each of those full years. As this has happened consistently over these years, the net impact on reported medical costs is immaterial.

We would suggest that prior period development is best evaluated in context with other items in an earnings report. What is the cash flow from operations? What is happening with key items such as pricing yields and medical cost trends? How stable is the medical care ratio? Have there been recent acquisitions, and how has development of estimates from those acquisitions been treated? The aggregate picture of all these items will tell more about earnings quality and the direction of the business than any single period of reserve development.

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Q:	What is behind your increasing medical care ratio, given the stated objective of a stable MCR?

Our medical care ratio is increasing in 2006 due to the acquisition of PacifiCare, which has a higher medical care ratio than the legacy UnitedHealthcare business. Through the third quarter, our 2006 medical care ratio was 70 basis points less than our medical care ratio including PacifiCare.

Q:	What is your view of the current health care cost trend?

The overall medical cost consumption trend for our clients has moderated throughout the past three years. We currently expect the average net trend for 2006 — on a same-store basis for the products we insure — to be 7 percent to 7.5 percent. There is some potential for further modest slowing, particularly influenced by the ongoing results of our targeted interventions and actions around cost and utilization outliers. These efforts have clearly created positive results to date.

Our view is that the relatively more favorable cost trend we have realized over the past couple of years is largely the result of several factors: 1) targeted medical affordability initiatives, including contracting and management interventions; 2) increased consumer involvement in decision-making through cost-sharing and consumer-driven product features; 3) market-sensitive product designs; and 4) favorable prescription drug experience resulting from our management initiatives and product enhancements and drug patent expirations. Further attention to these, coupled with expanding efforts regarding transparency around quality and efficiency among care providers, will also favorably impact trends next year.

Q:	What is happening with the various components of health care costs (and the related trend)?

Aggregate costs are, at the most basic level, composed of utilization and unit costs — each of which has historically contributed equally to the total cost trend. However, in the past two years, utilization trends have generally slowed more on a relative basis, and unit cost components are driving most of the health care trend. Considering current 2006 aggregate trend relative to the prior year, increases in the utilization of services have moderated at lower rates of increase than in previous years — in fact a less than 1 percent increase.

Aggregate unit costs have continued to increase based on higher unit costs for most health care items and components. Excluding prescription drugs, overall unit costs are up 5 percent to 5.5 percent this year. This level of increase is at the lower end of the range seen in most years during the past decade or so.

Finally, other factors such as patient acuity have accounted for the balance of the 2006 cost trend.

Q:	How are you responding to increasing hospital bargaining power and market position consolidation?

We do not view the process of negotiating responsible cost contracts with hospitals as a battle of relative strength with winners and losers. The key for us, ultimately working on behalf of individual Americans, is to help realize the most appropriate costs for the best possible outcomes in a disciplined but fair and balanced way, and to do that we must work with these key components of our health care system.

Over the past two years, hospitals have been impacted by many of the same factors that have driven trend overall — a moderation in demand for services and increases in new and expensive clinical technology. Coupled with tightening state and federal reimbursements and high labor costs, hospitals have experienced a financial squeeze. This is demonstrated by the fact that, despite getting more rate (price) increases over the past several years, the average hospital profit margin has not changed substantially, staying at about 3 percent to 5 percent.

Most hospitals with which UnitedHealthcare does business attempt to negotiate single-digit price increases that allow them to maintain these margins. At the same time, administrative ease and cash flow are increasingly important to these facilities. UnitedHealthcare accordingly works with hospitals to put in place contracts that can be administered efficiently by both the hospitals and UnitedHealthcare, and that lead to predictable financial results for both parties.

In the negotiations, UnitedHealthcare also works with hospitals to get financial terms that appropriately align risk with the facility and reduce the problem of hospital price charge (also known as “charge master”) increases. UnitedHealthcare contracts are predominately fixed-rate per diems and case rates. Where we have percent-of-charge exposure, charge master increase protection is negotiated.

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Ultimately, we believe our approaches are resulting in the optimal balance of reasonable costs for payers and consumers, while recognizing the importance of care providers and the need for appropriate care access and affordability in the current environment.

Q:	Are the HCA markets that were recently out-of-network for about two months an outlier? What are the circumstances that led to this situation?

UnitedHealthcare strives for fair and transparent relationships with hospitals, physicians and other provider partners. However, in our pursuit of affordability, we must sometimes take a position that draws short-term attention. With specific regard to the highly visible HCA facilities that were recently out-of-network in Colorado, South Florida and Tampa, our ongoing contractual discussion stalled because HCA requested year-over-year increases that were significantly higher than peer hospitals in the same markets, as supported by rigorous data review and analytics. On behalf of our customers and employer groups, UnitedHealthcare did not agree to these increases, which led to HCA terminating our contract. However, we subsequently reached a fair agreement with HCA that better aligns our organizations on a shared quality and affordability agenda. This landmark contract covers more than 150 hospitals and more than 100 diagnostic and treatment centers nationwide into 2011, including HCA facilities in four new markets in Florida, Kentucky, Missouri and Nevada.

Q:	How has your physician and hospital network changed with respect to your recent acquisition activities?

California Conversion

We are pleased to have completed the development of a durable, proprietary network throughout California, adding 16 hospitals and nearly 5,000 physicians and other care professionals to our statewide network. This represents a 5 percent and 11 percent increase, respectively, over the number of hospitals and physicians that were available via our leased network prior to our merger with PacifiCare Health Systems in December 2005. We have been and will continue to strengthen our network throughout this region.

Northeast

The UnitedHealthcare commercial network in the Northeast region is stable and growing. We maintain good relationships with our key providers, including New York-Presbyterian Hospital, Mount Sinai Hospital, Continuum Health Partners, Jefferson Health System, Yale New Haven Hospital, LifeSpan, Partners Healthcare and Care New England Health System. Since January 1, 2006, we have added 21 new hospitals and more than 7,000 new physicians to the Northeast commercial network (with no significant attrition during this same period). Also, we have established long-term contracts through 2008 and beyond with several key providers.

Q:	What is happening with pharmaceutical costs?

Our priorities for pharmaceutical agents continue to be affordability and clinical appropriateness — for both the employer and employee. Our strategy, which has proven very effective, is to engage consumers in their drug decisions and align their copayments with the evidence-supported health care value of the choices they make. The result is better use of drugs that meet clinical needs and cost less. This approach also has the benefit of providing consumers more choices in the lower copayment tiers, and does not require physicians to obtain prior authorization on prescriptions for their patients. Some key performance metrics include:

•	Net Paid Rx Trend for 2006 is expected to be around 6.5 percent to 7 percent, including the experience of our PacifiCare business. This would mark the fourth consecutive year below 7 percent, and continues the long-term experience of being well below the industry average trend.

•	Optimal Benefit Plan Designs. We continue our emphasis on Optimal Benefit Plans (defined as three or four Tier benefits with a minimum $15 spread between Tiers 1 and 2, $25 between Tiers 2 and 3, and a fourth Tier minimum copayment of $100), which has been instrumental in driving consumers to choose Tier 1 or 2 drugs nearly 90 percent of the time. Importantly, Optimal Benefit Designs engage consumers in the drug decision, with their physician, by aligning their cost with the evidence-supported value of the choice they make. This results in more cost-effective decisions. Year-to-date August 2006 Optimal Benefit adoption has improved 260 basis points over the same period in 2005.

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•	Half-Tab Program. Our voluntary Half-Tab program was launched nationally during the fourth quarter of 2005 and has received widespread acceptance from employers and consumers. To date, we have filled requests for nearly 53,000 pill-splitters, and approximately 12 percent of all eligible prescriptions are currently being filled under this program. We expect participation to increase to 15 percent by the end of the year.

•	Copayments. Copayment as a percent of total cost is roughly flat at 33 percent, which indicates that the improvement in trend is primarily due to our success in lowering costs, not simply shifting costs to consumers.

•	Generic drug use. The 2006 year-to-date August generic dispensing rate increased 440 basis points to 54.6 percent of all prescriptions written, from 50.2 percent year-to-date as of August 2005. Generic substitution, meaning use of a generic drug when a clinically appropriate substitute is available, has also increased to 94.1 percent, from 93.3 percent during the same period last year. Both of these measures indicate strong response by consumers who are engaged and supported in their prescription drug decisions.

•	Specialty Drugs. Specialty drugs continue to be the greatest driver of pharmacy spend and trend and now represent 17 percent of all pharmacy spending (which does not include additional specialty pharmacy spending reimbursed under the medical benefit). The rate of growth in spending for these agents has slowed to less than 10 percent year-to-date as of September 2006 (from 34 percent in 2003), due primarily to our continued clinical and cost management efforts and the benefit of an overall reduction in the use of hepatitis C drugs. The leading specialty drug categories include rheumatoid arthritis, multiple sclerosis, growth hormones, immunosuppressives and treatments for hepatitis C. Specialty drug spend under the medical benefit is trending at less than 5 percent with the largest categories being oncology, rheumatoid arthritis, immunosuppresives, hemophilia, immune disorders and RSV prevention.

The driver behind much of the favorable cost trend has been the 125-person team at UnitedHealth Pharmaceutical Solutions, a UnitedHealthcare business that provides consulting and management services focused exclusively on pharmacy benefit management.

Q:	You have made a number of high-profile decisions with regard to your 2007 Prescription Drug List (formulary). Please discuss the thinking behind these decisions.

Branded Zocor in Tier 1: On June 23, a generic version of Zocor was introduced by Teva, the generic manufacturer that was granted six-month exclusivity to provide the generic version, at a higher cost than we currently pay for branded Zocor. As a result, we moved the brand to Tier 1 and placed the generic in Tier 3, a strategy we began to develop almost three years ago specifically to enable us to manage generic drug costs in situations like this or others, where the generic cost is out of line with clinically or therapeutically equivalent alternatives. As soon as the cost of the generic falls below our current cost for the brand, which we expect to happen sometime in the next 90 days, we will move the generic to Tier 1 and the brand to Tier 3. This management approach will result in a lower copayment option for consumers/employees without increasing employer costs, and over time will result in lower overall costs for employers.

Nexium Exclusion: Effective September 1, we made several changes in the Proton Pump Inhibitor (PPI) category. Our review of clinical evidence found that the PPI drugs are therapeutically equivalent, including Prilosec OTC. As a result, our Pharmacy Committee approved eliminating coverage of one of these drugs, Nexium, based on therapeutic equivalence to Prilosec OTC, and reinstating coverage of Omeprazole (generic Prilosec). Additionally, the Pharmacy Committee approved moving two other PPIs to lower copayment tiers in our formulary. In all, consumers and their physicians will now have five PPI prescription choices covered by their benefit at a Tier 2 copayment, in addition to Prilosec OTC, which is not covered under the benefit but is available without a prescription at a retail price of under $20 for a month’s supply.

These PPI changes reflect our evidenced-based approach to managing the pharmacy benefit and our unique ability to balance choice and cost to deliver more affordable pharmacy benefits for both employers and consumers.

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Q:	What is your strategy around cost containment in specialty areas, such as laboratory and diagnostic services?

Our strategy in specialty areas, such as laboratory and diagnostic services, is to use an integrated approach to improve the quality, appropriateness and cost-effectiveness of these services. Our management programs are based on diseases or lines of service, not just the test or service being applied. As a result, we consider the total health care needs and cost of care where these services are an important element. Some of the more critical elements of our programs focused around cost containment include the following:

•	Deployment and management of payment policies supported by evidence-based medicine. These tend to assist in the reduction of redundant procedures.

•	Use of peer review and evidence-based dialogue around the appropriateness of services, particularly where individual practice patterns are highly variable relative to mean expected performance.

•	Use of advanced contracting methodologies to limit abuse and provide the most cost-effective access to services. These approaches include reimbursement based on certification level.

•	Deployment of quality assessment and credentialing programs to align our network resources with our benefit designs.

•	Network expansion to provide sufficient access points for testing and, in turn, reduction of out-of-network costs that are otherwise incurred by consumers.

The key to our success is the deployment of an integrated approach to improving quality and reducing unnecessary cost. This requires that we align our contracting, clinical policy and management and benefit design strategies.

A recent example is our reference lab contract with Laboratory Corporation of America, which will be effective January 1, 2007. LabCorp will expand its participation within our diagnostic network of more than 5,000 reference laboratories and patient service centers.

First and foremost, this agreement ensures that our customers and participating network physicians will have access to the highest quality anatomic pathology and clinical laboratory services across the United States, while maintaining a lab network with the same convenience for our customers and care providers.

This agreement also will create better economics for our employer groups. Finally, the relevant and actionable data provided through standardized laboratory and billing systems will empower physicians and other health care providers, consumers and employer groups and other health care constituents to make better, more informed decisions.

Q:	How are you managing high-cost specialty biopharmaceuticals?

Given the clinical importance of specialty biopharmaceuticals, as well as their impact on the affordability of health care, we have taken a comprehensive clinical and operational approach to managing specialty drugs as follows:

•	We work to get patients to the most appropriate, high-quality care provider for their unique clinical situation. This helps ensure they receive the proper therapeutic intervention (s) in the first place.

•	We address specialty biopharmaceuticals in a dedicated unit where data reflecting the cost and quality of these drugs is evaluated and managed by dedicated senior resources in an integrated manner. Our programs are based on diseases, not just the drugs, and we are launching specialty disease management programs (starting with cancer in 2006) to address the total health care needs and the related cost of care where these drugs are an important element.

•	We perform comprehensive clinical reviews to develop evidence-based guidelines for use of these agents and the patient care facilitation and management that must accompany these situations. For example, guideline changes in cancer, anemia and growth hormones will yield more than $20 million in combined pharmacy and medical benefit drug savings for consumers in 2007.

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•	We have developed sourcing and distribution networks by therapeutic/disease category that support getting the right drugs to the right people in the right place at the lowest possible cost, regardless of whether they are covered under the pharmacy or medical benefit. A newly contracted specialty pharmacy network was implemented in the second quarter with more than 75 percent of our fully insured members participating in that network as of October 1. This helps ensure that they receive the proper therapeutic intervention(s) in the first place, and the network savings will contribute about $4 million in savings for consumers in 2006 and an additional $11 million on an annual basis thereafter.

•	We leverage our purchasing with the manufacturers of the agents across the breadth of programs and customer segments to drive lower costs for consumers.

•	We continue to renegotiate our home and clinic infusion center and physician contracts to require reimbursement at the NDC coding level. This ensures that competitive and reasonable drug costs are incurred and that payments required to administer the medications are reimbursed separately.

•	We are taking a comprehensive view of the medical and pharmacy benefits and working to encourage individuals to use our networks in order to get full benefit coverage, which is essential to driving a high-quality, low-cost network.

Our results to date have proven to be quite successful. While this category of drugs now represents 17 percent of our pharmacy costs, we have significantly lowered the year-to-year cost trend on specialty drugs reimbursed under the pharmacy benefit to less than 10 percent today. Specialty drug spend covered separately under the medical benefit is trending at less than 5 percent this year.

Q:	What are you projecting for medical cost trend in 2007?

Considering all of the factors that will impact costs, we anticipate our medical cost trends will remain relatively moderate and stable throughout 2007. That would mean in a range of 7.5 percent plus or minus 50 basis points. Just as occurred in both 2005 and 2006, this will be influenced by the economic climate and resultant impact on the consumption of health care services and the mix of business we ultimately sell.

The basis for this cost trend outlook — which is generally consistent with our 2006 outlook and within our pricing model — includes a variety of conflicting forces and elements. First, we believe utilization increases will remain moderate based on increasing consumer financial responsibility and our increasingly effective care management programs.

On the other hand, we expect continued unit cost pressure from select health care providers as they try to compensate for soft utilization trends. New technologies are also expected to have a slight impact in 2007.

In the important area of prescription drugs, we believe trends will be in the mid to upper single digits, consistent with the very moderate trend level of 2006. This projection is based on the reality of continued benefit design changes, advancing generic use, patent expirations, a relatively modest new product pipeline and the emerging utilization and costs associated with existing and new specialty drugs.

Finally, the majority of employers are continuing to select products with reduced benefit designs — shifting to the employee some of the costs (particularly those that are discretionary and nonessential) by as much as 150 to 250 basis points. This parallels the approach in 2005 and 2006, and should ultimately put some downward pressure on the related medical cost trends, depending on the aggressiveness of the designs.

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Q:	What are some of the important trends regarding benefit design?

There is an overall trend toward benefit designs that engage consumers more directly in the decision-making process. Specifically, we see an important product/design trend in offering consumers lower cost solutions for explicit decisions on coverage levels, provider decisions, treatment decisions and individual health status. This is present across all business types, sizes and funding approaches. We are well positioned to support this greater consumer engagement, and are preparing our customers for this next generation of products. To that end, our product strategy centers on several fundamental actions: improving the range of product options available and matching them to targeted consumer segments; designing programs for significantly increased consumer participation in health care decisions; continuing to emphasize consumer choice and direct access to clinically appropriate care; promoting care quality and patient safety; providing incentives to access physicians and institutions that demonstrate consistency of clinical care against best practice standards; and, leveraging our networks, business scale and proprietary technologies and methods to improve the affordability of health care.

Our products contain wellness programs and services that help individuals get healthy, maintain a healthy lifestyle and maximize the success of inpatient and outpatient treatments when they need care. They feature coordinated delivery of services by using online tools and personalized interventions. We help individuals access high-quality care services through national centers of excellence for catastrophic and complex medical conditions. To advance informed decision-making, our UnitedHealth Premium® program makes quality and efficiency more transparent to consumers so they can identify specialists and hospitals based on evidence-based treatment standards, established clinical guidelines and independent, expert physician advice.

Technology also plays an important role in supporting the consumer by providing 24/7 access to information resources and tools that enable better choices. Our Internet service portals simplify the administrative aspects of health care for consumers. Lastly, we have been pioneers in providing comprehensive personal health record tools that enable consumers to maintain a complete health record along with a personal financial record related to their health benefits program. These are available to care providers through secure Internet portals and are particularly helpful in both emergency and transitional care situations where medical records are neither readily available nor transferable among care providers.

Clearly, consumer engagement and related individual choice opportunities are more prevalent, and we expect this trend to continue. We are approaching the market with a broad array of consumer-focused product choices: programs popularly called consumer-driven health plans, which can be combined with flexible spending accounts, health reimbursement accounts and health savings accounts; UnitedHealth Wellness, which is a holistic wellness program that also contains a consumer discount purchasing program; UnitedHealth Basics, a simplified basic benefit plan; and, Golden Rule plans with health savings accounts for the individual market. Our experience confirms that consumers can and will change health behaviors when armed with the right information and a variety of financial incentives. Importantly, initial results of these efforts show favorable impact on the cost of care and retention of positive health outcomes.

Q:	How do HSAs impact your business? How does your per member per month contribution margin compare with traditional products?

Our objective is to provide consumers with affordable, high-quality health benefits supported by appropriate access to care resources, decision-support tools and superior service. Health Savings Accounts (HSAs), which are combined with high-deductible health plans, are just one of many product solutions we provide to meet this objective.

We have had great success distributing HSA- and HRA-compatible products. To date, we serve nearly 800,000 members within UnitedHealthcare in this product segment, approximately 50 percent more than at the end of 2005, and we expect that number will grow significantly in 2007 and beyond. Our capabilities in this product category are exceptional, and we possess all of the assets to service every aspect of these products. Accordingly, we will participate in many of the economic aspects available with these products including maintenance and management of depository accounts through Exante Bank, design and administration of the health benefits, and underwriting and administering the high-deductible policy component of the product.

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It is hard to compare the per member per month contribution margin on these products to that of “traditional” products, since similar high-deductible products have been part of our portfolio for many years now. In fact, we consider the so-called consumer movement to be a natural continuation of the trend toward increased employee cost-sharing that has been prominent for several years. As a very practical example, these products have long been a significant part of Golden Rule individual product offerings, which are dominated by higher deductible products.

We launched our HSA product line nationally on January 1, 2005. While it is a bit early for us to exhaustively conclude the impact that HSAs will have on our gross margin, our belief is that on a relative basis the impact will be minimal. We price our HSA-compatible plans with the intent of achieving the same gross margin as other plans of the same benefit richness. Hence, the expected contribution margin would be the same as a traditional plan with comparable benefits.

Pricing of the product will consider the actual benefit utilization and related factors — just as within any product approach. On an absolute dollar basis, comparing the contribution of a lower deductible plan to the HSA-compatible plan, the contribution from a high-deductible plan is slightly lower because the absolute premium level is lower as well.

Overall, we believe the HSA-compatible product category will lead to meaningful top- and bottom-line growth for our business, while driving more affordable health care solutions for employers and consumers. It is a product approach that is responsive to evolving customer needs and should, in turn, be positive for our company as well.

Q:	Do HSAs break down the employer risk pool?

If underwritten appropriately, we believe HSAs represent a natural and appropriate progression in the benefit continuum. There will be some obvious selection risks — such as dual-option scenarios where employees self select their own benefit design based on cost and richness of coverage — that need to be addressed through a disciplined underwriting approach, but these are neither an impediment for us nor a reason to avoid participation.

Q:	How does your profitability vary by market segment?

Generally speaking, the commercial medical care ratio is lower in the smaller group size and individual markets than it is in the larger case size market segments. In turn, the administration and distribution costs are higher with individual and small group products due to the smaller group size upon which selling and renewal costs are applied. In general, overall profits are relatively consistent across market segments. The only exception is the insured public sector market, where case sizes are typically quite large and health utilization experience tends to be more predictable, which leads to typically lower margins in that market segment.

Q:	What is your range of profitability by geography?

The operating margins in each of our more than 40 mature local markets will vary from, typically, the lower single digits to mid-teens depending on product (such as fully insured versus self-funded), the mix of product types, client or case size, and other factors. As one would expect, we tend to perform better in markets where we have a long-term, well-established reputation of performance; cost-competitive and broad networks; favorable product mix; and a rational competitive environment.

Q:	How do you distribute your product?

Our distribution system consists primarily of brokers and agents in the smaller size segment of our commercial marketplace, and consultant-based or direct sales in the larger employer and public sector segments.

To improve services and lower costs for customers, we have focused on building stronger and more demanding partnerships with the brokerage community. This is accomplished by identifying key relationships in specific geographic markets and investing in extensive broker training, providing expanded services and tools and technologies to help them do their job; elevating our own service levels; and creating appropriate financial alignment — within the constructs of applicable laws, rules and regulations — to achieve targeted results.

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As part of this effort, our commissions paid to brokers and agents are based primarily on a per employee, per month (PEPM) fixed-fee approach, rather than the traditional percentage of premium. Larger cases often involve a consultant who is typically paid by the employer rather than by us. Commissions are filed as appropriate with state regulatory bodies and the U.S. Department of Labor.

Q:	How are the integrations of recent acquisitions progressing?

All of our integrations are moving along well with each company fully engaged as part of the UnitedHealthcare family. The acquired companies are progressing on important integration opportunities while continuing to manage their existing business. Our initial set of activities, which have largely been accomplished, focused on the growth opportunities from bringing the companies together as well as driving more affordable health care solutions for employers and consumers through lower out-of-pocket and out-of-network expenses by combining networks, providing a broader product range and reducing administrative costs. As these higher priority initiatives have neared completion, we have begun to focus on deploying consistent technology and information tools to drive even greater affordability, ease of use and service quality into our market offerings.

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BUSINESS OVERVIEW

•	Uniprise is the leading provider of customized administrative, benefits and service solutions for large, multilocation employers and other sponsors with more than 5,000 employees.

•	The company serves the health benefit needs of more than 420 very large employers and 11 million people.

•	Uniprise addresses changing health care needs through innovative consumer solutions from Definity Health, including consumer-driven health plans and consumer activation services designed to create value-conscious health care consumers:

•	Definity Health and its UnitedHealth Group affiliates serve approximately 2 million individuals in consumer-driven health plans in which consumers take greater control of their health care experience.

•	Uniprise is extending the concepts of consumer-centric health beyond its consumer-driven products to its traditional products and services, revolutionizing its business around the consumer.

•	Uniprise provides health-related consumer and financial transaction products and services for independent health plans, third-party administrators and health care providers through Exante Financial Services — a financial institution chartered in 2003 and owned by UnitedHealth Group.

•	Exante provides turnkey consumer financial services functionality to 19 independent health benefit administrators and manages more than 1 million individual health accounts.

•	Exante also provides electronic payment services to the open market that simplify the payment process, improve physician and consumer satisfaction, and increase efficiency.

•	Uniprise offers business processing services to various intermediaries and health care entities.

•	The company provides comprehensive operational services for independent health plans representing more than 800,000 people, as well as millions of commercial health plan members outside of Uniprise who are served by UnitedHealthcare.

CAPABILITIES

•	Affordable health benefit solutions:

•	Uniprise provides innovative and customized benefits solutions — supported by health facilitation and care coordination services, customized care management programs, broad and appropriate access to health providers, negotiated cost savings and simplified, efficient administration — that offer meaningful financial value and promote quality health outcomes.

•	Uniprise has the ability to link disparate service and affordability solutions across any geography through a single and scalable system infrastructure — a unique competitive advantage in the national employer services business.

•	Consumer empowerment and activation:

•	The company is the market leader in consumer-driven health plans.

•	Health Savings Accounts (HSAs), Health Reimbursement Accounts (HRAs) and Flexible Spending Accounts (FSAs) linked to stored-value cards give consumers more financial control over health spending decisions. Exante currently has more than 1 million accounts under management.

•	Consumer-centric care programs promote evidence-based care among medical professionals and proactively help individuals access and coordinate care services.

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•	Applied technology to make health care work better:

•	Internet-based service portals offer real-time access to information and services for multiple distinct constituencies.

•	Registration for myuhc.com® exceeds 5 million households, representing more than 10 million individuals.

•	More than 690,000 registered user sites representing more than 360,000 physicians and other care providers use UnitedHealthcare Online®.

•	The Employer eServices® portal is used by more than 130,000 employer-customers.

•	Electronic ID cards enable real-time eligibility and benefit verification. Uniprise currently has more than 19 million such cards in circulation with consumers.

•	High-quality, efficient and scalable transaction processing:

•	The company’s technology-enabled operating environment utilizes process quality disciplines to engineer continuous improvement in production and service processes.

MARKET CHARACTERISTICS

•	Large multilocation employers represent more than 50 million consumers.

•	On average, employees working for large organizations currently pay about 15 percent to 17 percent of the total benefit costs, with many employers moving toward 80:20 cost-sharing between the employer and the individual.

•	Significant market trends among large employers include:

•	Provision of a meaningful level of information for consumers about health care decisions, choices, costs and benefits;

•	Greater employee accountability for costs of health care, often facilitated through financial accounts and other incentive mechanisms.

•	Lower benefit costs through better health delivery, quality-based health decisions, efficacy and safety;

•	Simplified, reliable and differentiated service channels; and,

•	Retiree issues, including new approaches to retiree health benefits.

GROWTH AND PERFORMANCE

•	Uniprise is the nation’s largest and fastest-growing business providing services for employers and consumers in the large group health services market, having added more than 5.5 million people over the past eight years.

•	Uniprise currently holds a 22 percent share of its market, with greatest penetration and market share among employers representing 20,000 or more individuals and retirees.

•	Over the past five years, more than 40 percent of gains achieved by Uniprise came from the expansion of services to existing customers — and Uniprise retains its existing customers at a 97 percent to 99 percent annual rate. Uniprise today serves approximately 41 percent of the benefit-eligible population across its existing client base, suggesting there is substantial capacity for further growth with these customers.

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QUESTIONS AND ANSWERS FROM UNIPRISE

Q:	What do large employers want in terms of benefit design, and how have their purchasing processes changed in light of prevailing medical cost trends?

The rising cost of health care has influenced employers’ benefit philosophies, design strategies and approach to purchasing. Large employers are seeking ways to drive greater affordability and predictability of cost within their health benefit programs. Current benefit design strategies create greater consumer financial responsibility, encouraging consumer engagement in optimizing care provider and treatment decisions.

Our conversations with employers reveal the following priorities:

•	Affordability of health care for both employer and employee alike. Predictability of employer cost is becoming increasingly important. Affordability concerns are also driving significant debate over the future shape of retiree health benefits.

•	Quality of care received and service delivered, as well as the appropriateness and cost effectiveness of these services.

•	Decision support to assist consumers in their evolution toward becoming true stewards of their health and well being.

•	Employee satisfaction with their experience in the health system and under the health benefit plan.

Most frequently, employers identify the following as important means to achieve these goals:

•	Cost-effective benefits, which include effective, negotiated unit-cost discounts, coordinated with care management and care facilitation support, and a focus on health quality and safety. Importantly, these elements must translate into lower costs — in other words, demonstrate that better quality means lower cost for everyone.

•	Accountability in terms of cost sharing and consumer engagement that involves the employee in the economic aspects of health care decisions, often facilitated by account-based incentives and other consumer engagement and activation mechanisms.

•	Transparency around health information, including health care decisions, choices, costs and benefits. This includes ratings on quality of care issues and outcomes, as well as related costs delivered through a variety of decision-support tools and resources.

•	Care support services that encourage healthy behavior, help chronically ill individuals better manage their conditions, and support consumers with health and wellness needs as they engage the health care system.

•	Administrative support systems and related services that help simplify the health care experience; provide consistent, seamless and reliable service; work across a variety of geographic areas and benefit designs; and offer predictable results.

Employers are sharing more costs with employees to distribute the real impact of rising health care costs. We see copayments rising, coinsurance being introduced for network services, and deductibles increasing. This has resulted in an average of 1 percent to 1.5 percent of the total benefit cost being shifted to the individual consumer annually. Still, the consumer today pays on average only 15 percent to 17 percent of the total benefit costs. Many large employers are targeting further cost sharing in future years, ultimately reaching at least an 80:20 split between the employer and employee responsibility.

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Employers are looking for vehicles that support their employees as the employees assume more financial accountability. Decision-support vehicles, health management services and effective information delivery are high priorities. This includes more transparency with regard to their demand for services and the actual costs and benefits of those services. Employers look to Uniprise to continue developing vehicles that make credible information available to employees, such as on the best treatments, the cost of services, and identification of physicians and hospitals with proven results for treating certain conditions.

In addition to these key elements, there must be objective data and demonstrated experience to support the claims made by any organization that provides or seeks to provide services to the employer and their beneficiaries. Other features, such as innovation and forward-thinking business development, financial stability, consistent strategies and stable execution can add meaningfully to the total value equation.

Q:	How is your market changing?

Our customers are trying to find the best total value in their health benefits program. It is apparent that network strength and financial value, while always critical in choosing a health administrator, are now more important than ever. This plays very well to the strengths of Uniprise, as we believe that our networks of physicians and health care providers, managed by UnitedHealthcare, are the best national network assets available, providing measurable cost and outcomes advantages.

Our consistent, national approach to care management, disease management and centers of excellence enhance the effectiveness of our network of physicians and care providers. We have taken a critical step toward opening a more rational health care marketplace for consumers by deploying a clinically driven approach to identifying medical “centers of excellence” for catastrophic and complex medical care. These networks support both superior outcomes for patients and a total cost profile lower than at average institutions, due in large part to their patients having fewer complications. To advance informed decision-making, the UnitedHealth Premium® program makes quality and efficiency more transparent to consumers, so they can identify specialists and hospitals based on evidence-based treatment standards, established clinical guidelines, and independent, expert advice. In offering such programs, our single national data administration and service platform provides a unique cost and service advantage. As a result, we can — as never before — demonstrate proven and predictable value.

Further, the notions of consumer accountability and consumerism in health care have become mainstream, whether or not the employer chooses to implement a consumer-driven health plan. Employers seek help in the process of responding to this change — managing shifts in expectations and corporate culture, effective employee communications and ongoing decision and care support services.

As rising health care costs become a significant cost driver for our customers, we see their executive suites becoming increasingly involved in the purchasing of health care. Benefit departments are being joined by CFOs and procurement executives, which creates the need to further educate these executives on the components and nuances of health care costs and inflation. Overall, we believe very senior-level executive involvement in health care purchasing is a positive trend for Uniprise that will drive objective and comparative analyses of our capabilities relative to those of our competitors.

Q:	What are your competitive advantages versus other service providers in the national employer market segment?

There are substantive differences in the assets of UnitedHealth Group and the other companies seeking to serve this market. Our differentiation is demonstrated in a number of ways:

•	Consumerism. Definity Health continues to reflect our deep commitment to furthering consumer engagement across the millions of individuals we serve. Definity Health brings differentiated approaches to services and tools that are changing consumer behavior in dramatic and measurable ways within consumer-driven health plans. The ability to offer consumer activation and health coaching — originally developed within the consumer-driven health care portfolio — across an employer’s entire population is unique in this market. The innovation and pioneering development that were hallmarks of Definity will continue to power transforming change across UnitedHealth Group and the health care marketplace.

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•	Consultative Support. By fully leveraging the data and technology resources within UnitedHealth Group, Uniprise is able to offer its clients a unique approach to understanding their health care programs. Our consultative approach allows us to pinpoint cost and quality management opportunities, design unique solutions by client, and measure results in ways unsurpassed in the market. Through tools that compare a customer’s performance to benchmarks (industry, geographic, demographic and overall best practices), Uniprise is able to collaborate with clients to create benefit strategy roadmaps to drive affordability and predictability of health care, short and long term.

•	Product Innovation. Uniprise has delivered meaningful product innovation that supports employer needs in the areas of affordability, consumer engagement, access to health benefits, care management and retiree solutions. Our ability to invest in and deliver product innovation is unparalleled in the industry, as evidenced by our product leadership role within the consumer health revolution and market-leading growth in consumer-driven health care.

•	Integrated Delivery. Uniprise has built a highly scalable, leverageable operating environment for health benefits administration that is national in scope. This means a single-system infrastructure that eliminates artificial barriers around state lines, regional geographies, different health plans or care provider networks. The integration of multiple systems and databases positions Uniprise and UnitedHealth Group to continue to invest in this national system to improve health care outcomes through the intelligent application of information that is translated into care management, improved networks, health care quality, administrative efficiency and transportable health data. Valuable new products, including those from Ingenix and Specialized Care Services, can be implemented nationally and simultaneously, and in a standard manner that favorably impacts all customers and products.

These differences, in turn, translate into substantial differentiation in the value we provide and have strategic implications for the customer value we will provide in the future. Of course, there will always be competition in any business sector. It is our assessment that competitors will need to build what we have already integrated, and that process will take a minimum of several hundred million dollars in capital investment over the next five years. As some companies decide to take that step, Uniprise will continue to invest in improving the value we deliver to our customers from our single national system and its various components and features.

Q:	How do you view future revenue growth potential?

We expect continued strong revenue growth averaging at least 5 percent per year over the foreseeable future. We serve an external employer market that has in excess of 50 million consumers, and we intend to consistently expand market share of our business each year. Our new business wins have added approximately 1 percentage point of market share each year since the formation of Uniprise in 1998, and we currently service only about 2 2 percent of the market of multilocation clients with more than 5,000 employees.

Revenue growth will principally occur because of customer growth, both the expansion of our relationships with existing clients as well as the addition of new employer customers. Our compelling consumer-centric services and innovative specialty products will allow us to grow our current share within existing clients. Current customer penetration rates are slightly greater than 40 percent, with clear upside opportunity as consolidation continues. Consolidation within health care is a continuing factor and opportunity, with only 50 percent of the market consolidated within national plans. Employer fee increases will add only modestly to revenue growth, as we continue to share our productivity gains with our customers. Fees should continue to increase at a low-single-digit percentage rate, and we will further improve our cost structure.

As the entity providing production and transaction services to the commercial health benefits business of UnitedHealthcare, we also benefit from their continued growth. Their volume gains plus our own growth should allow us to advance the number of individuals served through our services by an average of 1 million consumers per year.

We also believe the continued diversification of Uniprise in the areas of systems deployment and health-care-related financial services will contribute revenue gains in coming years.

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Q:	Where are you headed with your technology and service?

We are focused on achieving levels of customer service and transaction quality never seen before in this industry. This means continued investment and innovation aimed at advancing a highly automated technology platform that enables an intimate customer interaction. This will help individual consumers through their most difficult health care issues, remove frustration and complexity, and help them better navigate the health care system. Increasing value will be provided to our customers as they adopt self-service and easy-to-use employer administration tools. We currently well exceed the standard industry performance guarantee levels (average speed to answer, time to pay, financial accuracy), and considerable further advances will occur.

In addition, we continue to leverage our industry-leading transaction processing and integrated swipe card technologies. As we further advance the consumer experience to a simpler, more real-time environment, we are piloting real-time claim adjudication (RTA) in a dozen markets and will roll out RTA to all markets by the end of 2006. Early tests in the pilot show accepted claims being processed in 10 seconds or less — usually while the patient is still in the doctor’s office. And, our “One Pay” pilot in Texas is allowing participating consumers to consolidate their health care bills and statements with a single card, allowing a full credit and financing capability to help them manage their health care expense.

We also continue to perfect our state-of-the-art voice technology for our customer care environment, offering even deeper, more convenient and valuable self-service options for our consumers. Finally, we offer a new level of sophisticated problem resolution capabilities to our customer care team, providing greater support to consumers with complex claim or benefit issues.

Last, we are evolving our customer care models to provide levels of support, counseling and problem resolution previously unheard of in this industry — all in a seamless and integrated system. These initiatives will further differentiate us from other programs and provide our customers with a true advocate for their heath care needs.

Q:	How much more leverage is there to be gained in the Uniprise cost structure?

We will continue to drive strong productivity gains for many more years from our continuing efforts to simplify, standardize and eliminate paper and manual processing through automation. We have made major advances on this agenda, yet there is much more to accomplish. Right now, for instance, we automatically adjudicate all of our pharmaceutical claims and approximately 81 percent of our medical claims, and we should be able to achieve yet a higher level over the next several years. This will allow us to further improve the accuracy and throughput, as well as reduce the labor we utilize to pay medical claims. Similarly, disciplined adoption of Six Sigma-type process quality will drive greater accuracy and eliminate defects and rework. We have seen encouraging results from these efforts already, but more is to come.

Not only are our internal quality measures improving, but we are seeing that consumers and physicians now have less need to call us with questions. The absolute number of calls per thousand members we receive is still declining by around 5 percent per annum, as we achieve more accurate claim payment, ID card generation and eligibility information.

Over the next several years, our customers will experience unsurpassed service levels as employers, physicians and consumers continue to adopt the self-service tools we have developed; as we improve our internal quality through process quality disciplines; and, as we improve our consumer support. We continue to believe that achieving Six Sigma levels of process quality can generate more than $250 million in savings in the coming few years.

Q:	How have you adapted Six Sigma-style process improvement for your business?

Uniprise has a formalized, rigorous quality program of dedicated process quality practitioners under the direct leadership of our chief operating officer. The primary focus of the various projects has been on improving our quality and consumer satisfaction. We have accomplished this through teams focused on reducing claims rework, improving payment accuracy and improving first-call resolution, as well as through “Voice of the Customer” councils. These efforts have driven a 15 percent reduction in defects in our core transaction processing areas and an almost 50 percent reduction in defects in our customer call handling.

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Q:	What is your margin outlook over the next several years?

Over the next several years, we anticipate margins will range from 16 percent to 20 percent or better, depending on the mix of services. This will occur as both our customers and shareholders continue to benefit from the productivity gains that accrue through automation, higher quality and standardization of our business processes, and excellent and appropriate health care facilitation and management services.

Q:	Given that a portion of your costs are fixed and your fee-based service margins are above 20 percent, why don’t you price new business at variable cost rather than full cost?

To the best of our understanding, Uniprise has the absolute lowest administrative cost per member in delivering health benefit services to the national employer segment. However, we firmly believe that recognizing total cost contribution is a critical element of disciplined market pricing. By recognizing total cost contribution in our new business pricing, Uniprise is insulated from mix shifts and cross-subsidization that trouble many who use variable pricing. Also, in our market space customers are generally not commodity purchasers, so pricing and resulting profit margins are a factor of the value we deliver in our total solution and not just a derivative of our administrative cost structure.

Q:	What do large employers want done about overall health care quality, and how are you responding?

Health care costs continue to rise, and employers are looking for innovative strategies that can limit financial exposure while providing cost-effective health care for their employees. With the growing public interest in transparency, addressing variation in treatment practices and costs is an issue central to employers’ efforts to contain their annual health care spend. As a result, strategies that inform consumer decision-making and promote the use of high-quality, cost-effective care are becoming more common as a core component of employer benefit plans. In 2006, the majority of proposal activity in the large employer segment requested detailed information regarding how quality and cost information about physicians and facilities would be delivered to members. We see that trend increasing as we move into 2007 and beyond. Working with a core group of thought-leading employers, UnitedHealth Group developed the UnitedHealth Premium designation program — an integrated network and consumer strategy — to deliver actionable information on physician and facility performance on both quality and efficiency of care.

Our claims data show that care and cost variation have a significant impact on an employer’s overall health care spend and the consumer experience with care. A 2005 study of cardiovascular surgeons showed that physicians not designated under the UnitedHealth Premium program had 70 percent higher complication rates and twice the number of surgical redos when compared to surgeons with UnitedHealth Premium quality and efficiency designations. On average, cardiovascular surgeons with UnitedHealth Premium quality and efficiency designations deliver savings of approximately 20 percent per episode of care. Therefore, we believe a strategy that improves care delivery and informs consumer choice has the ability to effectively reduce an employer’s health care spend.

The UnitedHealth Premium program is part of an integrated approach that links performance information (individual physician and/or performance reports, peer-to-peer reviews, Bridges to ExcellenceSM, Practice Rewards), clinical information (wellness and prevention, nurse advisors, targeted outreach, care coordination, disease management) and consumer activation resources (Web-based tools, interaction with nurse advisors and customer care, benefit incentives) to drive transparency and greater information around care delivery.

This strategy is aimed at using these resources to raise the bar regarding service delivery and efficiency across the entire care network. For these strategies to succeed, a more rational marketplace for health care must take root. Individuals must also have access to measures of relative cost-efficiency and quality that attach to the treatment options available to them and to the practitioners within the medical community. We are working to support employees with access to evidence-based health information that aids in their decision-making, and we offer support on how best to use that information. Through comprehensive employee communication and activation strategies and benefit incentives, employers can reduce unnecessary and inefficient health costs, and consumers can realize a better health outcome.

UNIPRISE

Q:	How has your client retention been?

Uniprise continues to experience extremely positive client retention rates consistently between 97 percent and 99 percent. As part of this trend, Uniprise also continues to expand within its existing clients — with more than 40 percent of its overall growth coming from existing clients over the past five years.

Q:	Some would say that the competition seems to be strengthening: Where will your future growth come from?

We have a strong competitive position. A byproduct of the free enterprise system is that competition forces better performance from all companies and for all customers. The market is seeing stronger value propositions from all parties versus five years ago. We feel that we are in the forefront of this market advancement, and we continue to move ahead in many ways.

Uniprise continues to drive performance and differentiation within employer-sponsored benefit programs focused on active employees. We have made significant, differentiated advances in 2005 and 2006, including the deployment of key consumer activation services across consumer-driven health and traditional plans, new financial card technology applications, the designation of Premium physicians and hospitals, and the formation of strategic alliances that expand access to resources in key markets. We continue to drive process quality improvement on a single, national system platform that is unmatched in our industry.

At the same time, we are aggressively expanding our market scope to new areas, including greater emphasis on retiree health care solutions, expanding access to health benefits to the under-insured and uninsured market, and driving service solutions to help plan sponsors improve program effectiveness and performance.

While we see different competitors picking one or two of these initiatives and responding, we are not aware of comprehensive, across-the-board advances to match Uniprise. We compete in a very large market and still have only 22 percent share in that market today. While no company will win every case, we see ample opportunity for Uniprise to build its business in coming years.

Q:	What is happening in the consumer-driven health plan (CDH) market?

Consumer-driven health care drives our innovation and our growth. Our consumer portfolio (employer-based and individual business) is expected to grow to more than 2 million members as we enter 2007. We currently serve more than 17,000 employers with consumer-driven programs. Approximately one-third of our large and mid-sized employer clients offer a consumer-driven plan through us, with average enrollment rates of 26 percent for Health Reimbursement Account (HRA) plans and 15 percent for Health Saving Account (HSA) plans. During 2006, our CDH business hit critical mass, representing approximately 10 percent of the total Uniprise membership base.

Our consumer-driven health plan growth clearly represents new membership rather than conversion of membership from one product into another. More than 70 percent of our 2006 in-year growth represents members new to UnitedHealth Group.

The HSA model has experienced accelerated growth since its introduction in late 2003. Our HSA business has doubled since fall 2005, with more than 300,000 individuals added during 2006 alone.

We see the market for consumer-driven health care continuing to expand in the future. The year 2006 saw the emergence of deep-seated evidence that links these strategies to improved affordability for both individuals and employers. The strength of data, such as that published this summer by Definity Health, has moved the market beyond early adopters and more broadly across employers of all sizes. Benefit consultants, policy groups and others now routinely call for adoption of CDH by 30 percent to 50 percent of employers (across all size segments) by 2008. Concurrently, enrollment expectations within the plans have also risen (e.g., 30 percent today versus 10 percent to 20 percent two years ago).

As the market has matured, the number of health plans offering CDH plan designs has increased. Results of the 2006 enrollment and selling season indicate recognition of UnitedHealth Group’s vision and focus on this business. Our membership today, representing all employer segments and the individual market, is larger than that of our four next-largest competitors, combined. That depth has enabled understanding and insight regarding CDH performance that drives both the market shift and our own opportunities.

UNIPRISE

Early this summer, we released the industry’s first significant three-year study of the impact of CDH. The results confirm that Definity Health plans drove sustained change in use of health services and underlying cost trend, performing favorably to traditional plans and strategies. Moreover, more of the CDH plan members sought preventive care services than did PPO enrollees; individuals enrolled in CDH plans showed an annual reduction in the use of acute care services (22 percent fewer hospital admissions and 14 percent fewer emergency room visits) without adverse health effects or outcomes, while the relative utilization of those services actually increased year-over-year among PPO members; and CDH plan enrollees with a chronic illness also used acute services less (8 percent fewer hospital admissions and 12 percent fewer emergency room visits) but continued to visit their primary care physician at the same rate as chronically ill members enrolled in traditional plans.

Employers are now heavily weighing an organization’s ability to drive affordability in health and spur consumer education and decisions with a focus on wellness and chronic conditions. This context has contributed to the favorable market response to Definity’s 2006 personal health initiatives, including Rewards for Action. Rewards for Action pairs chronic condition coaching with financial incentives to encourage chronically ill individuals to take greater ownership for their health and evidence-based care. (Consistent with our long view on consumerism, innovations like this have their root in our CDH plans, but will be extended to other populations.) Similarly, the Personal Health Record, capturing all medical, pharmacy and lab information relevant to the individual, was introduced in late 2005 to facilitate patient-physician discussion and improve the individual’s ability to make effective decisions. In 2007, this record will be accessible online for the physician at the point of care.

With the focus on consumer health purchases has come an emphasis on transparency in health care. Definity Health has long offered a health care Buyers Guide to its members, displaying indicators of quality and cost in more than 100 markets. This mechanism — an easy-to-use, Zagat®-like tool — will be provided to all UnitedHealth Group plan members during 2007, and will leverage the depth of our Premium designation program for hospitals and physicians. We have demonstrated a direct correlation between the use of selection and cost tools with lower health costs among Definity Health members.

Through the integration of Exante Financial Services within our core operating environment, UnitedHealth Group is helping employers maximize uptake of Health Savings Accounts. Integrated decision and enrollment processes have meant that close to 80 percent of those eligible opened an Exante HSA, higher than industry averages of 60 percent to 65 percent.

Consistent with our view that consumer engagement does not end with plan design, UnitedHealth Group has extended consumer activation services to more than 1 million members enrolled in traditional health benefit plans in 2006, and expects to extend those serves universally across its membership throughout 2007 and beyond. These measures reflect a continued transformation of UnitedHealth Group’s operating model and practices around the consumer.

Q:	What are the advantages of having your own bank?

We believe that providing highly integrated financial support and services will be critical to the future of health benefit administration. Much like other critical-to-market functionality, we believe it is imperative to fully control and manage this capability, and have it exclusively focused on health care. By doing so, we can advance those services in the same fashion we have innovated and revolutionized other seemingly “commodity” services in health benefit administration (e.g., claims). Owning our own bank also allows us to serve as the issuing bank for the more than 19 million benefit cards Uniprise now has in circulation, providing a platform for both revenue and product innovation in the future. Exante’s independence also allows it to serve as a platform for the turnkey financial services products we offer to other insurers, administrators and care providers in today’s health care services marketplace. These elements and this positioning allow Uniprise to fully capitalize on the growing consumer-driven health plan market, while bringing new innovation to our existing products.

UNIPRISE

Q:	How is Uniprise addressing employer needs for retirees in the future?

We are working closely with our customers to address their objectives and the needs of their retirees. With the introduction of Medicare Part D and the continued reductions in employer-subsidized retiree health care, many employers are looking for alternatives to the traditional self-insured and fully insured group solutions.

UnitedHealth Group’s retiree solution set is the broadest and most widely available. In addition to traditional retiree health offerings, we also include the broad array of individual and group products available through Ovations. Adding the strength of the financial products in Exante, we provide our customers with an array of integrated financial and health solutions to address their unique retiree needs.

This group includes existing customers who are looking for more affordable self-insured offerings, customers who are looking for a transition to alternative products like Part D, Medicare Advantage and Medicare Supplement — which are available as either individual or group products — and employers who are looking to exit retiree health care altogether and need individual market solutions as an alternative to their current group benefit.

This is evidenced by our continued strong position in the employer retiree space that includes more than 2 million members served in traditional group products and another half million individuals with Ovations products delivered through employers.

Q:	How has the acquisition and integration of PacifiCare affected your large client business?

The combination with PacifiCare has allowed us to extend broader access, improved affordability and more cohesive and consistent quality and service protocols to our customers in California and the broader western region. Upon completion of the merger, we were required to establish our own proprietary network within six months. That short time frame, and the unique characteristics of the California care provider community, created certain challenges that, in varying degrees, impacted our customers — primarily those in Northern California. Through partnership with our customers and the vast majority of care providers in our network, we were able to effectively address those issues quickly, positioning our capabilities in California and the West for long-term success. Customers in California today collectively have access to an additional 16 hospitals and more than 5,000 physicians than previously available through our networks, a 5 percent and an 11 percent increase in access respectively.

UNIPRISE

NEWS RELEASE

Contact:	Joan Schimml Senior Director, Corporate Communications and Events 952-833-6582

(For Immediate Release)

i3 ANNOUNCES NEXT PHASE OF STRATEGIC GLOBAL EXPANSION—

SPANNING FOUR CONTINENTS

Latin American Acquisition, Creation of i3 in India Are Latest Key Components

BASKING RIDGE, NJ, December 7, 2006 – Pharmaceutical services company i3 today announced the next phase of its global expansion, which includes organic and acquired growth in India, Latin America, and Eastern and Western Europe. Coupled with important acquisitions earlier this year in Canada and Asia/Pacific, these additions to the i3 family will help i3’s pharmaceutical clients bring high-quality, well-tested drugs to market faster and more affordably by augmenting i3’s ability to provide customers access to a large pool of patients and investigators and the most efficient services from across the globe. They will further enhance i3’s position as a leading specialized pharmaceutical services organization in the world.

“Our strategy of increased geographic reach continues to honor i3’s responsibility to our customers,” said Glenn Bilawsky, CEO of i3. “Pharmaceutical companies want to expedite development and gain cost efficiencies through well-run trials that are completed on time and on budget. Our expansion will help us accomplish those goals while still maintaining i3’s commitment to specialization and quality, which has become an industry hallmark.”

i3 Operations in Latin America

i3 announced today its acquisition of one of Latin America’s largest privately held contract research organizations (CRO), with operations in Argentina, Brazil, Costa Rica, Mexico, Peru and Uruguay. This full service CRO specializes in clinical research and professional outsourcing and has a wide range of medium to large pharmaceutical and biotechnology clients. Its emphasis on quality dovetails nicely with i3’s six-sigma approach to process improvement that builds in quality at all levels. i3 intends to operate the new organization as i3 Latin America.

“The Latin American market is 500 million people strong and the pharmaceutical industry’s demand for CRO-related services is growing rapidly there,” said Nigel Page, president of i3 Research. “i3 Latin America will extend i3’s capabilities for our customers with known and emerging needs in Latin America and brings i3’s regional strength, expertise and investment to this critical market.”

i3 Operations in India

i3 also is expanding into India with a full-service office in Delhi. In India, i3 will provide clinical research and data services offerings for India-specific and global trials. In addition to project management, monitoring, regulatory and quality assurance services, its data services offerings will include data entry and programming, data management, biostatistics and statistical programming. A staffing solutions business will meet the temporary staffing needs of pharmaceutical companies in India and provide recruiting and training support for i3 operations in India.

Previous Acquisitions in 2006

Earlier this year, i3 acquired the Canadian company Innovus. Today, i3 Innovus is a worldwide leader in providing health economics and outcomes research solutions to deliver real-world evidence that supports market access and reimbursement of health care products. Another recent acquisition—Pacific Pharma Partners Pte Ltd. (P3)—strengthened i3’s presence in the Asia/Pacific marketplace. Now part of i3 Research, i3’s therapeutically specialized clinical CRO, the pan-Asian CRO provides outsourced clinical development services in Far Eastern markets.

New Offices and Expansions

i3 also is opening a new office in Poland to supplement its existing presence and support its rapidly growing resources in Central and Eastern Europe. It is physically expanding its offices in France, Spain, the United Kingdom and the United States. Other i3 offices around the world include Australia, Canada, the Czech Republic, Germany, Italy, the Netherlands and 17 offices across America. In aggregate, i3 now offers its customers services in country locations on six continents.

About i3

i3, a global Ingenix company, provides integrated scientific strategies and solutions throughout the pharmaceutical product lifecycle. It is composed of i3 Research, a therapeutically specialized contract research organization; i3 Statprobe, a leader in comprehensive data services; i3 Pharma Resourcing, a world-class staffing partner; i3 Drug Safety, engaged in pharmacovigilence and epidemiology; i3 Innovus, delivering the science and solutions to achieve marketplace success; and, i3 CME, providing certified medical education. i3 helps companies gain sharper insights that lead to better patient care. For more information, visit www.i3global.com. Ingenix is a subsidiary of UnitedHealth Group (NYSE: UNH).

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenue received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; potential consequences surrounding findings of our ongoing internal investigation, investigation by a committee of our independent directors and informal SEC inquiry into our stock option granting practices, as well as a subpoena from the office of the U.S. Attorney for the Southern District of New York requesting documents relating to stock option grants since 1999 and a request from the Internal Revenue Service for documents relating to the compensation of certain executive officers; uncertainty of results of pending civil litigation relating to our stock option granting practices; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare may not be realized. This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including Appendix I of our Form 12b-25 with respect to our From 10-Q for the quarterly period ended June 30, 2006, our annual reports on Form 10-K and quarterly reports on Form 10-Q. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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NEWS RELEASE

Contact:	Media Relations 877-636-9718

(For Immediate Release)

UnitedHealth Group Announces Leadership Changes

Moves Aimed to Align with and Build Leadership Capacity for the Growing Scale and Diversification of the Company

Minneapolis, Minn. (December 1, 2006) — UnitedHealth Group Incorporated (NYSE: UNH) announced today that Stephen J. Hemsley has stepped into the position of chief executive officer of the Company, effective immediately. Mr. Hemsley has been the Company’s president and chief operating officer since 1999.

Richard T. Burke, chairman of the Board of Directors said, “Steve has proven himself to be the right leader for the Company at this important time. The Board is pleased with the rapid progress he is making on our recent initiatives to further improve corporate governance. Steve leads by example through teamwork, a commitment to service and his personal integrity. With Steve at the helm, supported by a very talented group of senior executives and business segment CEOs, UnitedHealth Group will continue to innovate, grow and diversify.”

Steve Hemsley said, “We have an exceptional leadership team in place and great employees dedicated to our mission of advancing and improving health care in this country. We serve the vital health care sector, which means we have social responsibilities that are far greater than other commercial enterprises of our size. We take these responsibilities very seriously. Our business remains strong, and we see a great opportunity before us to renew our commitment to excellence in everything we do.”

Mr. Hemsley also announced recent changes being made in the structure of UnitedHealth Group’s executive management to address immediate organizational issues and to build leadership capacity for the future to match the scale, diversification and service responsibilities of a growing and highly complex enterprise. These responsibilities are expected to evolve over time. The executive changes, which begin immediately and become fully effective on or after January 1, 2007, include assigning to executives oversight responsibility for the business segments, as well as enterprise-wide, functional responsibilities at the corporate level to focus greater attention and resources on critical areas of the Company:

•	Richard Anderson, currently executive vice president of UnitedHealth Group and chief executive officer of Ingenix, will become president of the new Commercial Services Group, including Specialized Care Services, Ingenix and Exante Financial Services. On the functional level, Mr. Anderson will oversee technology efforts across the enterprise, which includes all application development, maintenance and infrastructure. Because much of the Company’s successful innovation depends on technology, Mr. Anderson will also oversee the Company’s expanding consumer services innovation efforts. He will also broadly oversee legal and regulatory administration until the chief administrative officer and chief legal officer positions are filled.

•	Lois Quam, currently chief executive officer of Ovations, will become president of the new Public and Senior Markets Group, which will include Ovations and AmeriChoice. Ms. Quam will take the lead in developing capabilities and infrastructure on an enterprise level in communications, public relations and government affairs. Ms. Quam will also be leading efforts in and acting as spokesperson for UnitedHealth Group’s corporate social responsibility programs and health care issues, which are of fundamental importance to the Company. Until the new chief administrative officer position is filled, she will also oversee Human Capital.

•	David Wichmann, currently president and chief operating officer of UnitedHealthcare, will become president of the new Individual and Employer Markets Group, consisting primarily of UnitedHealthcare and Uniprise. On the functional level, Mr. Wichmann will be responsible for all business processes and services on an end-to-end, enterprise-wide basis. The Company’s alliance organization and international business activities will also be his responsibility. Mr. Wichmann will also oversee integration activities and related efforts across the Company.

•	William Munsell, currently chief executive officer of Specialized Care Services, and Anthony Welters, currently president and chief executive officer of AmeriChoice, are being appointed as executive vice presidents at the UnitedHealth Group level reporting directly to Mr. Hemsley to provide greater executive oversight and direction to important and often independent initiatives, relationships and market opportunities. Mr. Munsell will deal largely with internal matters, while Mr. Welters will deal with external aspects of the business.

•	Reed Tuckson, M.D., has been appointed executive vice president and head of Medical Affairs responsible for the Company’s cross-segment leadership on clinical and medical practices.

The Company will not be breaking down or technically changing its business segments’ unit accountability framework.

Mr. Hemsley said, “UnitedHealth Group has experienced extraordinary growth over the past several years. We are introducing an expanded management structure that enables our enterprise to be increasingly nimble and responsive to future market dynamics, while also ensuring that we have the executive capacity and leadership to match our scale and commercial ambitions. With this structure and with these very talented people, we will operate in a more collaborative, open fashion as a leadership team. Together, we can advance a company and culture that fosters a real commitment to care and serve, to innovate and grow and to meet the highest standards of business practice and performance.”

UnitedHealth Group is proceeding with the Board of Directors’ mandate to recruit a chief administrative officer, a chief legal officer, a chief ethics officer and recruit new Board members. The Company also plans to make further organizational adjustments as new executive positions are filled and in areas such as marketing and distribution, business and product development and systemic quality.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com ) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our stock option programs (including the consequences of our determination that the Company’s financial statements for the years ended 1994 to 2005, the interim periods contained therein, the quarter ended March 31, 2006 and all earnings and press releases, including for the quarters ended June 30, 2006 and September 30, 2006, and similar communications issued by the Company for such periods and the related reports of the Company’s independent registered public accounting firm should not be relied upon, the consequences of the resulting restatement of our financial statements for those periods, and delays in filing our quarterly reports on Form 10-Q for the second and third quarters of 2006), related governmental reviews by the SEC, IRS, U.S. Senate Finance

Committee, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, and related shareholder derivative actions, shareholder demands and securities class actions, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare that may not be realized.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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NEWS RELEASE

Contact:	Dominick Washington Director of Communications and Media Relations Ovations, a UnitedHealth Group Company 952-936-1757

(For immediate release)

SecureHorizons® Medicare Advantage Plans to Expand Distribution to More Than 700 Wal-Mart Stores

Minneapolis, Minn., (November 3, 2006) – Ovations, the UnitedHealth Group (NYSE: UNH) company dedicated to improving health and well-being among Americans age 50 and older, today announced a significant expansion in its efforts to allow seniors easy access to enrolling in Medicare prescription drug coverage, including Medicare Advantage and Part D plans, during the upcoming Open Enrollment Period from November 15 to December 31, 2006.

SecureHorizons plans, the leading name in Medicare Advantage, will now be offered through enrollment centers in more than 700 Wal-Mart stores in 30 states, in addition to the traditional telephone, Internet and insurance broker distribution programs already in place. At each Wal-Mart location, SecureHorizons representatives will be available during designated hours to answer any questions people have about their health coverage choices and to help them enroll in the SecureHorizons plan that best meets their individual needs. To provide seniors with a broad range of options to choose from, Medicare Advantage and Part D information and enrollment kits will also be on hand for beneficiaries who would like to sign up for prescription drug coverage. In addition, educational materials will be available in stores prior to, during and after the Open Enrollment Period to help beneficiaries and caregivers make well-informed health care decisions. Community outreach events are also scheduled.

The agreement with Wal-Mart will add to existing efforts to ensure that seniors have complete information about, and easy access to, the SecureHorizons plans which today serve more than 1.4 million people. The new effort with Wal-Mart is an important component of SecureHorizons’ overall readiness plan to provide Medicare-eligible beneficiaries across the country with knowledgeable, one-on-one service as they prepare to make decisions about their 2007 benefits. In addition to the resources at Wal-Mart stores, more than 900 customer service representatives and 700 licensed sales agents will be available in communities and over the telephone throughout the Open Enrollment Period. These teams are supported by SecureHorizons’ extensive broker network of more than 25,000 agents, all of whom have been trained and certified to sell SecureHorizons 2007 benefit plans.

“We’re very pleased to announce this new agreement with Wal-Mart, which gives us greater access to a significant number of Medicare beneficiaries in key markets throughout the United States,” said SecureHorizons CEO Rick Jelinek. “This is the first time individuals will have such a limited time period to enroll in Medicare Advantage, so it is imperative that we reach out to them in a timely fashion so they can understand the benefits of these plans and take advantage of the value offered by our SecureHorizons plans.”

Jelinek added, “Our presence in more than 700 Wal-Mart locations in 30 states means we can serve a much broader audience of people on a one-on-one, personalized basis by answering their questions about Medicare Advantage. We will also be able to enroll them in the SecureHorizons plan that’s right for them in a quick and easy manner while demonstrating our hallmark high-quality customer service first-hand.”

For years, SecureHorizons plans have been the national leader in serving Medicare beneficiaries. Most SecureHorizons plans are available at no extra monthly cost beyond what a person would typically pay for traditional Medicare. At the same time, they provide more choice and generally greater value for health care and prescription drug coverage than standard Medicare coverage. SecureHorizons plans are available in all 50 states.

SecureHorizons plans will be available at Wal-Mart locations in Alaska, Arkansas, Arizona, California, Colorado, Hawaii, Iowa, Idaho, Illinois, Indiana, Kentucky, Louisiana, Missouri, Montana, North Carolina, Nebraska, New Hampshire, New Mexico, Nevada, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin.

About SecureHorizons by UnitedHealthcare

SecureHorizons by UnitedHealthcare is the country’s leading Medicare Advantage brand serving the needs of Medicare beneficiaries. Focused on simplifying health care and helping beneficiaries get the most out of Medicare, SecureHorizons helps those 65 and older and other individuals eligible for Medicare, “Live Secure, Be Secure.™” SecureHorizons is nationally recognized for offering an extensive range of Medicare Advantage plans and other products that provide quality, affordable health care.

About Ovations

Ovations is the UnitedHealth Group Company dedicated to improving the health and well-being of Americans ages 50 and older. Through its diverse and comprehensive array of products, Ovations delivers simple, affordable, effective health care solutions shaped to meet the needs of older Americans.

About UnitedHealth Group

UnitedHealth Group ( www.unitedhealthgroup.com ) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

About Wal-Mart

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Germany, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The company’s securities are listed on the New York Stock Exchange and NYSE Arca, formerly the Pacific Stock Exchange, under the symbol WMT.

More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

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HCA

NEWS RELEASE

Contact:	Tyler Mason UnitedHealthcare 714-226-3530 tyler.mason@phs.com	Contact:	Jeff Prescott HCA 615-344-5708 jeff.prescott@hcahealthcare.com

(For Immediate Release)

UNITEDHEALTHCARE AND HCA REACH NEW, LONG-TERM, NATIONAL AGREEMENT

NASHVILLE/MINNEAPOLIS (Nov. 3, 2006) - UnitedHealthcare, a UnitedHealth Group (NYSE: UNH) company, and HCA Inc. (NYSE: HCA), today announced a new long-term nationwide agreement. The agreement provides United members access to HCA facilities, covers members into 2011 and recognizes HCA’s and United’s ongoing commitment to quality and accessibility.

“Our renewed relationship with HCA will provide quality, affordable health care for the people we serve,” said David Wichmann, president and chief operating officer of UnitedHealthcare. “We arrived at an agreement that will advance quality, ease administration and maintain affordability. While the past few months have been challenging for many of our members, we are pleased that this new contract will offer not only long-term stability for customers, but also reinforces our commitment to quality for our members.”

The new contract extends access to over 150 of HCA’s hospitals and over 100 diagnostic and treatment centers across the country. It covers UnitedHealthcare and all commercial affiliates – including Mid-Atlantic Medical Services, PacifiCare, and Neighborhood Health Partnership – and Medicare business, including Secure Horizons. Effective immediately, United members have access to all HCA-owned facilities in Denver, South Florida and Tampa, including HealthONE imaging centers. The new agreement will also allow access for UnitedHealthcare members in four new markets by the end of 2006, including Kansas City, Mo., the Florida Panhandle, Nevada and Frankfort, Ky.

“HCA offers the country’s most extensive and diverse network of hospitals, diagnostic and treatment centers. The patients and employers in the communities we serve prefer to have access to these facilities,” said Richard M. Bracken, President and Chief Operating Officer of HCA. “We are pleased to have reached an agreement with United on terms that allow us to provide high quality, technologically-advanced and compassionate care.”

About HCA

HCA Inc. is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes direct and indirect subsidiaries of HCA Inc. and partnerships and joint ventures in which such subsidiaries are partners. At September 30, 2006, these affiliates owned and operated 172 hospitals, 95 freestanding surgery centers and facilities which provided extensive outpatient and ancillary services. Affiliates of HCA Inc. are also partners in joint ventures that own and operate seven hospitals and nine freestanding surgery centers which are accounted for using the equity method. The Company’s facilities are located in 21 states, England and Switzerland.

About UnitedHealthcare

UnitedHealthcare (www.unitedhealthcare.com) provides a full spectrum of consumer-oriented health benefit plans and services, helping approximately 25 million individual consumers nationwide achieve improved health and well-being through various health service systems. UnitedHealthcare arranges access to quality, affordable care with more than 500,000 physicians and care professionals and 4,600 hospitals across America. UnitedHealthcare is one of the businesses of UnitedHealth Group, a diversified Fortune 50 health and well-being company.

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NEWS RELEASE

Contact:	Dominick Washington Director of Communications and Media Relations Ovations, a UnitedHealth Group Company 952-936-1757

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES MEDICARE PRESCRIPTION DRUG PLAN OFFERINGS FOR 2007

•	Plans Available in Every Region of the Country

•	Three Stand-Alone Part D plans Carry the Exclusive Endorsement of AARP

•	Multiple Plans Provide Coverage through “Coverage Gap”

MINNEAPOLIS, MN (October 4, 2006) – Ovations, the UnitedHealth Group (NYSE: UNH) business dedicated to serving the health and well-being of people age 50 and older, announced today that all of its contracts for the Medicare Prescription Drug Program have been approved by the federal government. Under this authority, UnitedHealth Group through Ovations will again offer stand-alone prescription drug plans in all 50 states, the District of Columbia and all five U.S. Territories. Ovations also qualified to enroll lower income Medicare recipients and individuals who are eligible for both Medicare and Medicaid in every region.

“In the inaugural year of the Medicare Part D program, we offered well-designed plans that yielded high satisfaction ratings among our members and achieved more than $9 billion in savings on prescription drug costs,” said Lois Quam, CEO of Ovations. “Through our national presence, large membership base and deep experience with Medicare, we will continue to offer secure and affordable plans that meet the needs of older Americans.”

Broad Portfolio of Plans with Valuable Features

This year, the Ovations Part D portfolio includes three stand-alone Part D plans that carry the exclusive endorsement of AARP, the largest and most respected membership organization serving older Americans: AARP MedicareRx Plan, AARP MedicareRx Plan – Saver and AARP MedicareRx Plan – Enhanced. In addition, Ovations will offer two affordable stand-alone Part D plans, UnitedHealth Rx – Basic and UnitedHealth Rx – Extended, as well as Part D coverage options for individuals enrolled in SecureHorizons Medicare Advantage plans. The company’s portfolio also includes a variety of prescription drug plan options for employers.

Valuable features shared across all stand-alone Part D plans offered through Ovations include:

•	Formularies that include every brand-name prescription drug, or its generic version, covered by Medicare Part D.

•	Preferred mail-order services through which members are able to receive a 90-day supply of Tier 1 generic drugs with one copayment and $15 dollars off a 90-day supply of Tier 2 and Tier 3 brand-name drugs.

•	Predictable and affordable, flat copayments — as low as $5 dollars.

•	Convenient access to prescription drugs through Ovations’ national network of more than 60,000 retail and independent pharmacies and its mail-order services.

•	The option for members to obtain a 90-day supply at participating retail pharmacies.

•	Services provided through an established and fully dedicated company with the experience and resources necessary to serve older Americans.

Key features of the three AARP MedicareRx Plans are:

AARP MedicareRx Plan

•	Monthly premiums from $24.00 to $32.00, depending upon the geographic region in which the individual resides.

•	No deductible. Consumers will have first-dollar coverage on prescription drugs.

•	Formulary that includes 100 percent of the drugs covered by the Medicare Part D program.

AARP MedicareRx Plan – Enhanced

•	Monthly premiums from $39.00 to $51.00, depending upon the geographic region in which the individual resides.

•	Coverage for Tier 1 generic medications through the “coverage gap.”

•	Bonus drug list that includes medications not typically covered by Part D, such as prescription-strength Vitamin B and Alprazolam, Lorazepam and Temazepam, the three most popular Part D-excluded prescriptions by claim volume.

•	No deductible. Consumers will have first dollar coverage on prescription drugs.

•	Formulary includes 100 percent of the drugs covered by the Medicare Part D program.

AARP MedicareRx Plan – Saver

•	Provides the lowest premium and copayment option for Part D plans offered by Ovations. Premiums from $26.00 to as low as $10.00 per month, depending upon the geographic region in which the individual resides.

•	Formulary includes every brand-name prescription drug or its generic version covered by Medicare Part D.

Ovations will again work to ensure that Medicare beneficiaries understand the Prescription Drug Program, and can make informed decisions when selecting a Part D plan sponsor. The company will focus on reaching individuals with lower incomes through direct mail and community events to let them know about the availability of extra financial help. In addition, the company will continue its efforts to make sure caregivers – whether a spouse, adult child, family member or another loved one – understand Part D and can assist their loved one in choosing a plan that best meets their needs.

Open Enrollment for Medicare Part D plans starts on November 15. For more information, visit www.AARPMedicareRx.com.

About Ovations

Ovations offers a diverse and comprehensive array of products and services that respond to the health and well-being needs of adults of all ages, with a particular focus on those age 50 and above. Among its most popular services are: Medicare Prescription Drug plans, Medicare Advantage plans, Medigap offerings, independent living services, special needs and hospice services, group retiree solutions and insurance plans for pre-Medicare retirees ages 50-64.

About UnitedHealth Group

UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

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NEWS RELEASE

Contact:	Mark F. Lindsay
Vice President, Public Communications and Strategy
952-992-4297

(For Immediate Release)

INTEGRATED HEALTH CARD WILL GIVE CONSUMERS ALL-IN-ONE

ACCESS TO THEIR HEALTH CARE AND FINANCIAL INFORMATION

•	Fully integrated card will offer access to portable health record, financial accounts and line of credit

•	Electronic eligibility and debit capabilities help simplify the health care experience for consumers

•	Capabilities transcend geographies and product types

Minneapolis (August 14, 2006) – To simplify how consumers manage and pay for their health care, and to help medical professionals reduce their administrative burden, UnitedHealth Group (NYSE: UNH) is enhancing its health benefit card technology. The Company’s new technology will provide the information needed to promptly administer benefits and facilitate health transactions and payments, thus simplifying the process for patients and providing health care professionals with an administrative resource. The card will also convey essential health records that support care interventions. From a consumer perspective, these services transcend benefit plan boundaries and traditional geographic limits, enabling people to have their information and financial resources follow them across products or across the country.

Nearly 20 million people already have unique magnetic strip ID cards in their wallets. That card, which was first introduced by UnitedHealth Group three years ago to replace traditional paper ID cards, can verify eligibility and copay amounts with a simple swipe of the card. UnitedHealth Group, through its Exante Financial Services business, is now enhancing its card technology by combining both health care and financial information on a single card in order to support more informed health care consumers.

“By combining health and financial information, we have greatly simplified a series of fragmented and time-consuming experiences for health care consumers,” said John M. Prince, CEO of Exante Financial Services. “People are being asked to exercise much more control over how they spend their health care dollars, so it is imperative that we give them the necessary tools to do that in a simple and efficient way.”

Eligibility

The integrated card will feature enhanced eligibility verification over the original ID card, providing real-time confirmation of a patient’s benefits coverage via the UnitedHealthcareOnline® provider portal with a single swipe of the card through a standard card reader. The enhanced eligibility verification will include more extensive benefit plan information than previously available when swiped, thus helping to speed the submission and processing of claims.

“Multi-Purse” Debit Card

Today, even advanced types of benefit ID cards typically contain only health benefit information. Consumers who have a health financial account must carry a separate debit card to access it. Exante’s new integrated card will combine these two capacities into one card, while also expanding account access to multiple health accounts, known as a “multi-purse” capability. Combining these onto a single card will not only improve ease of use, but will also enable consumer access for the first time to multiple health accounts (i.e. Health Savings Account, Flexible Spending Account) using the same card. This feature will enhance the patient’s ability to pay at point of service in the doctor’s office or other care facility.

As UnitedHealth Group prepares to launch a real-time claims adjudication capability, which will enable care providers to process a claim and immediately determine the amount owed by the patient, the ability to pay from any eligible health account at the point of service will become critical. This card will respond to that emerging need.

Portable Personal Health Record

In addition to multiple account access, UnitedHealth Group’s new cards will also provide access to an individual’s Personal Health Record, making critical health information highly portable. This will allow patients to provide their physicians with secure access to an online medical history summary (currently available via the myuhc.com® website). A swipe of the card will give a physician access to the Personal Health Record. That Personal Health Record uses claims data and other data elements to automatically compile a comprehensive summary of medical conditions, medication history, significant medical interventions and laboratory results. In addition, it can be augmented by patients who choose to provide details such as allergies, immunizations and family history.

Line of Credit

Consumers will also soon be able to apply for a line of credit attached to their existing health account debit card to cover eligible health care expenses when funds are not available. This is a common concern for individuals with Health Savings Accounts (HSAs) who may incur medical expenses early in the year, in part because HSAs are funded incrementally over the course of the year. The line of credit will help bridge those early expenses while providing an affordable alternative to putting those charges on a standard personal credit card account.

While many elements of the new card are currently being utilized by UnitedHealth Group-affiliated customers through their existing health benefit cards today, the new fully-integrated card will be made broadly available by UnitedHealth Group beginning in the first quarter 2007.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

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NEWS RELEASE

Contact:	Mark F. Lindsay
Director, Public Communications and Strategy
952-992-4297

(For Immediate Release)

NATIONWIDE SURVEY FINDS AMERICAN ADULTS

UNDERUSING PERSONAL HEALTH RECORD CAPABILITIES

Missed opportunities to improve health care coordination, quality, safety and cost effectiveness

Minneapolis (August 1, 2006) – A nationwide survey of a cross section of Americans reveals that a relatively small number of people use online personal health records to organize their comprehensive health history, despite the growing availability, ease of use and security of this new health tool. The use of such data has been regarded as valuable in helping to improve individual health and is important given the increasing fragmentation of health care delivery and recognition that medical errors result from poor coordination of health care interventions. According to the survey, commissioned by UnitedHealth Group (NYSE:UNH) and conducted by Harris Interactive®, only 7 percent of U.S. adults use online personal health records and 35 percent of people surveyed were not even aware this resource technology exists.

“We know from experience that consumer friendly, integrated and comprehensive health records result in more informed, safer and cost-effective decisions between patients and their health care professionals. This is especially true when information is needed during emergencies, at night or on weekends when other sources of information may not be available,” said Archelle Georgiou, M.D., executive vice president of Specialized Care Services, a UnitedHealth Group business, and a specialist trained in internal medicine. “These survey results clearly demonstrate that while important capabilities now exist, consumers need to be better educated about the availability and value of personal health records and encouraged to use them,” Georgiou added.

Improved Quality and Safety

In a related recent development, the prestigious Institute of Medicine (IOM) announced that 1.5 million adverse drug events occur each year. Among its conclusions, the IOM suggested that patients “should learn to keep careful records of all the medications they are taking…” and “providers should take steps to educate, consult with, and listen to patients.”

Commenting on this issue, Brian Zelickson, M.D., a dermatologist with Skin Specialists, Ltd., in Minneapolis, Minn., said: “Patients who see different doctors for different reasons often have a variety of tests and have often been prescribed multiple medications. Most can’t recall the details of their recent medical history. When a patient can provide a comprehensive copy of their recent medical history for an appointment, it gives a better picture of a person’s full care, which saves time, increases patient safety and improves the overall quality of care. For example, I can avoid duplicate testing and can prescribe medication that won’t interfere with other drugs the patient is already taking.”

Enhanced Convenience and Control

Health plans and other involved parties are increasingly working to develop and provide individuals with access to secure, online records of their medical history. UnitedHealth Group’s online Personal Health Record, which individuals can access anytime through the company’s secure member portal, myuhc.com®, uses health claim information as the basis for a comprehensive summary of an individual’s medical condition, medication history, significant medical interventions and laboratory results. In addition, the Personal Health Record information can be augmented by the patient entering details such as allergies, immunization status and family history. Information from the UnitedHealth Group Personal Health Record is also directly available to medical professionals caring for the individual through secure online access anywhere in the United States with patient consent.

Another key finding of the survey was the observation that 55 percent of those who do not use an online Personal Health Record cite security as their main concern. “We understand that some people are anxious about the security of their health records, and we at UnitedHealth Group have taken precautionary measures to ensure that online personal information is secure and to protect it against unauthorized access,” said Reed V. Tuckson, M.D., senior vice president, Consumer Health and Medical Care Advancement, UnitedHealth Group. “We are very encouraged by and supportive of the advancement of national standards and legislation to create industry-wide criteria and protections for this vital health-enhancing information.”

About the Survey

The survey was conducted by telephone by Harris Interactive® on behalf of UnitedHealth Group in July, 2006 with a cross section of 1,122 adults in the United States age 18 and over. These results represent a sampling error of plus or minus 3 percentage points of what they would be if the entire U.S. adult population had they been polled with complete accuracy.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

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NEWS RELEASE

Contacts:	Tyler Mason
UnitedHealth Group
714-714-3530
tyler.mason@phs.com

Brandy Ramos Nikaido
UC Merced Office of Communications
(559) 241-7512 (office)
(559) 313-6539 (cell)
bnikaido@ucmerced.edu

Marcia McQuern
Executive Director, Office of Strategic Communications
University of California, Riverside
(951) 827-2646
marcia.mcquern@ucr.edu

(For immediate release)

$10 MILLION GIFT FROM UNITEDHEALTH GROUP WILL FUND

FEASIBILITY STUDIES AND DEVELOPMENT ACTIVITIES FOR NEW MEDICAL

AND HEALTH SCIENCE PROGRAMS AT

UC MERCED AND UC RIVERSIDE

Grants target campuses in regions facing acute shortages of doctors and nurses,

and with large medically underserved populations

CYPRESS, Calif. (July 27, 2006) – UnitedHealth Group (NYSE: UNH) announced it is providing funding to support the development of new medical and health science education programs through grants to the University of California totaling $10 million.

According to UnitedHealth Group Chairman and CEO William W. McGuire, M.D., the charitable contributions are earmarked to support steps toward the creation of programs at UC Riverside and UC Merced because they serve regions identified in a recent University of California study as being medically underserved and subject to significant future shortages of health care professionals.

“UnitedHealth Group is committed to expanding access to health care, and part of that commitment includes fostering new educational opportunities to make certain we have the doctors, nurses and other health care professionals required to meet the growing needs of an aging and diverse population,” said Dr. McGuire.

- more -

UnitedHealthGroup/University of California

2-2-2

University of California President Robert C. Dynes noted that UnitedHealth Group’s contribution comes at a time of continued state budget constraints as well as growing enrollments in the UC system.

“UnitedHealth Group’s generous contribution will fill a great need for us in continuing to meet our commitment to our future students and to the communities served by UC Merced and UC Riverside in the San Joaquin Valley and Inland Empire, respectively,” said Dynes.

A 2005 study commissioned by UC, “Health Science Education, Workforce Needs and Enrollment Planning,” identified the need to create additional health care education programs in California. It identified the Southern Central Valley and the Inland Empire as areas particularly subject to future health care work force shortages and medically underserved populations.

The contributions totaling $10 million over a three-year period will be divided equally between UC Riverside and UC Merced for feasibility studies and other activities necessary to establish medical and health science education programs at the two campuses, including building educational capacity by hiring teaching and support staff needed to establish research, course work and classes for future programs.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

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NEWS RELEASE

Contact:	Mark Lindsay
Director, Public Communications
952-992-4297

(For Immediate Release)

THREE-YEAR STUDY SHOWS CONSUMER-DRIVEN HEALTH PLANS CONTINUE TO STIMULATE POSITIVE CHANGES IN CONSUMER HEALTH BEHAVIOR

•	CDHP consumers more likely to make active and informed decisions about their own health and health care needs

•	Increased use of preventive care services seen among CDHP members as compared to PPO enrollees

Minneapolis (July 12, 2006) – A UnitedHealth Group (NYSE: UNH) study has found that individuals in consumer-driven health plans (CDHPs) are more likely to be actively engaged in managing their health and making health care decisions than individuals in more traditional arrangements. While the study sample remains relatively small because of the recent introduction of CDHPs, it is the largest study to date, covering a three-year period and examining more than 50,000 individuals. The results provide solid and measurable examples of how health care spending and consumer behavior can be positively advanced – without adverse effects on health outcomes – when consumers are given the necessary support.

“These results reinforce the revolutionary impact that the concept of consumerism is having by providing vehicles to effectively transfer knowledge and wealth to consumers so they can make wiser, more financially sound decisions about their health care,” said Mike Tarino, CEO of Definity Health, a UnitedHealth Group company and pioneer in consumer-driven health care.

The CDHP study compares cost and utilization trends among approximately 40,000 individuals in high-deductible plans connected to Health Reimbursement Accounts (HRAs) to data from roughly 15,000 individuals enrolled in preferred provider organizations (PPOs). The study period was between 2003 and 2005 and consisted of two sample groups drawn from the same employers. This new data reinforces the results of earlier Definity and UnitedHealth Group studies, which have consistently shown that CDHP enrollees have higher usage of preventive care services and lower tendency to pursue discretionary acute care services.

Notable findings from the three-year study include:

•	Preventive Care – In each of the three years, up to 5 percent more of the CDHP members sought preventive care services than did PPO enrollees.

•	Acute Care – Individuals enrolled in a CDHP showed an annual reduction in the use of acute care services (22 percent fewer hospital admissions and 14 percent fewer emergency room visits)

without adverse health effects or outcomes, while the relative utilization of those services actually increased year-over-year among PPO members.

•	Chronically Ill – CDHP enrollees with a chronic illness also used acute services less (8 percent fewer hospital admissions and 12 percent fewer emergency room visits) but continued to visit their primary care physician at the same rate as chronically ill members enrolled in traditional plans.

•	Overall Costs – Costs per member decreased 3 percent to 5 percent in the CDH plan over the 2004-2005 period, as compared to their 2003 baseline level, while increasing 8 percent to 10 percent among PPO participants (after adjusting for demographics, health status, plan design impact and geography).

“While not yet conclusive, these findings support what we’ve seen anecdotally for the past several years: when consumers are given more information and responsibility for their health care, they will make efforts to assume more control over decision-making about the care they need in order to pursue the optimum courses of treatment. This in turn can help positively impact their health care outcomes and related costs,” Tarino said.

Saving Today for Tomorrow’s Expenses

Further UnitedHealth Group research found that consumers with Health Savings Accounts (HSAs) are contributing to their accounts and accumulating money for future health care expenses at higher rates than had been previously anticipated.

The HSA research is based on data from 130,000 members who have opened an HSA with UnitedHealth Group’s Exante Bank, the industry’s largest HSA administrator. The study found:

•	The average balance in an Exante HSA is $1,112.00 for accounts that were opened January-March 2005, illustrating that consumers are building savings for future health expenses through these accounts.

•	Approximately 60 percent of employers provide funding to their employees’ HSAs, and on average employers are funding 40 percent of the employees’ health insurance policy deductibles.

•	Nearly 90 percent of employees open the savings account if their employer offers to contribute funding to their HSA.

Jeff Cava, executive vice president of Human Resources and Administration for the Wendy’s restaurant chain, said employees at his company are saving more than many anticipated. Wendy’s began offering HSAs in 2005, and by the end of the year employees had accumulated a collective $4 million in their accounts. “We took money that used to go to a third-party payer to help pay health claims, and gave it to employees who will use it to offset their health care costs,” he said. “How many other company-sponsored health plans are there that transfer wealth?”

Across UnitedHealth Group, more than 1.75 million individuals are now enrolled in a consumer-driven health plan connected to an HRA or HSA, spanning both the commercial and individual markets. More than 14,000 employers offer a CDHP through a UnitedHealth Group company, and membership sponsored by large, national employers recently topped 1 million individuals.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

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NEWS RELEASE

Contact:	Mark Lindsay
Vice President-Public Communications and Strategy
952-992-4297
mark_f_lindsay@uhc.com

(For Immediate Release)

UNITEDHEALTHCARE’S PREMIUMSM DESIGNATION PROGRAM ADDS NEW RECOGNITION COMPONENT TO PROMOTE QUALITY AND PROFESSIONAL DEVELOPMENT BY THE NATION’S LARGEST MEDICAL SPECIALTY BOARD

UnitedHealthcare’s national performance assessment and improvement program rewards board-certified internists with enhanced recognition and visibility

MINNEAPOLIS (June 27, 2006) – UnitedHealthcare, a UnitedHealth Group (NYSE: UNH) company, announced today that physicians certified by the American Board of Internal Medicine (ABIM) who participate in the Board’s Practice Improvement Module and Maintenance of Certification programs will receive special credit under the UnitedHealth Premiumsm designation program, a national performance assessment and consumer decision-support program.

Utilizing science-based, industry-standard criteria, along with guidance from medical specialty societies and expert physicians, the UnitedHealth Premium designation program evaluates care delivery by physicians across 19 medical specialties including several internal medicine disciplines. In addition, the Premium program’s performance feedback provides physicians with the opportunity for continuous professional development and improvement, and provides consumers with relevant information to enhance the quality of their health care outcomes.

This advancement in the UnitedHealth Premium program means that internal medicine specialists will receive special recognition and credit for participating in ABIM’s Maintenance of Certification and Practice Improvement Module programs. Upon completion, physicians can submit appropriate information to UnitedHealthcare for inclusion in the Premium designation evaluation. Additionally, performance data from UnitedHealthcare can be utilized by internists to support their participation in the ABIM’s Practice Improvement programs.

“UnitedHealth Group recognizes and celebrates the leadership of the American Board of Internal Medicine in implementing this meaningful enhancement to the traditional process of board certification, which will improve both the quality and cost effectiveness of clinical care delivery,” said Reed V. Tuckson, M.D., UnitedHealth Group’s senior vice president of Consumer Health and Medical Care Advancement. “As specialty boards such as the ABIM advance physician leadership that encourages, supports and evaluates continuous professional development, new opportunities become available for collaboration to achieve our common goal of providing high-quality, affordable health care for consumers. As such, we take this opportunity to urge all eligible physicians to participate in the maintenance of certification programs offered by their specialty boards.”

“UnitedHealthcare is deeply committed to supporting physicians who demonstrate their professionalism through board certification, practice measurement and continuous quality improvement,” said Lewis Sandy, M.D., UnitedHealthcare’s executive vice president for Clinical Strategies and Policy. “We are confident that physicians who participate in the ABIM Maintenance of Certification and Performance Improvement Module programs are meaningfully enhancing quality and appropriateness of clinical care delivery and should be recognized in our Premium designation program. Patients and healthcare purchasers deserve to know about the quality of care delivered, and physicians who demonstrate a commitment to quality through ongoing engagement with their specialty boards should be highlighted and recognized.”

About UnitedHealthcare

UnitedHealthcare (www.unitedhealthcare.com) provides a full spectrum of consumer-oriented health benefit plans and services, helping approximately 25 million individual consumers nationwide achieve improved health and well-being through various health service systems. UnitedHealthcare arranges access to quality, affordable care with more than 500,000 physicians and care professionals and 4,600 hospitals across America. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified Fortune 50 health and well-being company.

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NEWS RELEASE

Evercare Contact:

Dominick Washington

Director of Media Relations

(952) 936-1757

(For immediate release)

EVERCARE® REACHES 100,000 ENROLLEES ACROSS 35 STATES

Focus on Integrating Care to Meet Needs of Most Vulnerable Patients Proves

Winning Model in Attracting Enrollees and Spurring Innovation

MINNEAPOLIS (June 26, 2006) – Evercare, a leading provider of health plans for frail elderly, disabled and chronically ill individuals in the United States, today announced that it has surpassed 100,000 enrollees across 35 states. For almost 20 years, Evercare has been dedicated to enhancing the quality of life and optimizing the well-being of its served populations, whether in the community or in nursing homes, through a variety of Medicare, Medicaid and private-pay long-term care plans.

Evercare CEO, John Mach, M.D. said, “Our growth has been driven largely by our ability to meet the needs of people who require a holistic approach to their health that emphasizes coordination of multiple treatments, health maintenance and preventative care. Our focus is on keeping them healthier, avoiding trips to the hospital, and enabling them to function and live more independently. Evercare’s growth was also boosted by the advent of Special Needs Plans, which Congress and CMS created for better coordinated care of vulnerable populations.”

Evercare was founded in 1987 by two Minnesota nurse practitioners who sought to reduce fragmentation in geriatric care by creating a model of care that emphasized collaborative relationships with their patients, caregivers and health care professionals. Their philosophy and shared passion laid the foundation for the nation’s largest single care coordination program for the frail elderly, disabled and chronically ill. The Company received Medicare demonstration status for its plans in 1995 and worked with state long-term care Medicaid systems to develop programs that integrate and coordinate medical, home and community-based services.

Chronically ill individuals with five or more medical conditions made up only 20 percent of all Medicare beneficiaries in 2004, but accounted for over two-thirds of the program’s $302 billion in costs. In any single year, such beneficiaries are likely to fill up to 53 prescriptions, visit emergency rooms a dozen times or more, and require hospitalization at least five times. The traditional Medicare and Medicaid fee-for-service systems were structured primarily to provide acute care, not to meet the needs of the chronically ill through a coordinated approach. This fragmentation of care can lead to poor health outcomes that are draining for patients and physicians alike and are unnecessarily costly. In fact, according to a recent study that examined costs associated with caring for chronically ill seniors enrolled in Medicare between 2000 and 2003, $40 billion, or nearly one third of what is spent for their care, is potentially unnecessary. (Dartmouth Atlas Project, 2006)

The Evercare Approach: Meeting the Needs of Each Enrollee

Evercare integrates medical, health, and social support services to enhance enrollees’ access to health care and their quality of life. Evercare enrollees are served by care managers or nurse practitioners who develop and manage customized care programs. They coordinate multiple services; facilitate better communication between physicians, institutions, patients and their families; and help ensure effective integration of treatments.

In the community, Evercare plans provide a care manager who works with the family, the primary care physician, other health care professionals and aging organizations to help ensure the best use of health care and community resources. In the nursing home, Evercare plans increase preventive care through a collaborative approach involving an Evercare nurse practitioner and contracted nursing facility staff and teams of health care professionals. In most cases, Evercare plans provide enrollees with more services and coverage than regular Medicare or Medicaid alone.

According to American Association of Homes and Services for the Aging (AAHSA) President and CEO, Larry Minnix, the Evercare approach is an excellent example of a pioneering solution of coordinated, effective health care delivery.

“Under regular Medicaid and Medicare, health service delivery is fragmented, making it difficult for the aging, chronically ill and disabled to receive the care they need,” says Minnix. “Bringing together separate medical, health-related and social services offered under these programs results in better health outcomes, more satisfied enrollees, and lower overall costs for everyone.”

Evercare also has earned consistently high satisfaction rates among enrollees and their responsible parties even while expanding its reach. Evercare's plan for nursing home residents achieved 97 percent family satisfaction in a 2005 survey of responsible parties, and has been consistently over 95 percent for the last seven years. In a 2005 survey of enrollees in Evercare’s community-based plans, on average, 91 percent of enrollees and their responsible parties were satisfied and 95 percent intended to continue their membership with Evercare. (Market Strategies, 2005)

Providing High-Quality, Cost-Effective Care to Vulnerable Populations

Evercare has grown from 64,731 enrollees in December 2003 to more than 100,000 enrollees today by reaching out to individuals in danger of being overlooked by the health care system. Community enrollment totals nearly 70,000; and more than 30,000 nursing home patients are currently benefiting from Evercare.

Offerings include Special Needs Plans for those in nursing homes and for people with Medicare and Medicaid (“Dual Eligibles”) as well as Medicare Advantage plans for people with Medicare only living in the community; and integrated Medicare-Medicaid plans offered through states’ Medicaid programs. Evercare nursing home and community Special Needs Plans include Medicare “Part D” prescription drug coverage. EvercareTM Palliative and Hospice services support patients and families coping with advanced, life-limiting illnesses. Evercare also offers Evercare Connections EvercareTM Solutions for Caregivers, a service that helps people caring for an aging relative or friend navigate the health care system and obtain the appropriate care and services. Additional offerings include Evercare’s Health Plan for People on Dialysis.

Research demonstrates that Evercare’s approach to care results in greater access to medical and non-medical services, better health outcomes, and lower cost to the government:

•	Health professional teamwork and continuity of care have been shown to help prevent some problems before they become serious – reducing hospitalizations for nursing home residents by 45 percent and emergency room visits by 50 percent. (Journal of American Geriatrics, 2003.)

•	Evercare nursing home patients were seen more by their physicians than their peers enrolled in other plans. While they were also hospitalized half as often as their counterparts, Evercare enrollees were more satisfied that they would be hospitalized when necessary. (CMS Outcome Study, 2002.)

•	Through the Texas STAR+PLUS program, Evercare helped reduce hospitalizations by 22 percent and ER visits by 38 percent, and 90 percent of enrollees said they were satisfied with their care coordinators. Evercare also helped the state government save $123 million in Harris County over two years. (Texas A&M University, 2002.)

•	As of June 2003, over 60% of elderly and physically disabled individuals enrolled in the Arizona Long Term Care System programs (like Evercare) were able to live independently in their communities, avoiding nursing homes and compared to 5% at the inception of the program in 1989. (State of Arizona Claims Data, 2003)

•	In Florida, vulnerable populations enrolled in Nursing Home Diversion programs, like Evercare’s community plan, were nine times less likely to enter nursing homes for an extended stay. (Florida Office of Program Policy Analysis & Government Accountability, 2006)

A Proven Leader in Coordinated Care

Evercare measures success by the quality of care delivered to its 100,000 enrollees. The largest business of its kind, Evercare has been internationally recognized for its innovation and success in improving enrollees’ health and managing care costs.

Evercare served as a key precedent for the Special Needs Plans (SNP) created under the Medicare Modernization Act of 2003. A leader in the field, Evercare has more SNPs than any other health plan provider. Evercare has contracted with more than 1,000 nursing facilities and is a major employer of nurse practitioners and nurse care managers.

•	In 1999, Evercare received the American Society of Aging Award for Innovation and Quality.

•	In 2002, BusinessWeek cited Evercare's use of leading-edge technology in nursing homes as a key UnitedHealth Group innovation.

•	In 2002, Britain’s National Health Service (NHS) awarded Evercare a contract to assist with designing and implementing systemwide reforms to promote better patient outcomes and savings through greater care integration.

“As the baby boomer generation ages, Evercare is poised for still greater achievement, both by helping improve care for more people in states we currently serve and by expanding to new states,” said Dr. Mach. “There also are near-term avenues of growth as the integration of UnitedHealth Group and PacifiCare Health Systems continues and our parent company grows and evolves to serve a changing marketplace even better.”

A Stronger Online Presence Through www.Evercarehealthplans.com

To serve the growing Evercare community better, Evercare recently launched its newly designed Web site, www.evercarehealthplans.com. Enrollees, prospective members, health care professionals, state and federal government officials and community-based organizations will all have access to useful information and tools on the site. A product finder will help current and prospective enrollees find the Evercare offerings that best serve their needs. Health care professionals can access the up-to-date forms and contact information they require, and payers can find everything they need to know about partnering with Evercare. In future releases of the Web site, Web site visitors will be able to enroll online and assess their health risks. The Web site was developed based on extensive consumer input and will allow Evercare to build, maintain and enhance strong relationships with all its stakeholders as it continues to grow.

About Evercare

Evercare coordinates health care and well-being services for the frail elderly, chronically ill, and disabled in the home, the community and skilled nursing facilities. Started in 1987, Evercare today serves more than 100,000 people nationwide through a variety of Medicaid, Medicare, and private-pay health plans. Evercare is part of Ovations, a division of UnitedHealth Group (NYSE: UNH) dedicated to the health care needs of over-50 Americans. For more information about Evercare, call 1-866-772-0859 (TTY 1-888-685-8480) or visit www.evercarehealthplans.com.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenue received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; potential consequences surrounding findings of our ongoing internal investigation, investigation by a committee of our independent directors and informal SEC inquiry into our stock option granting practices, as well as a subpoena from the office of the U.S. Attorney for the Southern District of New York requesting documents relating to stock option grants since 1999 and a request from the Internal Revenue Service for documents relating to the compensation of certain executive officers; uncertainty of results of pending civil litigation relating to our stock option granting practices; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare may not be realized. This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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NEWS RELEASE

Contact:	Tyler Mason	Cheryl Randolph
Media Relations Media Relations
	(714) 226-3530	(714) 226-3441
	tyler.mason@phs.com	cheryl.randolph@phs.com

(For immediate release)

UNITEDHEALTHCARE RELEASES ITS FIRST-EVER REPORT CARD ON HOSPITAL

QUALITY AND AFFORDABILITY

•	Pilot launch ranks 20 Colorado hospitals by evaluating quality and cost of 150 medical procedures

•	Report card addresses variation in quality and cost

•	Expanded rollout expected by the end of 2006

DENVER, CO (June 1, 2006) – UnitedHealthcare, the health plan subsidiary of UnitedHealth Group (NYSE: UNH), has released its first-ever report card that rates quality of care and affordability among 20 of its contracted hospitals throughout Colorado.

The report rates the hospitals by measuring 150 medical procedures, including colon surgery, treatment of pneumonia, viral infection and chest pain, cesarean section, disc surgery, knee and hip replacement, and obesity procedures. Each procedure’s quality rating is based on patient volume, complication and mortality rates, failure to rescue or death from complications, ICU physician staffing, and computer-assisted order entry.

“As quality and cost variation in the health care system continues to increase, especially among hospitals, practicing physicians need resources and tools to make more informed decisions for their patients,” said Jay Ogsbury, M.D., a neurosurgeon and co-medical director of Colorado Preferred Physician Organization. “The information included in UnitedHealthcare’s Hospital Report Card is a great first step in making health care quality and cost more transparent for the physician community.”

The initial method of measurement is based on criteria established by the Agency for Healthcare Research and Quality and The Leapfrog Group, with data provided by Medicare and the Colorado Department of Health Services. The report cards are being shared with UnitedHealthcare’s contracted physicians.

Quality designations are represented by stars: one star for a facility rated among the lowest 25 percent, two stars for a facility rated among the middle 50 percent, and three stars for a facility scoring among the highest 25 percent. A hospital must have at least 20 cases for any particular procedure in order to be assigned a quality designation.

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Hospital Report Card

The cost evaluation is derived using paid-claims data received by UnitedHealthcare over the past 18 months. The claims data is case-mix and severity-adjusted to normalize average cost for comparison purposes.

“Programs that create transparency in quality and cost for health care services are part of UnitedHealthcare’s ongoing commitment to provide access to affordable, quality health care,” said Craig Keyes, M.D., chief executive officer of UnitedHealthcare of Colorado. “In light of the wide variation in quality and cost among hospitals, we’ve created an innovative, easy-to-use report card that we believe our contracted physicians and hospitals will find valuable in ensuring that their patients have access to the best care possible.”

Jeff Selberg, chief executive officer of Exempla Healthcare and current Chair of Colorado Hospital Association, said: “Exempla Healthcare is committed to providing the safest, highest-quality health care. We are working diligently to enhance our processes and systems to ensure that the information available to the public accurately reflects the quality of care we provide. We are pleased to see that Exempla Healthcare’s continued efforts to improve patient care and service have earned multiple quality designations and that UnitedHealthcare has ranked Exempla Healthcare as one of the highest-quality and most cost-effective hospitals in Colorado.”

“A 1999 report by the Institute of Medicine, which estimated that between 44,000 and 98,000 Americans die each year as a result of medical errors, underscores how important it is to improve accountability in the health care delivery system,” added Keyes. “In addition, we feel that the report can help promote the learning and adoption of best practices among our network hospitals and offer an incentive for our providers to continuously improve their performance to the benefit of our members.”

About UnitedHealthcare

UnitedHealthcare (www.unitedhealthcare.com) provides a full spectrum of consumer-oriented health benefit plans and services, helping more than 25 million individual consumers nationwide achieve improved health and well-being through various health service systems. UnitedHealthcare arranges access to quality, affordable care with more than 500,000 physicians and care professionals and 4,600 hospitals across America. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified Fortune 50 health and well-being company.

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NEWS RELEASE

Contact:	Joan Schimml
Director of Corporate Communications
952-833-6582

(For Immediate Release)

INGENIX TO ACQUIRE ENS AND COMPLETES ACQUISITION OF CLAREDI

Combination to Create Next Generation of Connectivity to Improve Claims Accuracy and Efficiency

MINNEAPOLIS (May 25, 2006) - Ingenix, a leading health information company, announced today that it has agreed in principle to acquire NWH, Inc. (NWH), the parent company of health care payer services organization Electronic Network Systems, Inc. (ENS), and has completed the acquisition of Claredi Corporation (Claredi), a leading provider of e-commerce software solutions, implementation and consulting services to the health care industry.

Pursuant to the definitive merger agreement, Ingenix would acquire all of the outstanding shares of NWH for a cash price of $18.24 per share, or approximately $54 million. The transaction, which is subject to NWH stockholder approval and other customary closing conditions, is expected to close during the third quarter of 2006. Terms of the Claredi transaction were not disclosed.

“This announcement is good news for the entire health care industry,” said Richard Anderson, chief executive officer of Ingenix. “We intend to create the next generation of connectivity by combining ENS and Claredi assets and resources with Ingenix capabilities in coding, claims editing, revenue cycle management and health care transaction management. This combination will facilitate the creation of intelligent electronic connectivity tools for use by physicians, hospitals and payers in an open network. Our focus will be to enhance the health care system’s affordability and usability by providing real-time Internet connections among the participants in health care. This will increase efficiency, help physicians get quicker payment of claims and assist payers in reducing the amount of rework and rejected claims.”

The combination will enhance the use of connectivity and interoperability technology across the health care industry:

•	For physicians, hospitals and other providers, Ingenix intends to offer additional value-added services that, combined with ENS connectivity and service capabilities, will lower claims administration costs, lower accounts receivable balances, reduce contractual underpayments, decrease denials and reduce payer/provider disputes.

•	For payers such as health plans, Ingenix intends to enable better management of the processes beyond the transmission and acceptance of claims, increase auto-adjudication rates, reduce claim rejection rates, improve claims accuracy and decrease claims processing costs.

•	For systems vendors, the next generation of real-time connectivity will mean additional value-added services, such as clean-claim capability, payer-specific edits and reimbursement management in an open network.

Terrence S. Cassidy, founder and chief executive officer of NWH, said, “Ingenix provides us with an outstanding opportunity to grow our business and to improve the value we bring our customers. We will now have access to sufficient capital and a wide array of industry-leading technology to construct the next-generation Health Care Exchange.”

Dr. Kepa Zubeldia, president and chief technology officer of Claredi, said, “Like Claredi, Ingenix has demonstrated a clear, long-term commitment to improving interoperability in the health care system. We are excited about joining their organization. We now have an opportunity to realize our vision on an even broader scale to the benefit of the health care industry.”

About Ingenix

Ingenix, a wholly-owned subsidiary of UnitedHealth Group, Inc. (NYSE: UNH), provides products and services to a diverse customer base within the health care community. Organizations rely on its innovative technology to improve the delivery and operations of their business. More information about Ingenix and its products and services can be obtained at http://www.ingenix.com.

About NWH, Inc. and Electronic Network Systems, Inc.

NWH, Inc. (Nasdaq: NWIR), a holding and strategic resource company, owns and operates Electronic Network Systems, Inc. (ENS), which offers Internet and e-commerce connectivity between thousands of health care providers such as physicians, hospitals, clinics, practice management software vendors and third-party commercial payers. More information about ENS and its products and services can be obtained at http://www.enshealth.com.

About Claredi Corporation

Claredi Corporation (Claredi), a Salt Lake City-based company that pioneered the concept of health care transaction validation, provides comprehensive electronic data interchange solutions that enable health care organizations to easily connect with trading partners, ensure the quality of data exchange and efficiently manage the ongoing evolution of their health care transactions and messaging. More information about Claredi and its products and services can be obtained at http://www.claredi.com.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. A list and description of some of the risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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NEWS RELEASE

Contact:	Mark F Lindsay
Vice President, Public Communications & Strategy
(952) 992-4297

(For Immediate Release)

UNITEDHEALTH PHARMACEUTICAL SOLUTIONS EXPANDS INNOVATIVE

PILL-SPLITTING PROGRAM

•	Half Tablet Program can save health care consumers up to 50 percent on 16 medications

•	UnitedHealth Pharmaceutical Solutions has already distributed 28,000 free pill splitters to participating members

MINNEAPOLIS (May 18, 2006) – UnitedHealth Pharmaceutical Solutions, a division of UnitedHealthcare, is launching the second phase of its Half Tablet Program, a first-of-its-kind pill-splitting program designed to make medications more affordable for consumers and employers.

The Half Tablet Program was designed to support members who are actively looking for ways to save money on prescription medications. The program is voluntary, and members who choose to participate pay a reduced copayment for these medications.

According to Tim Heady, chief executive officer of UnitedHealth Pharmaceutical Solutions, the Half Tablet Program offers a potential savings of up to 1 to 2 percent of total drug spend, and members can save up to $300 annually.

The cost savings are possible because the medications included in this program have “flat” or similar pricing across dosages and are generally prescribed for one dosage daily. For example, a 20-milligram tablet of Lipitor, a drug used to lower cholesterol, is priced the same as a 40-milligram tablet. A member may purchase a 40-milligram tablet, and then split the medication for his or her daily dosage amount.

“Consumers are asking what they can do to bring their prescription drug costs down and are turning to their health plans to offer innovative, cost-saving solutions,” said Heady. “The Half Tablet Program helps provide better access to necessary drugs and can improve compliance with these medicines by making them more affordable to more people. Better medication compliance can lead to better medical outcomes and healthier members.”

“This program is an excellent example of how health care consumers can easily lower what they spend on prescriptions drugs and help ensure ongoing compliance with important therapies,” said Dr Lewis Sandy, UnitedHealthcare’s Executive Vice President, Clinical Strategies and Policy. “It also encourages people to continue an open dialogue with their physicians regarding their health, which is a critical component of a patient’s overall well-being.”

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UnitedHealth Pharmaceutical Solutions/Half Tablet Program

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According to the Henry J. Kaiser Family Foundation, spending on prescription drugs in the United States rises more than 10 percent a year. Patients who pay for their own medications can reduce their drug bills by up to 50 percent with pill splitting. The U.S. Veterans Administration hospitals and some state Medicaid programs also ask patients who are prescribed certain medications to split pills. This practice helped the Veterans Administration save almost $50 million in 2003 on prescription drugs.

As a requirement of the program, a member’s physician must write a new prescription that is double the dosage and half the quantity of the medication, with instructions to take a half tablet rather than a full tablet. Physicians determine if splitting pills is appropriate for their patients.

UnitedHealth Pharmaceutical Solutions introduced the Half Tablet Program in March 2005 with a pilot program in UnitedHealthcare’s Wisconsin health plan. Results of the pilot led to the national launch of the program in the fourth quarter of 2005 to fully insured UnitedHealthcare members who were prescribed statin medications. UnitedHealth Pharmaceutical Solutions has found that 11 percent of members whose physicians prescribed one of the medications included in the program chose to participate, and the company has filled requests for more than 28,000 free pill splitters.

The second phase of the program will invite members of commercial fully insured and many self-funded groups to consider splitting pills for one of 16 different medications in five different therapeutic categories: ACE inhibitors, angiotensin receptor blockers, anti-depressants, lipid-lowering medications and antivirals. The 16 identified medications have no change in their efficacy if they are split. The program does not include all medications in a specific therapeutic class; only those medications determined to be appropriate for splitting are included.

“My patients appreciate the Half Tablet Program because the money they save on the reduced co-pays helps them to stretch their health care budget further,” said Dr. Robert Fox, a practicing family physician in Appleton, Wis. “Patients are more likely to take prescribed medications when it is more affordable. That accessibility leads to better health outcomes, which is always my goal.”

About UnitedHealthcare

UnitedHealthcare (www.unitedhealthcare.com) provides a full spectrum of consumer-oriented health benefit plans and services, helping approximately 25 million individual consumers nationwide achieve improved health and well-being through various health service systems. UnitedHealthcare arranges access to quality, affordable care with more than 500,000 physicians and care professionals and 4,600 hospitals across America. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified Fortune 50 health and well-being company.

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NEWS RELEASE

Contact:	John S. Penshorn
Senior Vice President
952-936-7214

Mark F. Lindsay
Vice President, Public Communications and Strategy
952-992-4297

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES STOCK REPURCHASE PROGRAM

RENEWAL

MINNEAPOLIS (May 2, 2006) – UnitedHealth Group (NYSE: UNH) announced today that its Board of Directors has renewed its Stock Repurchase Program under which up to 140 million shares of the Company’s common stock may be repurchased. As of March 31, 2006, the Company had approximately 1.4 billion shares of common stock outstanding. The Board views the Stock Repurchase Program as an important tool in the continued creation of shareholder value, given the current and future prospects for UnitedHealth Group’s businesses.

This action represents the seventh renewal of the continuing Share Repurchase Program initiated in November 1997. Under the program, the Company has repurchased an aggregate of approximately 880 million shares for an aggregate cost of $15.8 billion and a weighted average cost of $18 per share, on a split-adjusted basis. Share repurchases have totaled more than 36 million shares to date in 2006.

UnitedHealth Group said that such purchases may be made from time to time at prevailing prices in the open market, by block purchase or in private transactions and may be discontinued at any time. The repurchases will be subject to restrictions relating to volume, price and timing. The repurchased shares will be available for reissue pursuant to employee stock option and purchase plans and for other corporate purposes. The company will fund repurchases with internally generated funds and existing financing capacity.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. A list and description of some of the risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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Contacts:

Diane Tuncer	Mark F Lindsay
American Diabetes Association	UnitedHealth Group
(703) 299-5510	(952) 992-4297
dtuncer@diabetes.org	mark_f_lindsay@uhc.com

UnitedHealth Group and the American Diabetes Association Join Forces to Improve

Quality and Accessibility of Health Care for People with Diabetes

Collaboration focuses on helping patients and their physicians achieve optimal health outcomes in diabetes care

New study will identify characteristics of high-performing physicians, resulting in continuing professional development tools for improved patient care

Minneapolis and Alexandria, VA (April 4, 2006) – UnitedHealth Group and the American Diabetes Association (ADA) announced today that they have formed a collaboration that combines the respective strengths, competencies and expertise of these two leading health organizations in an initiative to help people with diabetes and their physicians achieve optimal health outcomes. Diabetes is the fifth leading cause of death by disease in the United States and affects nearly 21 million children and adults, or seven percent of the U.S. population.

“We are very excited about the significant potential this relationship with the American Diabetes Association represents,” said Reed Tuckson, MD, senior vice president, Consumer Health and Medical Care Advancement for UnitedHealth Group. “Based on our extensive experience in organizing health care services on behalf of people with diabetes, we clearly recognize the importance of the ADA’s capabilities in helping to improve the lives of people affected by this challenging disease. We highly respect the ADA’s scientific expertise, the credibility of their clinical programs with physicians, and their unparalleled ability to provide physicians and their patients with meaningful information that supports their efforts in managing this disease.”

This collaboration will result in improved patient access to valuable health tools and information; identify physician best practices that lead to the provision of quality diabetes care; and enhance continuing medical education to achieve the highest quality of diabetes care.

“We are extremely pleased to have the opportunity to work with UnitedHealth Group in this joint initiative,” said Robert A. Rizza, MD, President, Medicine and Science, American Diabetes Association. “We know that the vast majority of patients with diabetes are treated by primary care providers and our relationship with UnitedHealth Group will provide an important audience for the interventions ADA has developed, as well as those we will jointly develop. UnitedHealth Group’s ability to reach people through a variety of effective communications channels will enable us to integrate our efforts to produce valuable tools that will benefit their members with diabetes, as well as their network of physicians.”

The collaboration will focus on three key elements that will begin this spring.

•	Supporting Patients with Access to Valuable Tools and Information. Patient centricity is a key focus of this collaboration. UnitedHealthcare’s members will benefit from facilitated access to ADA’s consumer education tools, especially its Diabetes PHD (Personal Health Decisions) health risk calculator, designed to help people with diabetes – and anyone at risk for developing diabetes, heart disease or stroke – explore the effects of a wide variety of health care interventions, including weight loss, smoking cessation and the proper use of medications.

•	Supporting Physicians in Delivering High-Quality Diabetes Care. The ADA and UnitedHealthcare are launching a study to identify the medical practice characteristics of physicians who deliver high-quality diabetes care based on standards established by the ADA. This information will be used by the ADA to develop new tools and continuing education programs that further support physicians in their efforts to provide the highest quality care to their patients with diabetes.

•	Enhancing Continuing Medical Education. Ingenix, a UnitedHealth Group company, will make its i3 DLN satellite broadcast network available for disseminating its robust continuing medical education programming on diabetes. Physicians will have access to this ongoing continuing medical education initiative via i3 DLN’s multimedia technology, which includes satellite broadcasting, webcasting, interactive video and live meetings.

“As a result of the combination of these programs and the strengths of our two organizations, physicians and their patients will receive meaningful support in their efforts to achieve optimal health outcomes in the treatment of diabetes,” said Dr. Rizza. “As we collaborate on these initiatives we fully expect to discover additional ways to leverage the expertise of our organizations to enhance our shared mission to reach consumers and improve health behaviors for a better quality of life.”

About the American Diabetes Association (ADA)

The American Diabetes Association is the nation’s premier voluntary health organization supporting diabetes research, information and advocacy. Founded in 1940, the Association has offices in every region of the country, providing services to hundreds of communities. For more information, please visit www.diabetes.org or call 1-800-DIABETES (1-800-342-2383). Information is available in English and Spanish.

About UnitedHealth Group

UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 65 million individuals nationwide. Learn more about UnitedHealth Group at www.unitedhealthgroup.com.

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NEWS RELEASE

Contact:	Mark F Lindsay
Vice President, Public Communications & Strategy
(952) 992-4297

(For Immediate Release)

UNITEDHEALTHCARE FORMS PARTNERSHIP TO OFFER AFFORDABLE, QUALITY

HEALTH CARE TO HISTORICALLY BLACK COLLEGES AND UNIVERSITIES

•	Tailored, flexible benefit packages created for employees at historically black colleges and universities

•	African American Employee Benefit Solutions program to address racial disparities in health care with innovative benefit designs, integrated care management, and wellness programs

MINNEAPOLIS (March 14, 2006) – UnitedHealthcare, a subsidiary of UnitedHealth Group (NYSE: UNH), today announced a unique partnership with leading African American academic health centers and business leaders to implement health solutions for employees and faculties of Historically Black Colleges and Universities.

“UnitedHealthcare is pleased to collaborate with North Carolina Mutual and AV International to offer African American Employee Benefit Solutions (AAEBS), an affordable health-enhancing benefits program designed specifically for historically black academic institutions,” said Reed Tuckson, M.D., senior vice president, Consumer Health and Medical Care Advancement at UnitedHealth Group and former president of a minority academic health university. “We are especially excited by this opportunity to combine our expertise in wellness and care facilitation services with the special knowledge and experience of African American academic medical centers. Together we can make a real difference in helping people make better health decisions and getting the care they need.”

According to John Maupin, D.D.S., president of Meharry Medical College: “Historically Black Colleges and Universities have struggled valiantly to offer affordable and effective health care to their campuses – a struggle made more difficult because of the disparities in health and medical care outcomes experienced by their communities. This partnership represents the first time a major health company such as UnitedHealthcare has incorporated the expertise of the black medical community in the design and operation of products to meet our specific needs.”

The new AAEBS plans focus on providing affordable access to a comprehensive suite of services that includes medical, vision, dental, life, disability and behavioral-health benefits. In addition, based on the input of the black college community, African American Employee Benefit Solutions integrates health promotion and disease prevention initiatives recommended by minority physician experts into the core offering focusing on conditions such as asthma, cancer, diabetes, heart disease, stroke and sickle cell anemia.

“Unfortunately, health disparities are but one of the difficulties faced by African American communities,” said Arthell Davis, Vice President of Group Operations, North Carolina Mutual, the oldest and largest insurance company with roots in the African American community. “There are also many disparities related to overall financial welfare and with North Carolina Mutual’s experience in the life insurance arena, this partnership is able to offer services that focus on the total health of our community, including its financial well-being.”

“HBCUs are vital national resources,” said Andre Duggin, AV International CEO and Chairman of the Board. “We know from our experience in working with minority businesses in insurance designs and risk management interventions how important it is to design products that are tailored to meet the special challenges faced by the administrators of these institutions. We have designed AAEBS to do just that.”

“The students and faculty of the Historically Black Colleges and Universities are motivated survivors and self-achievers,” said Tuckson. “We look forward to providing them with effective tools and supportive services that assist them in maximizing their health as they work to transform their communities.”

About UnitedHealthcare

UnitedHealthcare (www.unitedhealthcare.com) provides a full spectrum of consumer-oriented health benefit plans and services, helping 24 million individual consumers nationwide achieve improved health and well-being through various health service systems. UnitedHealthcare arranges access to quality, affordable care with more than 500,000 physicians and care professionals and 4,600 hospitals across America. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified Fortune50 health and well-being company.

About Meharry Medical College

Meharry Medical College is the nation’s largest private, independent historically black institution dedicated solely to educating health professionals. The College is particularly well known for its uniquely nurturing, highly effective educational programs; emerging preeminence in health disparities research; culturally sensitive, evidence-based health services; and significant contribution to the diversity of the nation’s health professions workforce. Black Issues in Higher Education’s ranking of institutions annually lists Meharry as a leading national educator of African Americans with M.D. and D.D.S. degrees, and Ph.D. degrees in the biomedical sciences.

About AV International

AV International is one of the largest, minority controlled insurances firm in the country and the parent company of several highly integrated service firms specializing in risk management, insurance and employee benefit consulting and administration on a national, regional and local basis. AVI has experience in both fully insured and self-insured products and distributes through brokers.

About North Carolina Mutual Insurance

North Carolina Mutual, which offers life and dental insurance products to groups and individuals, is the nation’s oldest and largest insurance company with roots in the African American community. NCM remains one of only a few minority owned insurance companies offering employee benefits and has been involved in the planning and design of the new partnership from its inception.

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NEWS RELEASE

Contacts:	John S. Penshorn
Senior Vice President
952-936-7214

Robert W. Oberrender
Vice President and Treasurer
952-936-3123

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES ISSUANCE OF $3 BILLION

IN FIXED INCOME SECURITIES

MINNEAPOLIS (March 3, 2006) - UnitedHealth Group Incorporated (NYSE: UNH) announced today that it has priced and issued $3 billion in fixed income securities in the following tranches:

$650,000,000 of 3 Year Floating Rate Notes due March 2, 2009;

$750,000,000 of 5 Year Fixed Rate Notes due March 15, 2011;

$750,000,000 of 10 Year Fixed Rate Notes, due March 15, 2016;

$850,000,000 of 30 Year Fixed Rate Notes, due March 15, 2036.

The pricing on the securities was as follows:

Floating Rate Notes:	8 basis points over 3 Month LIBOR;
5 Year Fixed Rate Notes:	63 basis points over the 5 Year on-the-run Treasury;
10 Year Fixed Rate Notes:	83 basis points over the 10 Year on-the-run Treasury;
30 Year Fixed Rate Notes:	119 basis points over the 2031 Treasury Bond.

Issuance proceeds will be used to repay commercial paper borrowings that were used primarily to finance the cash portion of the consideration for the PacifiCare acquisition, which UnitedHealth Group completed on December 20, 2005. The notes are rated A, (stable), A2, (stable) and A, (stable) by Standard & Poor’s, Moody’s Investors Service and Fitch Ratings, respectively.

“The very strong demand for each tranche of this landmark fixed income offering for UnitedHealth Group reflects the reputation that the Company has with fixed income investors,” said Robert LoBue, head of high grade and high yield syndicate from Joint Book Runner JP Morgan Securities. “The offerings of the 3-year floating rate note and the 30-year fixed rate note, for which there was very strong demand, have brought new term fixed income investors into UnitedHealth Group securities,” said David Trahan, managing director of investment grade syndicate at Citigroup Global Markets, Inc., also a Joint Book Runner on the transaction.

UnitedHealth Group treasurer Robert Oberrender concluded, “We are pleased with investor receptivity to this offering. The tranches issued today further expand our investor base and allow us to continue to improve our overall match of liability durations with the assets of our businesses. By reducing interest rate risk through asset/liability management, we are able to focus our energies on building value in our core business of making the health system work better, through effective health resource organization, large scale health transaction processing, and the application of data and informatics in a health care environment.”

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 65 million individuals nationwide.

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NEWS RELEASE

Contact:	John Penshorn Senior Vice President 952-936-7214

Mark Lindsay Vice President Public Communications & Strategy 952-992-4297

(For Immediate Release)

UNITEDHEALTH GROUP COMPLETES MERGER WITH

PACIFICARE HEALTH SYSTEMS, INC.

Minneapolis, Minnesota (December 21, 2005) – UnitedHealth Group (NYSE: UNH) announced that it has received all necessary approvals to complete its merger with PacifiCare Health Systems, Inc (PacifiCare) (NYSE: PHS), and that the merger was completed following the close of business yesterday.

Under the merger agreement, PacifiCare stockholders receive $21.50 in cash and 1.10 shares of UnitedHealth Group common stock for each share of PacifiCare common stock.

“We look forward to combining the resources of our companies and leveraging our strengths to advance health and well-being on behalf of seniors, employers, consumers and health care providers in the western United States, as well as nationally,” stated Mr. Howard Phanstiel, chief executive officer of PacifiCare. Mr. Phanstiel, who will assume an additional role as executive vice president for UnitedHealth Group, further noted that the combination of the assets and resources of the respective companies will expand their opportunities and bring new products and services to the diverse market segments and geographic areas the company serves.

Dr. William W. McGuire, chairman and chief executive officer of UnitedHealth Group, said “We appreciate the diligence and effort taken by the various regulatory agencies involved in the review and approval of this merger. All of us recognize the importance of our activities relative to the health and well-being of our society, and take seriously the commitments we have made to help advance access, quality, affordability and simplicity in health care for all the people we serve.”

Management will host a conference call today at 4:15 p.m. eastern standard time to review financial projections in light of the completed merger and update investors and analysts on recent business developments, including the proposed acquisition of John Deere Health Care and continuing progress in the commencement of its Medicare Prescription Drug Plan programs. Participants can access the conference call by dialing 800-515-2563 (United States) or 706-679-5262 (International). The

conference name is UnitedHealth Group. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #3720200.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 65 million individuals nationwide.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. A list and description of some of the risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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NEWS RELEASE

Contacts:	John Penshorn Senior Vice President 952-936-7214

Mark Lindsay Director of Public Communications & Strategy 952-992-4297

(For Immediate Release)

UNITEDHEALTH GROUP TO PURCHASE JOHN DEERE HEALTH CARE

•	Builds on John Deere Health Care 20-Year Service History to Important Local Customers

•	Advances Efforts to Make Health Care Services More Affordable, More Available and Easier To Use

Minneapolis (December 6, 2005) – UnitedHealth Group (NYSE: UNH) announced today that its UnitedHealthcare subsidiary has signed a definitive agreement with Deere and Company to acquire its John Deere Health Care business. This transaction will provide John Deere Health Care customers with significantly expanded access to national medical care resources while extending UnitedHealthcare’s services to new areas in the Midwest.

John Deere Health Care provides an array of quality health care and benefit programs to customers who are located principally in Iowa, western and central Illinois and sections of Tennessee, which are service areas largely outside of those presently addressed by UnitedHealthcare. Continuity of services will be central to the new company, which will continue to be led by the current senior management of John Deere Health Care and remain headquartered in its existing facilities in Moline, Illinois. The company will focus on programs around health access and facilitation, quality advancement, and the use of new technologies to better support consumers and care providers. In that regard, John Deere Health Care members will gain access to the UnitedHealthcare nationwide system of health care providers, expanding the available access to care. Additionally, UnitedHealthcare will introduce established services and capabilities to further help Medicare and Medicaid enrollees, pre-Medicare retirees, under and uninsured individuals, and patients with chronic and complex illness.

Completion of the transaction is subject to regulatory review and is expected in the first quarter of 2006.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 55 million individuals nationwide.

Parent Company: Deere & Company

John Deere (Deere & Company - NYSE:DE) is the world’s leading manufacturer of agricultural and forestry equipment; a leading supplier of equipment used in lawn, grounds and turf care; and a major manufacturer of construction equipment and engines used in heavy equipment. Additionally, John Deere provides financial services and other related activities that support the core businesses. Since it was founded in 1837, the company has established a worldwide reputation of quality products and services providing performance that endures.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. A list and description of some of the risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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NEWS RELEASE

Contact:	Mark Lindsay VP, Public Communications (952) 992-4297

(For Immediate Release)

EXANTE FINANCIAL SERVICES INTRODUCES

CONSUMER HEALTH INVESTMENT OPTIONS

Innovative health care bank offers access to the widest selection of investment choices for Health Savings Account consumers

New York, NY (Nov. 7, 2005) – In an effort designed to enhance the long-term savings potential of Health Savings Accounts (HSA) and expand the purchasing power of health care consumers, Exante Financial Services (Exante) today announced that it will offer new investment options for consumers with HSAs. By assembling a broad selection of investment options, Exante hopes to further empower health care consumers and give them greater control over their health care spending. Exante Bank, which was chartered by UnitedHealth Group in 2002, provides health-related financial services and is one of the only financial institutions with deeply integrated health care expertise.

Beginning January 2006, consumers with an HSA deposit account at Exante Bank will have the opportunity to invest their tax-advantaged HSA assets in a broad array of highly rated, independent investment options. These funds have been selected to support a consumer’s strategy of growth and risk tolerance, consistent with the philosophy of encouraging long-term saving for future health care expenses.

Al Meginniss of Elgin, Ill., a consumer who opened an account with Exante in July, said he’s excited to have such investment options available and hopes to take advantage of them after getting a better sense of how frequently he’s using versus saving his HSA funds. “Rather than have the money sit there, I would love to eventually move a few thousand dollars into an investment of some type,” he said. “Although, thanks to Exante, right now I’m getting a very good return on my money anyway – 4 percent, try to find that somewhere else.”

The new investment options offer account holders a high-quality fund selection with an average Morningstar rating of more than 4.0. Funds include: John Hancock Classic Value (PZFVX); Vanguard Wellington (VWELX); Neuberger Berman Fasciano (NBFSX); Vanguard Global Equity (VHGEX); Vanguard S&P 500 Index (VFINX); Federated US Government (FIGTX); Pimco Real Return Fund (PRTNX); and Federated Master Trust Money Market (FMTXX).

“The addition of these mutual funds will give consumers greater choice and control over how they manage their health care finances and HSA assets,” said Philip J. Philliou, chief product and strategy officer for Exante Financial Services. “As one of the country’s only banks completely dedicated to the health care industry, our unique expertise in both health care and financial services allows us to offer consumers highly specialized services at a time when individuals are being asked to play a more prominent and active role in their health care.”

Exante’s diverse and independent investment offerings are unique in the industry, since many HSA administrators have elected to align with a single or more focused group of proprietary fund families. Exante will regularly review funds to ensure a high quality selection is available to meet account holder expectations. The investment capability will be a standard feature of the HSA deposit account, with mutual fund investments available to individuals with balances over $1,000.

Individuals will be able to access, monitor and change their investment options with the click of a mouse via online tools that are fully integrated with their HSA. Additionally, account information is available to Exante customers through toll-free customer service, interactive voice response and the Web, so account holders can easily set up contributions to their account, check their current balance and pay their health care bills. Consumers can pay for qualified health services from their HSAs using bank drafts, debit cards, and Web and automatic payment options.

About UnitedHealth Group

UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., the company offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 55 million individuals nationwide. UnitedHealth Group ranks No. 40 in the Fortune 500 and was ranked No. 1 in Fortune magazine’s 2005 list of America’s Most Admired Health Care Companies.

About Exante Financial Services

Exante Financial Services (Exante) is focused on enhancing and serving the health care financial needs of insurers, benefits administrators, consumers and health care professionals. Exante offers Health Savings Accounts, card technology and a host of electronic solutions. Exante Bank, member FDIC, is a Utah-state chartered industrial loan corporation located in Salt Lake City, chartered in January 2002 by UnitedHealth Group. Exante provides comprehensive consumer health financial services capabilities to 16 independent health administrators in addition to UnitedHealth Group and its operating businesses. Together, these clients represent over 700,000 accounts managed by Exante.

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NEWS RELEASE

Contacts:	Mark Lindsay Vice President, Public Communications and Strategy 952-992-4297

Ryan Stewart Vice President, Strategy and Communications 952-833-6433

(For Immediate Release)

FDA SELECTS INGENIX FOR DRUG SAFETY MONITORING AND SUPPORT

•	New Technology to Help Accelerate Identification of Drug Safety Signals

BASKING RIDGE, NJ (Sept. 28, 2005) – Ingenix, a wholly owned subsidiary of UnitedHealth Group (NYSE: UNH), has been selected by the United States Food and Drug Administration (FDA) to help improve the effectiveness and speed of safety evaluations for pharmaceutical agents. The Ingenix program is built around a team of leading epidemiologists, complex analytic tools, and the largest and most complete longitudinal patient database available today. It will work with the FDA to monitor the safety of new drugs as well as conduct ad hoc safety studies on established pharmaceutical agents.

“We are pleased to provide our extensive data resources and analytic capabilities to help the FDA respond to the urgent need for improved drug safety,” said Terri Madison, PhD, MPH, president of i3 Drug Safety which will lead the Ingenix program. “These proactive efforts should enhance the FDA’s ability to identify and assess issues and potential risks related to pharmaceutical agents in a more timely fashion than ever before.”

About Ingenix

A leading health information company, Ingenix provides products and services to a diverse customer base within the health care community. Organizations rely on its innovative technology to improve the delivery and operations of their business. More information about Ingenix and its products and services can be obtained at www.ingenix.com.

About i3

i3, a global Ingenix company, provides integrated scientific strategies and solutions throughout pharmaceutical product lifecycle. It includes: i3 Research, a therapeutically specialized contract research organization; i3 Drug Safety, which is engaged in pharmacovigilance and epidemiology; i3 Statprobe, a technologically focused provider of comprehensive data services; i3 Pharma Resourcing, a world-class staffing partner; i3 Magnifi, which provides health economics and outcomes services; and i3 DLN, a provider of certified medical education. i3 helps companies gain sharper insights that lead to improved patient care. For more information, visit www.i3global.com.

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www.unitedhealthgroup.com

Forward-Looking Statements This Investor Conference book may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our stock option programs (including the consequences of our determination that the Company’s financial statements for the years ended 1994 to 2005, the interim periods contained therein, the quarter ended March 31, 2006, and all earnings and news releases, including for the quarters ended June 30, 2006 and September 30, 2006, and similar communications issued by the Company for such periods and the related reports of the Company’s independent registered public accounting firm should not be relied upon, the consequences of the resulting restatement of our financial statements for those periods, and delays in filing our quarterly reports on Form 10-Q for the second and third quarters of 2006), related governmental reviews by the SEC, IRS, U.S. Senate Finance Committee, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, and related shareholder derivative actions, shareholder demands and purported securities class actions, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare that may not be realized.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K and quarterly reports on Form 10-Q. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

For further information about the financial performance of UnitedHealth Group, contact: John Penshorn, senior vice president (952) 936-7214.